UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CC MEDIA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CC MEDIA HOLDINGS, INC.
200 East Basse Road, San Antonio, Texas 78209
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2009
          As a stockholder of CC Media Holdings, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of CC Media Holdings, Inc. to be held at the corporate headquarters of CC Media Holdings, Inc. at 200 East Basse Road, San Antonio, Texas 78209, on May 28, 2009, at 9:00 a.m. local time, for the following purposes:
1.	to elect 12 directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as the independent auditor of CC Media Holdings, Inc. for the year ending December 31, 2009; and

3.	to transact any other business which may properly come before the meeting or any adjournment thereof.
          Only stockholders of record at the close of business on April 29, 2009 are entitled to notice of and to vote at the annual meeting.
          Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact the Secretary of CC Media Holdings, Inc. at the corporate headquarters of CC Media Holdings, Inc. if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.
          Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.
By Order of the Board of Directors
Andrew W. Levin
Executive Vice President, Chief Legal Officer and
Secretary
San Antonio, Texas
April 30, 2009
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2009:
The Proxy Statement and Annual Report are available at:
http://bnymellon.mobular.net/bnymellon/ccmo.

2009 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT
          This proxy statement contains information related to the annual meeting of stockholders of CC Media Holdings, Inc. (herein referred to as “ CC Media”, “CC Media Holdings”, “the Company”, “we”, “our”, or “us”) to be held on Thursday, May 28, 2009, beginning at 9:00 a.m. local time, at the corporate offices of CC Media located at 200 East Basse Road, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about May 5, 2009.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of CC Media (the “Board”) is providing these proxy materials to you in connection with CC Media’s annual meeting of stockholders (the “annual meeting”), which will take place on May 28, 2009. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from CC Media’s 2008 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations. A proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting: the election of 12 directors to serve for the coming year and the ratification of Ernst & Young LLP as CC Media’s independent accountants for the year ending December 31, 2009.

Q:	Which of my shares may I vote?

A:	Each share of Class A common stock (as defined below) and each share of Class B common stock (as defined below) owned by you as of the close of business on April 29, 2009 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee. Each share of your Class A common stock is entitled to one vote at the annual meeting. Each holder of shares of Class B common stock will be entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock (as defined below) outstanding as of the Record Date for such vote by (b) the number of shares of Class B common stock outstanding as of the Record Date for such vote. Except as otherwise required by law, the holders of outstanding shares of Class C common stock will not be entitled to any votes upon any questions presented to stockholders of CC Media. As of the Record Date, all of the outstanding shares of Class B common stock and Class C common stock are held by CC IV (as defined below) and CC V (as defined below), respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of CC Media hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDER OF RECORD: If your shares are registered directly in your name with CC Media’s transfer agent, Mellon Investor Services LLC (“Mellon”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Mellon on behalf of CC Media. As the stockholder of record, you have the right to grant your voting proxy directly to CC Media or to vote in person at the annual meeting. CC Media has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Brokers will have discretion to vote the shares of customers who fail to provide voting instructions. Your broker will send you directions on how you can instruct your broker to vote. If you do not provide instructions to your broker to vote your shares, they may either vote your shares on the matters being presented at the annual meeting or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, CC Media recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of CC Media a proxy card dated later than your last vote, notifying the Secretary of CC Media in writing or voting at the annual meeting.

Q	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of outstanding shares of CC Media’s common stock representing a majority of the votes entitled to be cast is necessary to constitute a quorum at the annual meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter.

Q:	What are CC Media’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Ernst & Young LLP as CC Media’s independent accountants for the year ending December 31, 2009.

Q:	Where can I find the voting results of the annual meeting?

A:	CC Media will announce preliminary voting results at the annual meeting and publish final results in CC Media’s quarterly report on Form 10-Q for the second quarter of 2009, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 14, 2009.
THE BOARD OF DIRECTORS
          Our Board, which consists of 12 members, is responsible for the management and direction of CC Media and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of CC Media’s business through discussions with the Chief Executive Officer, the President and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them and by participating in Board and committee meetings.
          Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. However, since several entities controlled by Bain Capital Investors, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media Class A common stock do not have the voting power to elect the remaining 10 members of our Board. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc. (“Merger Sub”), CC Media, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. (collectively, with Highfields

Capital I LP and Highfields Capital II LP, the “Highfields Funds”), and Highfields Capital Management LP on May 13, 2008, one of the members of the Board who was to be elected by holders of CC Media’s Class A common stock was selected by Highfields Capital Management LP, which member was named to CC Media’s nominating and governance committee (the “Nominating and Governance Committee”) and who the parties to the Voting Agreement agreed would be Jonathon S. Jacobson, and the other director was selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed would be David C. Abrams. These directors will serve until the annual meeting and are nominated to stand for reelection. Until the date that the Highfields Funds own less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP. CC Media has also agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media shall cause at least one of the independent directors to be appointed to each of the committees of the Board and if such independent director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another independent director.
          The following section sets forth information, as of April 29, 2009, regarding those individuals who currently serve as our directors, all of whom are also the nominees to serve as directors of CC Media until the 2010 annual meeting of CC Media. Below is a list of the names, ages and positions of the individuals who serve as members of our Board. For a brief account of the business experience of the individuals who serve as members of our Board, please refer to the heading “PROPOSAL 1: ELECTION OF DIRECTORS” in this proxy statement.

			Director of
			CC Media
Name	Age	Position	Since
Mark P. Mays	45	Chief Executive Officer and Director	2008

Randall T. Mays	43	President, Chief Financial Officer and Director	2008

David C. Abrams	48	Director	2008

Steven W. Barnes	49	Director	2007

Richard J. Bressler	51	Director	2007

Charles A. Brizius	40	Director	2007

John P. Connaughton	43	Director	2007

Blair E. Hendrix	44	Director	2008

Jonathon S. Jacobson	48	Director	2008

Ian K. Loring	42	Director	2007

Scott M. Sperling	51	Director	2007

Kent R. Weldon	41	Director	2007
BOARD MEETINGS
          During 2008, the Board held three meetings (two regular meetings and one special meeting). Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.
STOCKHOLDER MEETING ATTENDANCE
          CC Media encourages, but does not require, directors to attend the annual meetings of stockholders. CC Media did not have an annual meeting in 2008.
INDEPENDENCE OF DIRECTORS
          In February 2009, the Board adopted the NASDAQ standards for determining the independence of its members. To be considered independent under NASDAQ rules, a director may not be employed by CC Media or engage in certain types of business dealings with CC Media. As required by NASDAQ rules, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by CC Media with regard to each director’s business and personal activities as they relate to CC Media. As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, David C. Abrams and Jonathon S. Jacobson are independent of CC Media under the listing standards of NASDAQ.
COMMITTEES OF THE BOARD
          The Board has three standing committees: the Compensation Committee (the “Compensation Committee”), the Nominating and Governance Committee and the Audit Committee (the “Audit Committee”). Each committee has a written charter which guides its operations. The written charters are all available on CC Media’s Internet website at www.ccmediaholdings.com, or a copy may be obtained upon request from the Secretary of CC Media. The table below sets forth the members of each committee.
BOARD COMMITTEE MEMBERSHIP

Nominating and
	Compensation	Governance	Audit
Name	Committee	Committee	Committee
David C. Abrams	X		X
Steven W. Barnes		X
Charles A. Brizius		X
Richard J. Bressler	X		X
John P. Connaughton	X	X
Blair E. Hendrix			X
Jonathon S. Jacobson	X	X
Ian K. Loring	X
Mark P. Mays
Randall T. Mays
Scott M. Sperling		X
Kent R. Weldon	X

X = Committee member
          The Compensation Committee
          The Compensation Committee administers CC Media’s stock option plans and performance-based compensation plans, determines compensation arrangements for all executives and makes recommendations to the Board concerning the compensation, if any, of directors of CC Media and its subsidiaries (except with respect to matters related to the compensation of the officers and directors of CC Media’s publicly traded indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”)). The Compensation Committee met three times during 2008. David C. Abrams and Jonathon S. Jacobson are independent as defined by CC Media’s independence standards.

          The Compensation Committee has the ability, under its charter, to select and retain, at the expense of CC Media, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in CC Media’s industry and to provide advice so that CC Media can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.
          The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:
          • assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;
          • review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of CC Media, to evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and to determine and approve the Chief Executive Officer’s and other executive officers’ compensation level based on this evaluation; and
          • make recommendations to the Board with respect to the adoption of new compensation, incentive-compensation plans and equity-based plans and administer existing compensation, incentive-compensation plans and equity-based plans.
          The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of CC Media. Such subcommittees shall be composed solely of directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). In order to help it carry out its responsibilities, the Compensation Committee has created an Executive Performance Subcommittee (the “Subcommittee”).
          The Nominating and Governance Committee
          The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders, and makes recommendations to the Board regarding such candidates as well as committee membership. The Nominating and Governance Committee did not meet during 2008. Jonathon S. Jacobson is independent as defined by CC Media’s independence standards.
          Our directors play a critical role in guiding CC Media’s strategic direction and oversee the management of CC Media. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which CC Media operates.
          Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to CC Media. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
          The Nominating and Governance Committee will consider director candidates recommended by stockholders, so long as such recommendation is made in accordance with the Amended and Restated Bylaws of CC Media (the “Bylaws”). Any stockholder wishing to propose a nominee must submit a recommendation in writing to the Secretary of CC Media not less than 90 days nor more than 120 days prior to the first anniversary of the date on which CC Media first mailed its proxy materials for the preceding year’s annual meeting of stockholders. Such a written recommendation must set forth (1) all information relating to the director candidate that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act, such as the director candidate’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the recommending stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed director candidate, and his or her respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the recommendation and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. Stockholders should direct such proposals to: Board of Directors — Presiding Director, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
          The Audit Committee
          The Audit Committee is responsible for reviewing CC Media’s accounting practices and audit procedures. Additionally, Audit Committee member David C. Abrams has been designated a “Financial Expert” as defined by the SEC. See the Audit Committee Report later in this proxy statement, which details the duties and performance of the Audit Committee. The Audit Committee met three times during 2008. David C. Abrams of the Audit Committee is independent as defined by the standards of the Sarbanes-Oxley Act of 2002 and CC Media’s independence standards.
STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD
          Stockholders and interested parties desiring to communicate with the Board should do so by sending regular mail to: Board of Directors — Presiding Director, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
PROPOSAL 1: ELECTION OF DIRECTORS
          The Board intends to nominate at the annual meeting of stockholders the 12 persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of stockholders or until his or her successor shall have been elected and qualified, subject to earlier resignation, removal, death, or disqualification. The directors are to be elected by a majority of the votes cast at the annual meeting by the holders of the shares of CC Media common stock represented and entitled to be voted at the annual meeting. Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. However, since the Sponsors hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media Class A common stock do not have the voting power to elect the remaining 10 members of our Board. Pursuant to the Voting Agreement, one of the members of the Board who was to be elected by holders of CC Media’s Class A common stock was selected by Highfields Capital Management LP, which member was named to the Nominating and Governance Committee and who the parties to the Voting Agreement agreed would be Jonathon S. Jacobson, and the other director was selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed would be David C. Abrams. These directors will serve until the annual meeting and are nominated to stand for reelection. Until the date that the Highfields Funds own less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP. CC Media has also agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media shall cause at least one of the independent directors to be appointed to each of the committees of the Board and if such independent director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another independent director. Abstentions shall not count as a vote cast in the election of a director nominee. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
          NOMINEES FOR DIRECTOR
          The nominees for director are Mark P. Mays, Randall T. Mays, David C. Abrams, Steven W. Barnes, Richard J. Bressler, Charles A. Brizius, John P. Connaughton, Blair E. Hendrix, Jonathon S. Jacobson, Ian K. Loring, Scott M. Sperling and Kent R. Weldon.
          Mark P. Mays was appointed Chief Executive Officer and a director of CC Media on July 30, 2008. Mr. Mark P. Mays also served as President and Chief Operating Officer of Clear Channel Communications, Inc., an indirect wholly-owned subsidiary of CC Media (“Clear Channel”), from February 1997 until his appointment as its President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel in February 2006. Mr. Mark P. Mays has been one of Clear Channel’s directors since May 1998. Additionally, he serves as a director for CC Media’s publicly traded subsidiary, CCOH. Mr. Mark P. Mays is the son of L. Lowry Mays, CC Media’s Chairman Emeritus and the brother of Randall T. Mays, CC Media’s President and Chief Financial Officer.
          Randall T. Mays was appointed as CC Media’s President and Chief Financial Officer and as a director of CC Media on July 30, 2008. Mr. Randall T. Mays was appointed as Clear Channel’s Executive Vice President and Chief Financial Officer in February 1997 and was appointed as Clear Channel’s Secretary in April 2003. He relinquished his duties as Secretary in 2004. Mr. Randall T. Mays was appointed Clear Channel’s President in February 2006. Mr. Randall T. Mays has been one of Clear Channel’s directors since April 1999. Additionally, he serves as a director for CC Media’s publicly traded subsidiary, CCOH. Mr. Randall T. Mays is the son of L. Lowry Mays, CC Media’s Chairman Emeritus and the brother of Mark P. Mays, CC Media’s Chief Executive Officer.
          David C. Abrams is the managing partner of Abrams Capital, a Boston-based investment firm he founded in 1998. Abrams Capital manages in excess of $3 billion in assets across a wide spectrum of investments. Mr. Abrams serves on the Board of Directors of Crown Castle International, Inc. (NYSE: CCI) and several private companies and also serves as a Trustee of Berklee College of Music and Milton Academy. He received a BA from the University of Pennsylvania. Mr. Abrams has been one of CC Media’s directors since July 30, 2008.
          Steven W. Barnes has been associated with Bain Capital Partners, LLC since 1988 and has been a Managing Director since 2000. In addition to working for Bain Capital Partners, LLC, he also held senior operating roles of several Bain Capital portfolio companies including Chief Executive Officer of Dade Behring, Inc., President of Executone Business Systems, Inc., and President of Holson Burnes Group, Inc. Prior to 1988, he held several senior management positions in the Mergers & Acquisitions Support Group of PricewaterhouseCoopers. Mr. Barnes presently serves on several boards including CRC Health Corporation and Accellent Inc. He is also active in numerous community activities including being a member of the Board of Director’s of Make-A-Wish Foundation of Massachusetts, the United Way of Massachusetts Bay, the Trust Board of Children’s Hospital in Boston, the Syracuse University School of Management Corporate Advisory Council and the Executive Committee of the Young President’s Organization in New England. He received a B.S. from Syracuse University and is a Certified Public Accountant. Mr. Barnes has been one of CC Media’s directors since May 2007.
          Richard J. Bressler is a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. from May 2001 through 2005, with responsibility for managing all strategic, financial, business development and technology functions. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young since 1979. Mr. Bressler is currently a Director of Clear Channel Communications, Inc., Warner Music Group Corp. (NYSE:WMG), Gartner, Inc. (NYSE:IT) and The Nielsen Company. In addition Mr. Bressler is a Board Observer at Univision Communications, Inc., and a member of J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. from Adelphi University. Mr. Bressler has been one of CC Media’s directors since May 2007.

          Charles A. Brizius is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P., Mr. Brizius worked in the Corporate Finance Department at Morgan Stanley & Co. Incorporated. Mr. Brizius has also worked as a securities analyst at The Capital Group Companies, Inc. and as an accounting intern at Coopers & Lybrand. Mr. Brizius is currently a director of Ariel Holdings Ltd. His prior directorships include Big V Supermarkets, Inc., Eye Care Centers of America, Inc., Front Line Management Companies, Inc., Houghton Mifflin Company, Spectrum Brands, Inc., TransWestern Publishing, United Industries Corporation and Warner Music Group Corp. Mr. Brizius holds a B.B.A., magna cum laude, in Finance and Accounting from Southern Methodist University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Brizius presently serves as President of the Board of Trustees of The Institute of Contemporary Art, Boston, Trustee of the Buckingham Browne & Nichols School and Board Member of The Steppingstone Foundation. Mr. Brizius has been one of CC Media’s directors since May 2007.
          John P. Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital Partners, LLC, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton currently serves as a director of Warner Music Group Corp., AMC Theatres, SunGard Data Systems, Hospital Corporation of America (HCA), Quintiles Transnational Corp., Warner Chilcott and CRC Health Corporation. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Connaughton has been one of CC Media’s directors since May 2007.
          Blair E. Hendrix is a Managing Director at Bain Capital Partners, LLC. Prior to joining the firm in 2000, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he cofounded. Earlier in his career, Mr. Hendrix was with Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm where he worked in a variety of industries. Mr. Hendrix received a B.A. from Brown University. Mr. Hendrix has been one of CC Media’s directors since October 2008. Additionally, he serves as a director for CC Media’s publicly traded subsidiary, CCOH.
          Jonathon S. Jacobson founded Highfields Capital Management, a Boston-based investment firm, in July 1998. Prior to founding Highfields, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment. At HMC, Mr. Jacobson managed both a U.S. and an Emerging Markets equity fund. Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets. Mr. Jacobson received an M.B.A. from the Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983. Mr. Jacobson is a member of the Asset Managers’ Committee of the President’s Working Group on Financial Markets, which was formed in 2007 to foster a dialogue with the Federal Reserve Board and Department of the Treasury on issues of significance to the investment industry. He is a Trustee of Brandeis University, where he is a member of both the Executive and Investment Committees, and Gilman School, where he also serves on the investment committee. He also serves on the boards of the Birthright Israel Foundation and Facing History and Ourselves and is a member of the Board of Dean’s Advisors at the Harvard Business School. Mr. Jacobson has been one of CC Media’s directors since July 30, 2008.
          Ian K. Loring is a Managing Director at Bain Capital Partners, LLC. Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Warner Music Group Corp., Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave. Currently, Mr. Loring sits on the Board of Directors of Warner Music Group Corp. He also volunteers for a variety of non-profit organizations and is a Director of the Linda Loring Nature Foundation. Prior to joining Bain Capital Partners, LLC, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He received an M.B.A. from Harvard Business School and a B.A. from Trinity College. Mr. Loring has been one of CC Media’s directors since May 2007.

          Scott M. Sperling is Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling’s current directorships include Thermo Fisher Scientific Inc. and Warner Music Group Corp. and his prior directorships include Hawkeye Holdings, Experian Information Solutions, Fisher Scientific, Front Line Management Companies, Inc., Houghton Mifflin Co., The Learning Company, LiveWire, LLC, PriCellular Corp., ProcureNet, ProSiebenSat.1, Tibbar, LLC, Wyndham Hotels and several other private companies. Prior to joining Thomas H. Lee Partners, L.P. in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling is also a director of several charitable organizations including the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts, The Harvard Business School’s Board of Dean’s Advisors and The Harvard Business School’s Rock Center for Entrepreneurship. Mr. Sperling has been one of CC Media’s directors since May 2007.
          Kent R. Weldon is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P., Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Financial Institutions Group. Mr. Weldon also worked at Wellington Management Company, an institutional money management firm. Mr. Weldon is currently a director of Michael Foods and Nortek Inc. His prior directorships include FairPoint Communications, Inc., Fisher Scientific and Progressive Moulded Products. Mr. Weldon holds a B.A., summa cum laude, in Economics and Arts and Letters Program for Administrators from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Weldon has been one of CC Media’s directors since May 2007.
MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.
CODE OF BUSINESS CONDUCT AND ETHICS
          In 2002, Clear Channel adopted a Code of Business Conduct and Ethics, as amended from time to time (the “Code”), applicable to all of its directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, which constitutes a “code of ethics” as defined by applicable rules of the SEC. Upon the consummation of the Merger (as defined below), Clear Channel became an indirect wholly-owned subsidiary of CC Media and certain members of Clear Channel management entered into employment agreements with, and were appointed as officers of, CC Media. Accordingly, the Code applies to the principal executive officer, principal financial officer and principal accounting officer of CC Media, as these individuals are the principal executive officer, principal financial officer and principal accounting officer, respectively, of Clear Channel. The Code is publicly available on CC Media’s Internet website at www.ccmediaholdings.com. A copy may also be obtained upon request from the Secretary of CC Media.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CC Media’s common stock as of April 29, 2009 for each director currently serving on the Board and each of the nominees for director, each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to CC Media to beneficially own more than 5% of CC Media’s outstanding shares of common stock. At the close of business on April 29, 2009, there were 23,586,874 shares of CC Media Class A common stock, 555,556 shares of CC Media Class B common stock and 58,967,502 shares of CC Media Class C common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
          All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which are ultimately controlled jointly by the Sponsors. Subject to certain limitations discussed in the footnotes below, each share of Class B common stock and Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. These shares represent in the aggregate approximately 72% (whether measured by voting power or economic interest) of the equity of CC Media.

	Number of	Number	Number of
	Shares of	of Shares	Shares of	Percentage of
	Class A	of Class B	Class C	Outstanding Common
Name and Address of	Common	Common	Common	Stock on an As-
Beneficial Owner (1)	Stock	Stock	Stock	Converted Basis (2)
Bain Capital Investors, LLC and Related Investment Funds c/o Bain Capital Partners, LLC 111 Huntington Avenue Boston, Massachusetts 02199	—	555,556 (3)	58,967,502 (4)	72%

Thomas H. Lee Partners, L.P. and Related Investment Entities c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, Massachusetts 02110	—	555,556 (5)	58,967,502 (6)	72%

Highfields Capital Management LP and Managed Investment Funds (7) John Hancock Tower 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	9,950,510	—	—	12%

FMR LLC and Related Investment Funds (8)	4,287,500	—	—	5%

Mark P. Mays (9)	855,352	—	—	1%

Randall T. Mays (10)	855,352	—	—	1%

L. Lowry Mays (11)	722,249	—	—	*

John E. Hogan (12)	33,331	—	—	*

Andrew W. Levin (13)	14,383	—	—	*

David C. Abrams (14)	—	—	—	—

	Number of	Number	Number of
	Shares of	of Shares	Shares of	Percentage of
	Class A	of Class B	Class C	Outstanding Common
Name and Address of	Common	Common	Common	Stock on an As-
Beneficial Owner (1)	Stock	Stock	Stock	Converted Basis (2)
Steven W. Barnes (15)	—	—	—	—

Richard J. Bressler (16)	—	—	—	—

Charles A. Brizius (16)	—	—	—	—

John P. Connaughton (15)	—	—	—	—

Blair E. Hendrix (15)	—	—	—	—

Jonathon S. Jacobson (7)	—	—	—	—

Ian K. Loring (15)	—	—	—	—

Scott M. Sperling (16)	—	—	—	—

Kent R. Weldon (16)	—	—	—	—

All directors and executive officers as a group (15 individuals) (17)	2,488,585	—	—	3%

*	Means less than 1%.

(1)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(2)	Percentage ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(3)	Represents the 555,556 shares of Class B common stock, par value of $0.001 per share, of CC Media (the “Class B common stock”) owned by CC IV. Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CC Media (the “Certificate of Incorporation”), each share of Class B common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock will be entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock (as defined below) outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV. Each of BCI, BCP IX and Bain Fund IX expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(4)	Represents the 58,967,502 shares of Class C common stock, par value $0.001 per share, of CC Media (the “Class C common stock”) owned by CC V. Subject to certain limitations set forth in the Certificate of Incorporation, each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Except as otherwise required by law, the holders of outstanding shares of Class C common stock will not be entitled to any votes upon any questions presented to stockholders of CC Media. BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”) and which also holds 50% of the limited liability company interests in CC Capital V Manager, LLC (“CC V Manager”). CC V Manager is the general partner of CC V. BCI is the general partner of BCP IX, which is the general partner of each of Bain Fund IX, Bain Capital (CC) IX Coinvestment, L.P. (“Bain Coinvest IX”), Bain Capital (CC) IX Offshore, L.P. (“Bain Offshore Fund IX”), and Bain Capital (CC) IX Coinvestment Offshore, L.P. (“Bain Offshore Coinvest IX” and, together with Bain Fund IX, Bain Coinvest IX and Bain Offshore Fund IX, collectively, the “Bain Fund IX Entities”). BCI is also the general partner of Bain Capital Partners (CC) X, L.P. (“BCP X”), which is the general partner of each of Bain Capital (CC) X, L.P. (“Bain Fund X”), Bain Capital (CC) X Coinvestment, L.P. (“Bain Coinvest X”), Bain Capital (CC) X

Coinvestment Offshore, L.P. (“Bain Offshore Coinvest X”) and Bain Capital (CC) X Offshore, L.P. (“Bain Offshore Fund X” and, together with Bain Fund X, Bain Coinvest X and Bain Offshore Coinvest X, the “Bain Fund X Entities”). BCI is also the managing partner of each of BCIP Associates — G (“BCIP Associates G”), BCIP Associates III (“BCIP Associates III”), BCIP Associates III — B (“BCIP Associates III — B”), BCIP Trust Associates III (“BCIP Trust Associates III”) and BCIP Trust Associates III-B (“BCIP Trust Associates III B”) and BCIP Associates III is the manager and sole member of BCIP Associates III, LLC, BCIP Associates III-B is the manager and sole member of BCIP Associates III-B, LLC, BCIP Trust Associates III is the manager and sole member of BCIP T Associates III, LLC, and BCIP Trust Associates III-B is the manager and sole member of BCIP T Associates III-B, LLC. BCIP Associates III, LLC, BCIP Associates III-B, LLC, BCIP T Associates III, LLC, BCIP T Associates III-B, LLC and BCIP Associates G are collectively referred to as the “BCIP Entities”. Each of the Bain Fund IX Entities, the Bain Fund X Entities and the BCIP Entities hold limited partnership interests of Bain CC Investors, which holds 50% of the limited partnership interests in CC V. Each of BCI, Bain CC Partners, Bain CC Investors, CC V Manager, BCP IX, BCP X, each of the Bain Fund IX Entities, each of the Bain Fund X Entities, BCIP Associates III, BCIP Associates III-B, BCIP Trust Associates III, BCIP Trust Associates III-B and each of the BCIP Entities expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(5)	Represents the 555,556 shares of Class B common stock owned by CC IV. Subject to certain limitations set forth in the Certificate of Incorporation, each share of Class B common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock will be entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the record date for such vote and the number of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Thomas H. Lee Advisors, LLC (“THLA”) is the general partner of Thomas H. Lee Partners, L.P. (“THLP”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of Thomas H. Lee Equity Fund VI, L.P. (the “THL Fund”), which holds 50% of the limited liability company interests in CC IV. Each of THLA, THLP, THL Advisors and the THL Fund expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(6)	Represents the 58,967,502 shares of Class C common stock owned by CC V. Subject to certain limitations set forth in the Certificate of Incorporation, each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Except as otherwise required by law, the holders of outstanding shares of Class C common stock will not be entitled to any votes upon any questions presented to stockholders of CC Media. THLA is the general partner of THLP, which is the sole member of THL Advisors, which is the general partner of each of the THL Fund and THL Equity Fund VI Investors (Clear Channel), L.P. (the “THL Investors Fund”). THLP is the general partner of each of THL Coinvestment Partners, L.P. (“THL Coinvestment”) and THL Operating Partners, L.P. (“THL Operating”) and THL Advisors is the general partner of each of Thomas H. Lee Parallel Fund VI, L.P. (“THL Parallel”) and Thomas H. Lee Parallel (DT) Fund VI, L.P. (“THL Parallel DT”), each of which entities is a limited partner in the THL Investors Fund. THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V. The THL Fund and the THL Investors Fund collectively hold 50% of the limited partnership interests in CC V. Each of THLA, THLP, THL Advisors, CC V Manager, the THL Fund, the THL Investors Fund, THL Coinvestment, THL Operating, THL Parallel and THL Parallel DT expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(7)	Highfields Capital Management LP (“Highfields Capital Management”) is the investment manager to Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”). Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management. Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III. Each of Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I, Highfields II and Highfields III disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself. Mr. Jacobson is a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates. Mr. Jacobson may be

deemed to have voting and dispositive power with respect to all of the shares of Class A common stock held by Highfields I, Highfields II and Highfields III. Mr. Jacobson disclaims beneficial ownership of any securities owned beneficially or of record by any other person or persons. The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The business address of Highfields III is c/o Goldman Sachs (Cayman) Trust, Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.

(8)	As reported on Schedule 13G/A filed on February 17, 2009. FMR LLC, a Delaware limited liability company, is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Exchange Act. Fidelity Management & Research Company, a Delaware corporation, is a wholly-owned subsidiary of FMR LLC, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and provides investment advisory services to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management & Research Company was the beneficial owner of and had sole dispositive power over 4,287,500 shares of Class A common stock as of December 31, 2008. Fidelity Dividend Growth Fund was the beneficial owner of 1,200,000 shares of Class A common stock as of December 31, 2008. Fidelity Equity-Income Fund was the beneficial owner of 2,159,142 shares of Class A common stock as of December 31, 2008. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each have sole power to dispose of the 4,287,500 shares of Class A common stock owned by the funds. The business address of FMR LLC, Fidelity Management & Research Company, Fidelity Dividend Growth Fund, Fidelity Equity-Income Fund and Mr. Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	Includes stock options representing 66,628 shares of Class A common stock held by Mr. Mark P. Mays and 102,168 shares of Class A common stock held by MPM Partners, Ltd. Mr. Mark P. Mays controls the sole general partner of MPM Partners, Ltd.

(10)	Includes stock options representing 66,628 shares of Class A common stock held by Mr. Randall T. Mays and 102,168 shares of Class A common stock held by RTM Partners, Ltd. Mr. Randall T. Mays controls the sole general partner of RTM Partners, Ltd.

(11)	Includes stock options representing 102,137 shares of Class A common stock held by Mr. L. Lowry Mays and 542,112 shares of Class A common stock held by LLM Partners, Ltd. Mr. L. Lowry Mays shares control of the sole general partner of LLM Partners, Ltd.

(12)	Includes stock options representing 10,831 shares of Class A common stock held by Mr. John E. Hogan.

(13)	Includes stock options representing 4,133 shares of Class A common stock held by Mr. Andrew W. Levin.

(14)	David C. Abrams is the managing member of Abrams Capital Management, LLC (“Abrams Capital”) and Pamet Capital Management, LLC (“Pamet LLC”). Pamet LLC is the general partner of Pamet Capital Management, L.P. (“Pamet LP”). Pamet LP is the investment manager of Abrams Capital International, Ltd., Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, LP, and Abrams Capital is the investment manager of Riva Capital Partners, L.P. (collectively, with Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, LP, the “Abrams Funds”), which collectively owned 2,495,506 shares of Class A common stock as of December 31, 2008. By virtue of this relationship, Mr. Abrams may be deemed to share voting and dispositive power with respect to all of the shares of Class A common stock held by the Abrams Funds. Mr. Abrams expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act. The business address of Mr. Abrams is c/o Abrams Capital, LLC, 222 Berkeley Street, Boston, Massachusetts 02116.

(15)	Steven W. Barnes, John P. Connaughton, Blair E. Hendrix and Ian K. Loring are managing directors and members of BCI and, by virtue of this and the relationships described in footnotes (2) and (3) above, may be deemed to share voting and dispositive power with respect to all of the shares of Class B common stock held by CC IV and all of the shares of Class C common stock held by CC V. Each of Messrs. Barnes, Connaughton, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Barnes, Connaughton, Hendrix and Loring is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(16)	Richard J. Bressler, Charles A. Brizius, Scott M. Sperling and Kent R. Weldon are managing directors of THLA and limited partners of THLP and, by virtue of this and the relationships described in footnotes (4) and (5) above, may be deemed to share voting and dispositive power with respect to all of the shares of Class B common stock held by CC IV and all of the shares of Class C common stock held by CC V. Each of Messrs. Bressler, Brizius, Sperling and Weldon expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Bressler, Brizius, Sperling and Weldon is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(17)	Includes stock options representing 252,893 shares of Class A common stock held by such persons, 102,168 shares of Class A common stock held by MPM Partners, Ltd., 102,168 shares of Class A common stock held by RTM Partners, Ltd. and 542,112 shares of Class A common stock held by LLM Partners, Ltd.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
David C. Abrams, Richard J. Bressler, John P. Connaughton,
Jonathon S. Jacobson, Ian K. Loring and Kent R. Weldon
COMPENSATION DISCUSSION AND ANALYSIS
          The following compensation discussion and analysis contains statements regarding company and individual performance measures and other goals. These goals are disclosed in the limited context of CC Media’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. CC Media specifically cautions investors not to apply these statements to other contexts.
Introduction
          On November 16, 2006, Clear Channel entered into an Agreement and Plan of Merger, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, to effect the acquisition of Clear Channel by CC Media (the “Merger Agreement”). On July 30, 2008, upon the satisfaction of the conditions set forth in the Merger Agreement, CC Media acquired Clear Channel (the “Merger”). The Merger was effected by the merger of Merger Sub, an indirect subsidiary of CC Media, with and into Clear Channel. As a result of the Merger, Clear Channel became a wholly-owned subsidiary of CC Media, held indirectly through intermediate holding companies. Upon the consummation of the Merger, CC Media became a public company and Clear Channel ceased to be a public company.
          At the effective time of the Merger, Clear Channel’s shareholders who elected to receive cash consideration in connection with the Merger received $36.00 in cash for each pre-merger share of Clear Channel’s outstanding common stock they owned. Pursuant to the Merger Agreement, as an alternative to receiving the $36.00 per share cash consideration, Clear Channel’s shareholders were offered the opportunity to exchange some or all of their pre-merger shares on a one-for-one basis for shares of common stock in CC Media. Immediately following the Merger, those shares represented, in the aggregate, approximately 25% (whether measured by voting power or economic interest) of the equity of CC Media.

          Several new entities controlled by the Sponsors acquired directly or indirectly through newly formed companies (each of which is ultimately controlled jointly by the Sponsors) shares of stock in CC Media. Immediately following the Merger, those shares represented, in the aggregate, approximately 72% (whether measured by voting power or economic interest) of the equity of CC Media. In connection with the Merger, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays rolled over unrestricted common stock, restricted equity securities, and “in the money” stock options exercisable for common stock of Clear Channel, with an aggregate value of approximately $45 million, in exchange for equity securities of CC Media, and Messrs. Mark P. Mays and Randall T. Mays received restricted stock of CC Media with an aggregate value of approximately $40 million (in each case based upon the per share price paid by the Sponsors for shares of CC Media in connection with the Merger). Certain other members of Clear Channel’s management also rolled over restricted equity securities and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CC Media. Accordingly, the remaining approximately 3% of the equity of CC Media was held by Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain members of Clear Channel’s management.
          Upon the consummation of the Merger, a new Board of CC Media was constituted, the new Compensation Committee, the new Audit Committee and the new Nominating and Governance Committee were formed and certain members of Clear Channel’s management entered into employment agreements with CC Media.
          Accordingly, upon the consummation of the Merger, CC Media’s named executive officers were governed by the new compensation programs and practices developed and implemented by CC Media. Consequently, this Compensation Discussion and Analysis section of the proxy statement primarily focuses on the objectives, administration and payment of executive compensation following the consummation of the Merger. Except where relevant to provide context for the payment of post-Merger compensation, this Compensation Discussion and Analysis section does not contain a detailed analysis of pre-Merger compensation since CC Media is of the view that, as a recently formed, publicly-held company, an analysis of the compensation decisions that were made for the named executive officers during their employment with Clear Channel prior to the Merger or a detailed discussion of CC Media’s compensation programs or philosophies prior to the Merger would not accurately reflect CC Media’s compensation programs and philosophies going forward. Notwithstanding the foregoing, the 2008 Summary Compensation Table and each of the other related tables set forth below in this proxy statement contain all of the plan and non-plan compensation awarded to, earned by or paid to the named executive officers during 2008, 2007 and 2006.
          As set forth in the 2008 Summary Compensation Table, Mark P. Mays, the Chief Executive Officer of CC Media (the Principal Executive Officer of CC Media); Randall T. Mays, the President and Chief Financial Officer of CC Media (the Principal Financial Officer of CC Media); L. Lowry Mays, the Chairman Emeritus of the Board of CC Media; John E. Hogan, the President and Chief Executive Officer of Clear Channel’s radio division; and Andrew W. Levin, the Executive Vice President, Chief Legal Officer and Secretary of CC Media (L. Lowry Mays, John E. Hogan and Andrew W. Levin, together representing the three next most highly compensated executive officers for services rendered in all capacities to CC Media) are CC Media’s named executive officers for the 2008 fiscal year. In connection with the Merger, each of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays, and John E. Hogan entered into new, five-year employment agreements. Mr. Andrew W. Levin does not have an employment agreement.
          The new employment agreements for Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and John E. Hogan generally set forth information regarding base salary, annual incentive bonus, long-term incentive compensation and other employee benefits. These new employment agreements were negotiated on an arm’s-length basis between each of the executives and CC Media’s Board prior to the effectiveness of the Merger. In January 2009, Messrs. Mark P. Mays’ and Randall T. Mays’ employment agreements were amended as further described below. For a more detailed description of the employment agreements of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and John E. Hogan, please refer to “—Employment Agreements with the Named Executive Officers”.
Compensation Programs Terminated in Connection with the Merger
          On July 30, 2008, prior to the consummation of the Merger, Clear Channel terminated its 2000 Employee Stock Purchase Plan. At the effective time of the Merger, each share held under the plan was converted into the right to receive a cash payment equal to the value of $36.00 per share. In addition, except with respect to certain stock options and shares of restricted stock of Clear Channel that were converted into stock options and shares of restricted stock of CC Media as of July 30, 2008, Clear Channel terminated each of the following incentive plans: Clear Channel’s 1994 Incentive Stock Option Plan; 1994 Nonqualified Stock Option Plan; 1998 Stock Incentive Plan; 2001 Stock Incentive Plan; Clear Channel Sharesave Scheme; The Ackerly Group, Inc. Fifth Amended and Restated Employees Stock Option Plan; The 1998 AMFM Inc. Stock Option Plan; The 1999 AMFM Inc. Stock Option Plan; Capstar Broadcasting Corporation 1998 Stock Option Plan; Jacor Communication, Inc. 1997 Long-Term Incentive Stock Plan; The Marquee Group, Inc. 1996 Stock Option Plan; SFX Entertainment, Inc. 1998 Stock Option and Restricted Stock Plan; and SFX Entertainment, Inc. 1999 Stock Option and Restricted Stock Plan. Each of the incentive plans under which certain stock options and shares of restricted stock of Clear Channel that were converted into stock options and shares of restricted stock of CC Media were granted (the 1994 Nonqualified Stock Option Plan; the 1998 Stock Incentive Plan; the 2001 Stock Incentive Plan; the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan; The Marquee Group, Inc. 1996 Stock Option Plan; and the SFX Entertainment, Inc. 1999 Stock Option Plan and Restricted Stock Plan) will terminate only at the time when the last outstanding stock option or share of restricted stock granted under such plan expires or, in the case of options, is exercised or, in the case of restricted stock, is no longer subject to restrictions.
Overview and Objectives of CC Media’s Compensation Program
          CC Media believes that compensation of its named executive officers should be directly and materially linked to operating performance. The fundamental objective of CC Media’s compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which CC Media competes for talent and which align the interests of CC Media’s executives with the interests of CC Media’s stockholders.
          Overall, CC Media has designed its compensation program to:
•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with stockholders.
          CC Media seeks to achieve these objectives through a variety of compensation elements:
•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on CC Media’s performance and, for certain executives, individual performance during the prior fiscal year;

•	long-term incentive compensation, delivered in the form of equity awards that are awarded based on competitive pay practices and other factors described below, and that are designed to align the executives’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.
Compensation Practices
          The Compensation Committee will typically determine total compensation, as well as the individual components of such compensation, of CC Media’s named executive officers on an annual basis. All compensation decisions are made within the scope of any employment agreement.
          In making decisions with respect to each element of executive compensation, the Compensation Committee will consider the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors will be considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term incentive compensation delivered through equity awards) to award the named executive officers. These factors may include, among others:
•	the terms of any employment agreement;

•	the Chief Executive Officer’s (other than for himself) recommendations;

•	how proposed amounts of total compensation to CC Media’s executives compare to amounts paid to similar executives of the Media Peers (as defined below) both for the prior year and over a multi-year period;

•	the value of previous equity awards;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.
          The Compensation Committee’s goal will be to award compensation that is reasonable when all elements of potential compensation are considered.
          In January 2008, Clear Channel’s compensation committee engaged Hewitt, an independent leading national executive compensation consulting firm, to develop and provide market pay data (including base salary, bonus, total cash compensation, long-term incentive compensation and total compensation data) to better evaluate the appropriateness and competitiveness of the overall compensation paid to Mr. John E. Hogan. Compensation objectives were developed based on market pay data from proxy statements and other sources, when available, of leading media companies identified as key competitors for business and/or executive talent (the “Media Peers”). Mr. John E. Hogan’s individual pay components and total compensation were benchmarked against similarly situated executives of the Media Peers.
          The Media Peers include Belo Corp., CBS Corporation, Comcast Corporation, The Walt Disney Company, Gannett Company, Inc., IAC/Interactive Corp., Lamar Advertising, News Corporation, Time Warner Inc., Tribune Company, Viacom, Inc. and Yahoo! Inc. Hewitt selected the Media Peers in consultation with Clear Channel’s compensation committee by selecting companies comparable to Clear Channel on the basis of criteria including market capitalization, total assets, total revenue, EBITDA, cash flow and number of employees. The Media Peers do not include companies in the Radio Index, which historically was used for Clear Channel’s, and is currently being used for CC Media’s, stock performance graph, due to the fact that the companies comprising the Radio Index are smaller in size and have less diversified business operations than the Media Peers. The Compensation Committee believes that the Media Peers are more comparable to CC Media for executive compensation purposes.
          Set forth below is a table showing the compensation of executives of the Media Peers similarly situated to Mr. John E. Hogan:

						Total
						Long-
					Total Cash	Term
				Bonus	Compen-	(Black-	Total
	Revenues	Executive (1)	Salary	Total (2)	sation	Scholes)	Compensation
Company	($M)	$	$	$	$	$	$

BELO CORP.	1,588	WILLIAMSON, DENNIS A.	500,000	341,250	841,250	720,725	1,561,975
CBS CORPORATION	14,320	GORDON, SUSAN C.	780,121	475,000	1,255,121	1,511,446	2,766,567
COMCAST CORPORATION	24,966	SMITH, LAWRENCE S.	1,226,000	1,531,250	2,757,250	6,293,831	9,051,081
GANNETT COMPANY, INC.	8,033	OGDEN, ROGER L.	551,667	360,000	911,667	1,328,860	2,240,527
IAC/INTERACTIVE CORP.	6,278	BLATT, GREGORY R.	550,000	1,000,000	1,550,000	5,976,238	7,526,238
NEWS CORPORATION	28,655	DEVOE, DAVID F.	2,853,750	7,000,000	9,853,750	1,700,308	11,554,058
TIME WARNER INC.	44,224	PACE, WAYNE H.	1,000,000	2,000,000	3,000,000	2,837,900	5,837,900
TRIBUNE COMPANY	5,518	REARDON, JOHN E.	509,615	350,000	859,615	997,745	1,857,360
VIACOM INC.	11,467	FRICKLAS, MICHAEL D.	1,513,200	1,375,000	2,888,200	3,682,602	6,570,802

						Total
						Long-
					Total Cash	Term
				Bonus	Compen-	(Black-	Total
	Revenues	Executive (1)	Salary	Total (2)	sation	Scholes)	Compensation
Company	($M)	$	$	$	$	$	$

THE WALT DISNEY COMPANY	34,285	MAYER, KEVIN A.	537,500	1,200,000	1,737,500	445,095	2,182,595
YAHOO! INC.	6,426	NAZEM, FARZAD	479,167	1,000,000	1,479,167	13,162,500	14,641,667

25th %ile	6,352		523,558	417,500	1,083,394	1,163,303	2,211,561
50th %ile	11,467		551,667	1,000,000	1,550,000	1,700,308	5,837,900
75th %ile	26,811		1,113,000	1,453,125	2,822,725	4,829,420	8,288,660

(1)	Peer executive make-up includes four Chief Financial Officers, two General Counsels, two Group Presidents, one Business Development Vice President, one Chief Administrative Officer and one Chief Technology Officer.

(2)	“Bonus Total” for CBS Corporation, Gannett Company, Inc., IAC/Interactive Corp., Viacom Inc. and The Walt Disney Company reflect actual bonus values, and “Bonus Total” for all other listed peers reflect target bonuses.
          The Compensation Committee, consistent with the past, will aim to set Mr. John E. Hogan’s total compensation between the 50th and 75th percentile of the Media Peers. Notwithstanding, his total compensation may from time to time be above or below these percentiles as the Compensation Committee deems appropriate due to performance or prevailing market conditions for executive talent.
          Neither the Compensation Committee, nor Clear Channel’s compensation committee, requested Hewitt to perform an assessment of the compensation of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and Andrew W. Levin in 2008 and did not set their 2008 post-Merger compensation based upon any benchmarks. The individual pay components for Messrs. Mark P. Mays, Randall T. Mays, and L. Lowry Mays following the Merger, including their base salary, any annual incentive bonus and long-term incentive compensation, were based upon arm’s-length negotiations between each such executive and CC Media’s Board. Historically, Clear Channel has not engaged an independent compensation consultant to assess Mr. Andrew W. Levin’s compensation, and his cash compensation (base salary and annual incentive bonus) did not change following the Merger.
Elements of Compensation
          The Compensation Committee and the Subcommittee believe that a combination of various elements of compensation best serves the interests of CC Media and its stockholders. Having a variety of compensation elements enables CC Media to meet the requirements of the highly competitive environment in which CC Media operates while ensuring that its named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on CC Media’s financial performance, individual performance, or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of CC Media’s stockholders.
          CC Media’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.
          Base Salary
          Purpose. The objective of base salary is to reflect job responsibilities, value to CC Media and individual performance with respect to market competitiveness.
          Administration. Base salaries for the named executive officers will typically be reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives of the Media Peers and competitive pay practices. All decisions regarding increasing or decreasing a named executive officer’s base salary will be made within the scope of his respective employment agreement, if any.

     In reviewing base salaries, the Compensation Committee will consider the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus, which is tied to CC Media’s financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.
     Analysis.  Pursuant to their new employment agreements, effective July 28, 2008, the rate of base salary for each of Messrs. Mark P. Mays, Randall T. Mays, and L. Lowry Mays was set at not less than $895,000, $875,000 and $250,000, respectively. These base salary amounts were mutually agreed upon between each of Messrs. Mark P. Mays, Randall T. Mays, and L. Lowry Mays and CC Media’s Board on an arm’s-length basis prior to the effectiveness of the Merger. However, in light of current economic conditions, each of Messrs. Mark P. Mays and Randall T. Mays agreed to amend his employment agreement to reduce his base salary in 2009 to $500,000 and to a base salary of not less than $1,000,000 thereafter.
     Effective February 1, 2008, Mr. John E. Hogan received a 3.3% merit increase in his base salary from $750,000 in 2007 to $775,000 in 2008. It was determined that the 3.3% merit increase was appropriate in order to maintain the competitiveness of his compensation package relative to similarly situated executives of the Media Peers. As set forth in Mr. John E. Hogan’s new employment agreement, effective June 29, 2008, CC Media’s Board agreed to continue to pay his base salary rate of $775,000 through January 31, 2009, after which date he is eligible for annual raises commensurate with the policy of the radio division. Mr. John E. Hogan’s base salary rate as of April 29, 2009 is $775,000.
     Effective February 1, 2008, Mr. Andrew W. Levin received a 14.3% increase in his base salary from $350,000 in 2007 to $400,000 in 2008. It was determined that the 14.3% merit increase was appropriate in order to maintain the competitiveness of his compensation package and to reward Mr. Andrew W. Levin for his performance in moving the Merger towards a successful close. Following the Merger, CC Media agreed to continue to pay his base salary rate of $400,000 through January 31, 2009. Mr. Andrew W. Levin’s base salary rate as of April 29, 2009 is $400,000.
     Annual Incentive Bonus
     Purpose.  CC Media’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate an executive based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value.
     Administration. The named executive officers and other key executives of CC Media participate in the Clear Channel 2008 Annual Incentive Plan (the “Annual Incentive Plan”), which replaced the Clear Channel 2005 Annual Incentive Plan (the “Clear Channel 2005 Plan”) upon the closing of the Merger.
     On July 28, 2008, CC Media’s sole stockholder at that time, Clear Channel Capital IV, LLC, approved the Annual Incentive Plan. The Annual Incentive Plan is administered by the Subcommittee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value of CC Media and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year.
     The performance-based goals (as further described below) pursuant to which the 2008 annual incentive bonuses were calculated were set prior to the Merger and pursuant to the Clear Channel 2005 Plan. For the 2008 annual incentive bonuses, (i) Messrs. Mark P. Mays’, Randall T. Mays’ and L. Lowry Mays’ performance goals were based on 2008 Core Assets OIBDAN (as defined below) (excluding the results of operations of Clear Channel’s television business sold on March 14, 2008), on a company-wide basis, (ii) Mr. John E. Hogan’s performance goals were based upon year-over-year growth in OIBDAN of Clear Channel’s radio division and other performance measures, which best reflect Mr. John E. Hogan’s respective contribution to outstanding divisional performance, and (iii) Mr. Andrew W. Levin’s performance goals were based upon year-over-year growth in OIBDAN, on a company-wide basis, and other performance measures, which were directly relevant to his position and responsibilities.

     As all of the named executive officers’ 2008 performance goals were determined prior to the Merger, CC Media’s Board confirmed its approval of the performance goals by resolution dated July 28, 2008.
     Commencing in 2009, performance goals for each named executive officer will be set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of CC Media in consultation with CC Media’s Board, the President and Chief Financial Officer of CC Media and other senior executive officers of CC Media. The Chief Executive Officer of CC Media will make recommendations as to the compensation levels and performance goals of CC Media’s named executive officers (other than his own) to the Subcommittee for its review, consideration and approval. The Subcommittee will have complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer. In accordance with the amended employment agreements, the performance goals for each of Messrs. Mark P. Mays’ and Randall T. Mays’ 2009 annual bonuses will be determined based on achievement of EBITDA goals (as defined below) rather than OIBDAN.
     In 2008 and as currently contemplated for 2009, the annual incentive bonus was paid in cash. The aggregate annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals, as applicable.
     The annual incentive bonus process for each of the named executive officers will involve four basic steps:
•	At the outset of the fiscal year:
•	Set performance goals for the year for CC Media and each participant; and

•	Set a target bonus for each participant;
•	After the end of the fiscal year:
•	Measure actual performance (individual and company-wide) against the predetermined goals of CC Media and any individual performance goals to determine the preliminary bonus; and

•	Make adjustments to the preliminary bonus calculation to reflect CC Media’s performance relative to the performance of the Media Peers, as applicable.
     Analysis.   In determining whether the 2008 financial performance goals were met, the Subcommittee considered, on a combined basis, the financial results of Clear Channel from January 1, 2008 to July 30, 2008 and the financial results of CC Media from July 31, 2008 to December 31, 2008.
     For 2008, the performance-based goals applicable to the named executive officers are set forth below:
     Mark P. Mays
     Mr. Mark P. Mays’ 2008 performance-based goal consisted of achieving a targeted amount of “Core Assets OIBDAN” (excluding the results of operations of Clear Channel’s television business sold on March 14, 2008), on a company-wide basis. “Core Assets OIBDAN” is defined as operating income before depreciation, amortization, non-cash compensation expense and gain or loss on disposition of assets generated by operations that were not identified in the plan announced by Clear Channel on November 16, 2006 to sell its television group and small market radio stations. OIBDAN is calculated by adjusting net income to exclude non-cash compensation and the following line items presented in the statement of operations: (i) minority interest income (expense), (ii) income tax (expense) benefit, (iii) other income (expense) – net, (iv) equity in earnings of nonconsolidated affiliates, (v) gain (loss) on marketable securities, (vi) interest expense, (vii) gain (loss) on disposition of assets – net and (viii) depreciation and amortization. Mr. Mark P. Mays’ 2008 target bonus was set at $6,625,000 if Clear Channel and CC Media achieved, on a combined basis, Core Assets OIBDAN in 2008 of approximately $1.8 billion. This performance target was met in 2008 and Mr. Mark P. Mays was entitled to his target bonus of $6,625,000; however, in light of the current global economic slowdown and the resulting negative impact upon CC Media’s businesses, Mr. Mark P. Mays agreed to be paid the lesser amount of $4,500,000 for his 2008 annual incentive bonus. Commencing for Mr. Mark P. Mays’ 2009 annual incentive bonus, the performance goals will be based on EBITDA rather than OIBDAN. For purposes of the annual incentive bonus, EBITDA is defined to mean the calculation of “Consolidated EBITDA,” as calculated in the manner provided in the senior secured credit facilities documentation.

For a more detailed discussion of the use of performance goals based on EBITDA for 2009 and future years with respect to Mr. Mark P. Mays , see “—Employment Agreements with the Named Executive Officers”.
     Randall T. Mays
     Mr. Randall T. Mays’ 2008 performance-based goal consisted of achieving a targeted amount of Core Assets OIBDAN (excluding the results of operations of Clear Channel’s television business sold on March 14, 2008), on a company-wide basis. Mr. Randall T. Mays’ target bonus was set at $6,625,000 if Clear Channel and CC Media achieved, on a combined basis, Core Assets OIBDAN in 2008 of approximately $1.8 billion. This performance target was met in 2008 and Mr. Randall T. Mays was entitled to his target bonus of $6,625,000; however, in light of the current global economic slowdown and the resulting negative impact upon CC Media’s businesses, Mr. Randall T. Mays agreed to be paid the lesser amount of $4,500,000 for his 2008 annual incentive bonus. Commencing for Mr. Randall T. Mays’ 2009 annual incentive bonus, the performance goals will be based on EBITDA rather than OIBDAN. For purposes of the annual incentive bonus, EBITDA is defined to mean the calculation of “Consolidated EBITDA,” as calculated in the manner provided in the senior secured credit facilities documentation. For a more detailed discussion of the use of performance goals based on EBITDA for 2009 and future years with respect to Mr. Randall T. Mays, see “—Employment Agreements with the Named Executive Officers”.
     L. Lowry Mays
     Mr. L. Lowry Mays’ 2008 performance-based goal consisted of achieving a targeted amount of Core Assets OIBDAN (excluding the results of operations of Clear Channel’s television business sold on March 14, 2008), on a company-wide basis. Mr. L. Lowry Mays’ target bonus was set at $1,000,000 if Clear Channel and CC Media achieved, on a combined basis, Core Assets OIBDAN in 2008 of approximately $1.8 billion. This performance target was met in 2008 and Mr. L. Lowry Mays was entitled to his target bonus of $1,000,000; however, in light of the current global economic slowdown and the resulting negative impact upon CC Media’s businesses, Mr. L. Lowry Mays agreed to be paid the lesser amount of $452,500 for his 2008 annual incentive bonus.
     In 2008, it was believed that OIBDAN was the best quantifiable indicator of operating performance; therefore, Messrs. Mark P. Mays’, Randall T. Mays’ and L. Lowry Mays’ 2008 annual bonus opportunity was based on OIBDAN. As contemplated in their employment agreements, however, the Subcommittee currently anticipates that Messrs. Mark P. Mays’ and Randall T. Mays’ annual incentive bonus in 2009 and future years, at least in part, will instead be based upon EBITDA. EBITDA is an important indicator of CC Media’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. The Compensation Committee believes that in the current operating environment, and under CC Media’s new capital structure, EBITDA is the best measure of Messrs. Mark P. Mays’ and Randall T. Mays’ performance.
     John E. Hogan
     Mr. John E. Hogan’s 2008 performance-based goals consisted of (i) year-over-year growth in OIBDAN of the radio division, (ii) implementing sales strategic initiatives, (iii) implementing a strategic audience development plan to increase and maintain overall radio audiences of Clear Channel’s radio stations, (iv) implementing a plan to increase radio revenue, (v) developing and implementing a plan to fill key employment positions and (vi) developing and implementing programming strategic initiatives. Mr. John E. Hogan’s aggregate target bonus for 2008 was set at $1,000,000, as further shown in the following table.

			Strategic	Plan to	Plan to
		Sales	Audience	Increase	Fill Key	Programming
		Strategic	Development	Radio	Employment	Strategic	Total Potential
OIBDAN Growth		Initiatives	Plan	Revenue	Positions	Initiatives	Performance-Based
(objective)		(subjective)	(subjective)	(subjective)	(subjective)	(subjective)	Bonus
OIBDAN
Growth							Total	% of Bonus
Rate	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus Opportunity	Opportunity
0.2%	80,000	4,000	4,000	4,000	4,000	4,000	100,000	10.0%
0.4%	160,000	8,000	8,000	8,000	8,000	8,000	200,000	20.0%
0.6%	240,000	12,000	12,000	12,000	12,000	12,000	300,000	30.0%
0.8%	320,000	16,000	16,000	16,000	16,000	16,000	400,000	40.0%
1.0%	400,000	20,000	20,000	20,000	20,000	20,000	500,000	50.0%
1.2%	480,000	24,000	24,000	24,000	24,000	24,000	600,000	60.0%
1.4%	560,000	28,000	28,000	28,000	28,000	28,000	700,000	70.0%
1.6%	640,000	32,000	32,000	32,000	32,000	32,000	800,000	80.0%
1.8%	720,000	36,000	36,000	36,000	36,000	36,000	900,000	90.0%
2.0%	800,000	40,000	40,000	40,000	40,000	40,000	1,000,000	100.0%
2.2%	920,000	46,000	46,000	46,000	46,000	46,000	1,150,000	115.0%
2.4%	1,040,000	52,000	52,000	52,000	52,000	52,000	1,300,000	130.0%
2.6%	1,160,000	58,000	58,000	58,000	58,000	58,000	1,450,000	145.0%
2.8%	1,280,000	64,000	64,000	64,000	64,000	64,000	1,600,000	160.0%
3.0%	1,400,000	70,000	70,000	70,000	70,000	70,000	1,750,000	175.0%
3.2%	1,520,000	76,000	76,000	76,000	76,000	76,000	1,900,000	190.0%
3.4%	1,640,000	82,000	82,000	82,000	82,000	82,000	2,050,000	205.0%
3.6%	1,760,000	88,000	88,000	88,000	88,000	88,000	2,200,000	220.0%
3.8%	1,880,000	94,000	94,000	94,000	94,000	94,000	2,350,000	235.0%
4.0%	2,000,000	100,000	100,000	100,000	100,000	100,000	2,500,000	250.0%
     As further discussed above, in 2008, it was believed that OIBDAN was the best quantifiable indicator of operating performance; therefore, 80% of Mr. John E. Hogan’s 2008 annual bonus opportunity was based on the radio division’s OIBDAN, which best reflects Mr. John E. Hogan’s respective contribution to outstanding divisional performance. Mr. John E. Hogan’s 2008 annual bonus opportunity was also based upon the five qualitatively evaluated initiatives described above that were deemed to be critical to CC Media’s short and long-term success and future drivers of stockholder value, each of which represented 4% of his bonus opportunity.
     The radio division, on a combined basis, had negative year-over-year growth in OIBDAN in 2008, resulting in no award for the OIBDAN growth component of Mr. John E. Hogan’s performance-based bonus. However, it was determined that Mr. John E. Hogan had earned a bonus award with respect to each of the five qualitatively evaluated initiatives and was awarded $76,000, $24,000, $52,000, $40,000 and $40,000, respectively, for such achievement.
     Mr. John E. Hogan’s total performance-based bonus for 2008 was $232,000.
     Andrew W. Levin
     Mr. Andrew W. Levin’s 2008 performance-based goals consisted of (i) year-over-year growth in OIBDAN on a company-wide basis, (ii) overseeing the successful close of the Merger, (iii) developing and implementing Clear Channel’s legal strategies and (iv) developing and implementing strategies addressing legislative and regulatory matters. Mr. Andrew W. Levin’s aggregate target bonus for 2008 was set at $200,000, as further shown in the following table.

				Legislative and
				Regulatory
OIBDAN Growth		Closing of Merger	Legal Strategies	Strategies	Total Bonus
(objective)		(subjective)	(subjective)	(subjective)	Opportunity
OIBDAN
Growth Rate	Bonus	Bonus	Bonus	Bonus
0.33%	15,000	1,667	1,667	1,667	20,000
0.66%	30,000	3,333	3,333	3,333	40,000
0.99%	45,000	5,000	5,000	5,000	60,000
1.32%	60,000	6,667	6,667	6,667	80,000
1.65%	75,000	8,333	8,333	8,333	100,000
1.98%	90,000	10,000	10,000	10,000	120,000
2.31%	105,000	11,667	11,667	11,667	140,000
2.64%	120,000	13,333	13,333	13,333	160,000
2.97%	135,000	15,000	15,000	15,000	180,000
3.30%	150,000	16,667	16,667	16,667	200,000
3.63%	165,000	18,333	18,333	18,333	220,000
3.96%	180,000	20,000	20,000	20,000	240,000
4.29%	195,000	21,667	21,667	21,667	260,000
4.62%	210,000	23,333	23,333	23,333	280,000
4.95%	225,000	25,000	25,000	25,000	300,000
5.28%	240,000	26,667	26,667	26,667	320,000
5.61%	255,000	28,333	28,333	28,333	340,000
5.94%	270,000	30,000	30,000	30,000	360,000
6.27%	285,000	31,667	31,667	31,667	380,000
6.60%	300,000	33,333	33,333	33,333	400,000
6.93%	315,000	35,000	35,000	35,000	420,000
7.26%	330,000	36,667	36,667	36,667	440,000
7.59%	345,000	38,333	38,333	38,333	460,000
7.92%	360,000	40,000	40,000	40,000	480,000
8.25%	375,000	41,667	41,667	41,667	500,000
     As further discussed above, in 2008 it was believed that OIBDAN was the best quantifiable indicator of operating performance; therefore, 75% of Mr. Andrew W. Levin’s 2008 annual bonus opportunity was based on OIBDAN and 25% of his 2008 annual bonus opportunity was based upon the three qualitatively evaluated initiatives described above that were deemed to be directly relevant to his position and responsibilities, each of which represented 8.33% of his bonus opportunity.
     Clear Channel and CC Media, on a combined basis, had negative year-over-year growth in OIBDAN in 2008, resulting in no award for the OIBDAN growth component of his performance-based bonus. However, it was determined that Mr. Andrew W. Levin had achieved target performance of the three qualitatively evaluated initiatives and was awarded $16,667 for achieving each such initiative.
     Mr. Andrew W. Levin’s total performance-based bonus for 2008 was $50,000. In addition to his performance-based bonus, Mr. Andrew W. Levin was awarded a bonus of $223,000 upon the closing of the Merger on July 30, 2008.
     Long-Term Incentive Compensation
     Purpose.  The long-term incentive compensation element provides an award that is performance-based. The objective of the program is to align compensation of the named executive officers over a multi-year period directly with the interests of stockholders of CC Media by motivating and rewarding creation and preservation of long-term stockholder value. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the overall goals of the compensation program described above. Long-term incentive compensation may be paid in cash, stock options and restricted stock. Additionally, CC Media may from time to time grant equity awards to the named executive officers that are not tied to predetermined performance goals. Equity ownership for the named executive officers is important for purposes of incentive, retention and alignment with stockholders.

     Administration. The named executive officers participate in the 2008 Executive Incentive Plan (the “2008 Incentive Plan”), which allows for the issuance of incentive and nonstatutory stock options, restricted stock and other equity awards. The 2008 Incentive Plan is administered by the Subcommittee. See “—Grants of Plan-Based Awards” for a more detailed description of the 2008 Incentive Plan.
     As of March 1, 2009, there were approximately 157 employees holding outstanding stock incentive awards under the 2008 Incentive Plan.
     Stock Options.  Long-term incentive compensation may be granted to the named executive officers in the form of stock options, with exercise prices of not less than fair market value of CC Media stock on the date of grant. Vesting schedules are set by the Subcommittee in their discretion and vary per named executive officer, as further described below. All vesting is contingent on continued employment, with rare exceptions made by the Subcommittee. CC Media typically defines fair market value as the closing price on the date of grant. All decisions to award the named executive officers stock options are in the sole discretion of the Subcommittee.
     Restricted Stock Awards. Long-term incentive compensation may also be granted to the named executive officers in the form of restricted stock awards. Vesting schedules are set by the Subcommittee in their discretion and vary per named executive officer, as further described below. All vesting is contingent on continued employment, with rare exceptions made by the Subcommittee. All decisions to award the named executive officers restricted stock are in the sole discretion of the Subcommittee.
     Mix of Stock Options and Restricted Stock Awards.  In 2008, long-term incentive compensation generally was paid in the form of stock options. In addition, in connection with the execution of the new employment agreements, Messrs. Mark P. Mays and Randall T. Mays were made a one time grant of restricted stock in the aggregate amount of $40,000,000. All stock options and restricted stock awards that were made to the named executive officers in 2008 were approved by the Board of CC Media. These forms of compensation reward stockholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price of CC Media stock at the date of grant) reward executive officers only if the stock price increases. Restricted stock awards are impacted by all stock price changes, so the value to the executive officer is affected by both increases and decreases in stock price.
     Analysis
     In July 2008, CC Media granted the named executive officers the following stock options and restricted stock awards:

Named Executive Officer	Stock Options		Restricted Stock
Mark P. Mays	2,083,333	(1)	555,556	(2)
Randall T. Mays	2,083,333	(1)	555,556	(2)
L. Lowry Mays	—		—
John Hogan	162,445	(3)	—
Andrew W. Levin	61,985	(4)	—

(1)	Of this amount, (a) stock options representing 1,041,667 shares of common stock vest one-fourth on May 13, 2011, one-fourth on May 13, 2012 and one-half on May 13, 2013 and (b) stock options representing 1,041,666 shares of common stock vest if the performance targets further described below are met. These stock options have an exercise price of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the Merger, and expire on July 30, 2018.

(2)	These 555,556 shares of restricted stock vest in five equal installments annually beginning on July 30, 2009.

(3)	Of this amount, (a) stock options representing 54,159 shares of common stock vest in five equal installments annually beginning on May 13, 2009 and (b) stock options representing 108,286 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will vest only if the performance targets further described below are met. These stock options have an exercise price of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the Merger, and expire on July 30, 2018.

(4)	Of this amount, (a) stock options representing 20,666 shares of common stock vest in five equal installments annually beginning on May 13, 2009 and (b) stock options representing 41,319 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will vest only if the performance targets further described below are met. These stock options have an exercise price of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the Merger, and expire on July 30, 2018.
     The amount and vesting schedules of Messrs. Mark P. Mays’ and Randall T. Mays’ stock option and restricted stock awards were mutually agreed upon between each individual and CC Media’s Board on an arm’s-length basis prior to the effectiveness of the Merger. With respect to each of Messrs. Mark P. Mays’ and Randall T. Mays’ award of stock options representing 2,083,333 shares of common stock, (i) stock options representing 1,041,667 shares of common stock are “time-vesting” and vest one-fourth on May 13, 2011, one-fourth on May 13, 2012 and one-half on May 13, 2013 and (ii) stock options representing 1,041,666 shares of common stock are “time-vesting” and “performance-based vesting” in that (a) stock options representing 520,833 shares of common stock will fully vest upon the Sponsors receiving a 200% return on their investment in CC Media in the form of cash returns and (b) additional stock options representing 520,833 shares of common stock will fully vest upon the Sponsors receiving a 250% return on their investment in CC Media in the form of cash returns.
     The amount of Mr. John E. Hogan’s stock option award was determined by the Subcommittee based upon market pay data of the Media Peers and internal pay equity relative to other key executives of CC Media. With respect to Mr. John E. Hogan’s award of stock options representing 162,445 shares of common stock, (i) stock options representing 54,159 shares of common stock are “time-vesting” and vest in five equal installments annually beginning on May 13, 2009 and (ii) stock options representing 108,286 shares of common stock are “time-vesting” and “performance-based vesting” in that (a) stock options representing 54,143 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will only vest if the Sponsors receive at least a 200% return on their investment in CC Media in the form of cash returns by such time and (b) additional stock options representing 54,143 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will only vest if the Sponsors receive at least a 250% return on their investment in CC Media in the form of cash returns by such time.
     As described above, the Compensation Committee aims to set Mr. John E. Hogan’s total compensation (base salary, annual incentive bonus and long-term incentive compensation) between the 50th and 75th percentile with respect to similarly situated executives of the Media Peers. In 2008, Mr. John E. Hogan’s total compensation fell between the 25th and 50th percentile with respect to similarly situated executives of the Media Peers. The Compensation Committee deemed Mr. John E. Hogan’s 2008 total compensation appropriate in light of the negative year-over-year growth in the radio division’s 2008 OIBDAN.
     The amount of Mr. Andrew W. Levin’s stock option award was determined by the Subcommittee based upon his performance to date in moving the Merger towards a successful close and internal pay equity relative to other key employees of CC Media. With respect to Mr. Andrew W. Levin’s award of stock options representing 61,985 shares of common stock, (i) stock options representing 20,666 shares of common stock are “time-vesting” and vest in five equal installments annually beginning on May 13, 2009 and (ii) stock options representing 41,319 shares of common stock are “time-vesting” and “performance-based vesting” in that (a) stock options representing 20,660 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will only vest if the Sponsors receive at least a 200% return on their investment in CC Media in the form of cash returns by such time and (b) additional stock options representing 20,659 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will only vest if the Sponsors receive at least a 250% return on their investment in CC Media in the form of cash returns by such time.
     As described above, the Subcommittee considered internal pay equity when determining the stock options to be granted to Messrs. John E. Hogan and Andrew W. Levin. However, the Subcommittee did so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives of CC Media.

     Equity Award Grant Timing Practices
     Employee New Hires/Promotions Grant Dates. Grants of stock options, if any, to newly-hired or newly-promoted employees are made at the regularly scheduled meeting of the Board immediately following the hire or promotion.

     Initial Equity Award Grant Dates for Newly-Elected Non-Employee Directors. Grants of stock options, if any, to newly-elected non-employee members of the Board will be made at the regularly scheduled meeting of the Board immediately following his or her election. If a non-employee member of the Board is appointed between regularly scheduled meetings, then grants of stock options, if any, will be made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.
     Timing of Equity Awards. CC Media does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee or Subcommittee, as applicable, prior to granting equity awards, the Compensation Committee or Subcommittee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any potential impropriety.
     Executive Benefits and Perquisites
     Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees of CC Media may participate.
     CC Media provides certain other perquisites to the named executive officers. As provided in their employment agreements, Messrs. Mark P. Mays, Randall T. Mays, and L. Lowry Mays are entitled to use company-owned aircraft for all business and personal air travel in accordance with the Clear Channel policy as in effect on November 16, 2006. With the approval of the Chief Executive Officer, other executive officers and members of management are permitted limited personal use of company-owned aircraft.
     Additionally, as a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, Clear Channel implemented, and management and the Board of CC Media intends to continue the implementation of, numerous security measures for CC Media’s operations and employees, including a general security program covering selected senior executives.
     Although Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays are each entitled under the terms of their respective employment agreements to the use of a company-owned automobile, none of Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays uses a company-owned automobile. Messrs. Mark P. Mays and L. Lowry Mays are reimbursed for the annual dues for memberships in two social dining clubs and Mr. Mark P. Mays is reimbursed for the annual dues for membership at a health and fitness club.
     The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation, it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the 2008 Summary Compensation Table included in this proxy statement.
     Severance Arrangements
     Pursuant to the employment agreements of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and John E. Hogan, such individuals are entitled to certain severance payments and, except for Mr. John E. Hogan, other benefits upon the termination of such individual’s employment with CC Media (or, in the case of Mr. John E. Hogan, with the radio division). Mr. Andrew W. Levin is entitled to participate in the severance plan generally applicable to corporate officers of CC Media. For further discussion of these severance payments and benefits, see “—Potential Post-Employment Payments” set forth below in this proxy statement. Upon a change in control of CC Media, the vesting of certain equity awards are accelerated, and Messrs. Mark P. Mays and Randall T. Mays are entitled to receive a tax gross-up payment in the event a change in control causes them to pay an excise tax. The named executive officers are not entitled to any additional severance or benefits upon a change in control of CC Media.

     Roles and Responsibilities
     Role of the Compensation Committee and the Subcommittee. The Compensation Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of CC Media’s executive compensation policies and strategies and overseeing and evaluating CC Media’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
•	evaluating and approving goals and objectives relevant to the compensation of the Chief Executive Officer and the other named executive officers, and evaluating the performance of the named executive officers in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of the other named executive officers;

•	evaluating and approving any grants of equity-based compensation to the named executive officers;

•	recommending to the Board compensation policies for outside directors; and

•	reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and the other named executive officers and reviewing other benefit programs presented to the Compensation Committee by the Chief Executive Officer.
     Role of Executive Officers. The Chief Executive Officer provides reviews and recommendations for the Compensation Committee’s consideration regarding CC Media’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:
•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CC Media’s objectives;

•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and awards for the named executive officers other than himself.
     The Compensation Committee has delegated to the Subcommittee its responsibilities in administrating performance awards under the Annual Incentive Plan. These delegated duties include, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.
Tax and Accounting Treatment
     Deductibility of Executive Compensation
     Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for federal income tax purposes in any one year with respect to certain senior executives, in 2008, CC Media was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations. This is because, on December 31, 2008, CC Media would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act, had CC Media not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008. In the event that CC Media subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), the Compensation Committee will consider the anticipated tax treatment to CC Media and to senior executives covered by these rules of various payments and benefits. In that event, the Compensation Committee will consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.

     Accounting for Stock-Based Compensation
     CC Media accounts for stock-based payments including awards under the 2008 Incentive Plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”).
Corporate Services Agreement
     In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc. (the “Corporate Services Agreement”). Under the terms of the agreement, Clear Channel Management Services, Inc. provides, among other things, executive officer services to CCOH. These executive officer services are charged to CCOH based on CCOH’s 2007 OIBDAN as a percentage of Clear Channel’s total 2007 OIBDAN. For 2007 and 2006, CCOH reimbursed 35% of Mr. Mark P. Mays’ and Mr. Randall T. Mays’ “base salary” and “bonus”. For 2008, CCOH reimbursed 41% of Mr. Mark P. Mays’ and Mr. Randall T. Mays’ “base salary” and “bonus”. CC Media and CCOH considered these allocations to be a reflection of the utilization of services provided. For 2008, CCOH reimbursed CC Media $313,250 and $306,250 of Mr. Mark P. Mays’ and Mr. Randall T. Mays’ “base salary,” respectively, and $1,575,000 and $1,575,000 of Mr. Mark P. Mays’ and Mr. Randall T. Mays’ “bonus,” respectively, pursuant to the terms of the Corporate Services Agreement. For further information on Messrs. Mark P. Mays’ and Randall T. Mays’ base salary and bonus, please refer to the 2008 Summary Compensation Table contained in this proxy statement.
2009 Compensation Decisions
     On January 20, 2009, CC Media and each of Messrs. Mark P. Mays and Randall T. Mays entered into an amendment to their respective employment agreements. The amendment to each employment agreement included the following changes:
•	A decrease in base salary for 2009 to $500,000 and thereafter a minimum base salary of $1,000,000.

•	A change in the calculation of the annual incentive bonus. Beginning in 2009, each of Messrs. Mark P. Mays and Randall T. Mays will be entitled to receive an annual incentive bonus of between $0 and $4,000,000 based on the percentage of target EBITDA that is achieved for the applicable year; under this calculation, achievement of 100% of target EBITDA would entitle Mr. Randall T. Mays or Mr. Mark P. Mays, as applicable, to a bonus of $2,000,000. Target EBITDA is determined by the Subcommittee in consultation with CC Media management.

•	A change in the amount of base salary to no less than $1,000,000 for purposes of determining the amount of severance payable to either Messrs. Mark P. Mays or Randall T. Mays, if he is terminated by CC Media without Cause or if he resigns for Good Reason (each, as defined below).
     Please refer to “—Employment Agreements with the Named Executive Officers” for a more detailed description of these amended employment agreements.
Summary Compensation
     The Summary Compensation table shows certain compensation information for the years ended December 31, 2008, 2007 and 2006 for the named executive officers of CC Media. All data presented below for the period from January 1, 2006 through July 30, 2008 represents compensation paid by Clear Channel.

2008 SUMMARY COMPENSATION TABLE

								Non – Equity
								Incentive
						Stock	Option	Plan		All Other
Name and Principal		Salary		Bonus		Awards (1)	Awards (1)	Compensation		Compensation		Total
Position	Year	($)		($)		($)	($)	($)		($)		($)
Mark P. Mays –	2008	528,050	(3)	—		6,201,266	3,351,251	2,655,000	(3)	260,695	(4)	12,996,262
Chief Executive Officer (2) (PEO)	2007	581,750	(3)	—		2,178,583	1,340,407	4,306,250	(3)	298,770	(4)	8,705,760
	2006	581,750	(3)	—		1,589,869	2,551,243	4,306,250	(3)	282,884	(4)	9,311,996
Randall T. Mays –	2008	516,250	(5)	—		6,201,266	3,351,251	2,655,000	(5)	340,811	(4)	13,064,578
President and Chief Financial Officer (2) (PFO)	2007	568,750	(5)	—		2,178,583	1,340,407	4,306,250	(5)	412,920	(4)	8,806,910
	2006	564,417	(5)	—		1,589,869	2,551,243	4,306,250	(5)	270,603	(4)	9,282,382
L. Lowry Mays –	2008	695,000		—		1,238,957	166,672	452,500		187,550	(4)	2,740,679
Chairman Emeritus	2007	695,000		—		933,147	—	—		241,028	(4)	1,869,175
	2006	695,000		—		752,812	—	3,312,500		149,728	(4)	4,910,040
John Hogan –	2008	772,917		—		1,261,415	342,328	232,000		65,502	(6)	2,674,162
President and CEO of the Radio Division	2007	750,000		—		751,042	434,641	157,500		73,125	(6)	2,166,308
	2006	622,917		—		584,425	781,596	987,552		62,795	(6)	3,039,285
Andrew W. Levin –	2008	395,833		223,000	(7)	412,139	82,124	50,000		11,737	(8)	1,174,833
Executive Vice President, Chief Legal Officer and Secretary	2007	347,917		—		224,044	80,303	157,500		25,449	(8)	835,212
	2006	322,917		—		162,951	104,724	259,500		21,199	(8)	871,291
Scott M. Sperling –	2008	—		—		—	—	—		—		—
President (9)	2007	—		—		—	—	—		—		—
	2006	—		—		—	—	—		—		—
Steven W. Barnes –	2008	—		—		—	—	—		—		—
Co-President (9)	2007	—		—		—	—	—		—		—
	2006	—		—		—	—	—		—		—

(1)	Amounts reflect 2008, 2007 and 2006 compensation expense associated with the restricted stock awards and stock options calculated in accordance with FAS 123R. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under FAS 123R. Amounts for 2008 also reflect the compensation expense associated with the accelerated vesting and settlement of unvested restricted stock awards and unvested stock options that occurred in conjunction with the closing of the Merger on July 30, 2008. There were no forfeitures of stock or option awards held by the named executive officers during 2008, 2007, or 2006 other than the cancellation and termination upon the closing of the Merger of unvested stock options with an exercise price above the Merger price per share of $36.00. See Note M — Stockholders’ Equity on page A-70 of Appendix A for a discussion of the assumptions made in calculating these amounts. The amounts reflect the accounting expense for such awards and may not correspond to the actual value recognized by the named executive officers. Dividends are paid on shares of restricted stock at the same rate as paid on CC Media common stock.

(2)	Mr. Mark P. Mays relinquished his duties as President to Mr. Randall T. Mays in February 2006.

(3)	Mr. Mark P. Mays’ “Salary” earned during each of the years ended December 31, 2008, 2007 and 2006 was $895,000, of which $366,950, $313,250 and $313,250, respectively, was reimbursed by CCOH pursuant to the Corporate Services Agreement. Mr. Mark P. Mays’ “Non-Equity Incentive Plan Compensation” earned during each of the years ended December 31, 2008, 2007 and 2006 was $4,500,000, $6,625,000 and $6,625,000, respectively, of which $1,845,000, $2,318,750 and $2,318,750 was reimbursed by CCOH pursuant to the Corporate Services Agreement. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

(4)	As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, Clear Channel’s management and Board of Directors implemented, and CC Media’s management and Board intends to continue the implementation of, numerous security measures for CC Media’ operations and employees, including a general security program covering selected senior executives.

For security purposes and at the direction of the Board of CC Media, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays utilize a company-owned airplane for all business and personal air travel. Included in “All Other Compensation” of 2008 is $152,240, $238,604 and $105,204 of personal use of such airplane by Mr. Mark P. Mays, Mr. Randall T. Mays and Mr. L. Lowry Mays, respectively. Included in “All Other Compensation” of 2007 is $55,012, $172,934 and $92,980 of personal use of such airplane by Mr. Mark P. Mays, Mr. Randall T. Mays and Mr. L. Lowry Mays, respectively. Included in “All Other Compensation” of 2006 is $79,615, $71,035 and $34,410 of personal use of such airplane by Mr. Mark P. Mays, Mr. Randall T. Mays and Mr. L. Lowry Mays, respectively.

Also included in Mr. Mark P. Mays’ “All Other Compensation” for the years ended December 31, 2008, 2007 and 2006 is $63,750, $215,250 and $175,500, respectively, in dividends paid on his unvested restricted stock awards and $5,750, $5,625 and $5,500, respectively, in company matching contribution to an employer-sponsored 401(k) plan. The remainder of Mr. Mark P. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel during the pre-merger period of January 1, 2006 through July 30, 2008 (the “Pre-Merger Period”), and by CC Media during the post-merger period of July 31, 2008 through December 31, 2008 (the “Post-Merger Period”), and wages paid by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for personnel who provide personal accounting and tax services to Mr. Mark P. Mays.

Also included in Mr. Randall T. Mays’ “All Other Compensation” for the years ended December 31, 2008, 2007 and 2006 is $63,750, $215,250 and $175,500, respectively, in dividends paid on his unvested restricted stock awards and $5,750, $5,625 and $5,500, respectively, in company matching contribution to an employer-sponsored 401(k) plan. The remainder of Mr. Randall T. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period, and wages paid by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for personnel who provide personal accounting and tax services to Mr. Randall T. Mays.

Also included in Mr. L. Lowry Mays’ “All Other Compensation” for the years ended December 31, 2008, 2007 and 2006 is $25,687, $82,875 and $63,000, respectively, in dividends paid on his unvested restricted stock awards, and $5,750, $5,625 and $5,500, respectively, in company matching contribution to an employer-sponsored 401(k) plan. The remainder of Mr. L. Lowry Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period, wages paid by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for personnel who provide personal accounting and tax services to Mr. L. Lowry Mays, and wages paid Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for security personnel who provide personal security services to Mr. L. Lowry Mays.

The value of personal airplane usage reported above is based on CC Media’s direct operating costs. This methodology calculates aggregate incremental cost based on the average weighted variable cost per hour of flight for fuel and oil expenses, mileage, trip-related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs. Since the airplane is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the plane, depreciation and administrative expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology. The value of all other perquisites included in “All Other Compensation” is based upon CC Media’s actual costs.

(5)	Mr. Randall T. Mays’ “Salary” earned during the years ended December 31, 2008, 2007 and 2006 was $875,000, $875,000 and $868,333, respectively, of which $358,750, $306,250 and $303,917 were reimbursed by CCOH pursuant to the Corporate Services Agreement. Mr. Randall T. Mays’ “Non-Equity Incentive Plan Compensation” earned during each of the years ended December 31, 2008, 2007 and 2006 was $4,500,000, $6,625,000 and $6,625,000, respectively, of which $1,845,000, $2,318,750 and $2,318,750 was reimbursed by CCOH pursuant to the Corporate Services Agreement. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

(6)	Amount reflects $19,688, $67,500 and $56,250 in dividends paid on unvested restricted stock awards during the years ended December 31, 2008, 2007 and 2006, respectively, and $5,750, $5,625 and $5,500 in company matching contributions to an employer-sponsored 401(k) plan paid during the years ended December 31, 2008, 2007 and 2006, respectively. The remainder of Mr. John E. Hogan’s “All Other Compensation” for the year ended December 31, 2008 consists of personal use of the company-owned airplane by Mr. John E. Hogan. The remainder of Mr. John E. Hogan’s “All Other Compensation” for the year ended December 31, 2006 consists of reimbursement for holiday gifts to employees.

(7)	Mr. Andrew W. Levin was awarded a bonus of $223,000 upon the closing of the Merger on July 30, 2008.

(8)	Amount reflects $5,987, $19,824 and $15,699 in dividends paid on unvested restricted stock awards during the years ended December 31, 2008, 2007 and 2006, respectively, and $5,750, $5,625 and $5,500 in company matching contributions to an employer-sponsored 401(k) plan paid during the years ended December 31, 2008, 2007 and 2006, respectively.

(9)	Mr. Scott M. Sperling was the President of CC Media from its incorporation on May 11, 2007 until July 30, 2008. Mr. Steven W. Barnes was the Co-President of CC Media from March 26, 2008 until July 30, 2008. Mr. Sperling and Mr. Barnes received no compensation for their services.
Employment Agreements with the Named Executive Officers
     The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements. Each of the employment agreements discussed below provides for severance and change-in-control payments as more fully described under the heading “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.
     Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. In connection with the Merger and effective as of the consummation of the Merger, CC Media and Merger Sub entered into employment agreements with each of Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays (collectively, the “Mays executives”), each such employment agreement amending and restating in its entirety each of the Mays executives’ respective existing employment agreement with Clear Channel. Furthermore, Mark P. Mays and Randall T. Mays entered into amendments to their respective employment agreements on January 20, 2009 (such amended and restated employment agreements, as further amended, the “amended Mays employment agreements,” and together with the amended and restated employment agreement of L. Lowry Mays, the “Mays employment agreements”).
     Under the Mays employment agreements, each of the Mays executives receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Each of the Mays executives is required to assign certain intellectual property rights to Clear Channel and to refrain from competing against Clear Channel and from soliciting its customers, employees and independent contractors during employment and for a period of two years following termination of employment. Each of the Mays executives is further required to protect the secrecy of Clear Channel’s confidential information for the duration of his employment and after his employment terminates, regardless of the reason for such termination.
     Clear Channel will indemnify each of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays from any losses incurred by them because they were made a party to a proceeding as a result of their being an officer of Clear Channel. Furthermore, any expenses incurred by them in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that they have delivered in writing to Clear Channel (i) an undertaking to reimburse Clear Channel for such expenses with respect to which they are not entitled to indemnification and (ii) an affirmation of their good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.
     Mark P. Mays
     Upon the consummation of the Merger, Mark P. Mays was employed by CC Media and Clear Channel as the Chief Executive Officer of each entity. Mr. Mark P. Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Upon the consummation of the Merger, the parties agreed that Mr. Mark P. Mays would receive an annual base salary of not less than $895,000. Pursuant to the amendment to his employment agreement, Mr. Mark P. Mays will receive a base salary of $500,000 in 2009 and an annual base salary thereafter of not less than $1,000,000. Mr. Mark P. Mays will also receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mark P. Mays in connection with any payments made in connection with the Merger). Pursuant to his original employment agreement with CC Media, Mr. Mark P. Mays was eligible to receive an annual bonus in an amount to be determined by the Board of CC Media, in its sole discretion, provided, however, that if in any year Clear Channel achieved at least 80% of the budgeted OIBDAN for the given year, Mr. Mark P. Mays’ annual bonus for that year would be no less than $6,625,000. Pursuant to the amendment to his employment agreement, beginning in 2009, Mr. Mark P. Mays is entitled to receive an annual bonus of between $0 and $4,000,000 based on the percentage of target EBITDA that is achieved for the applicable year; under this calculation, achievement of 100% of target EBITDA would entitle Mr. Mark P. Mays to a bonus of $2,000,000. Target EBITDA is determined by the Subcommittee, in consultation with the management team, and EBITDA, for this limited purpose, is calculated in the manner discussed below. Mr. Mark P. Mays is bound by customary restrictive covenants not to compete and not to solicit employees during the term of his employment agreement and for two years following termination. Additionally, pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Mark P. Mays received an equity incentive award of options to purchase shares of CC Media stock equal to 2.5% of the fully diluted equity of CC Media (subject to vesting requirements) and was issued restricted shares of CC Media Class A common stock with a value equal to $20 million (subject to vesting requirements).
     Randall T. Mays
     Upon the consummation of the Merger, Randall T. Mays was employed by CC Media and Clear Channel as the President of each entity. Mr. Randall T. Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Upon the consummation of the Merger, the parties agreed that Mr. Randall T. Mays would receive an annual base salary of not less than $875,000. Pursuant to the amendment to his employment agreement, Mr. Randall T. Mays will receive a base salary of $500,000 in 2009 and an annual base salary thereafter of not less than $1,000,000. Mr. Randall T. Mays will also receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Randall T. Mays). Pursuant to his original employment agreement with CC Media, Mr. Randall T. Mays was eligible to receive an annual bonus in an amount to be determined by the Board of CC Media, in its sole discretion, provided, however, that if in any year Clear Channel achieved at least 80% of the budgeted OIBDAN for the given year, Mr. Randall T. Mays’ annual bonus for that year would be no less than $6,625,000. Pursuant to the amendment to his employment agreement, beginning in 2009, Mr. Randall T. Mays is entitled to receive an annual bonus of between $0 and $4,000,000 based on the percentage of target EBITDA that is achieved for the applicable year; under this calculation, achievement of 100% of target EBITDA would entitle Mr. Randall T. Mays to a bonus of $2,000,000. Target EBITDA is determined by the Subcommittee, in consultation with the management team, and EBITDA, for this limited purpose, is calculated in the manner discussed below. Mr. Randall T. Mays is bound by customary restrictive covenants not to compete and not to solicit employees during the term of his employment agreement and for two years following termination. Additionally, pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Randall T. Mays received an equity incentive award of options to purchase shares of CC Media stock equal to 2.5% of the fully diluted equity of CC Media (subject to vesting requirements) and was issued restricted shares of CC Media Class A common stock with a value equal to $20 million (subject to vesting requirements).
     L. Lowry Mays
     Upon the consummation of the Merger, L. Lowry Mays was employed by CC Media and Clear Channel as the Chairman Emeritus of each entity. Mr. L. Lowry Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless terminated by either party. Mr. L. Lowry Mays will receive an annual salary of $250,000 and benefits and perquisites consistent with his previous arrangement with Clear Channel. Also, Mr. L. Lowry Mays is entitled to use of company-owned aircraft for personal travel, in accordance with Clear Channel’s policy as in effect on November 16, 2006, for ten years from the date of the closing of the Merger, regardless of whether he remains employed by CC Media. Mr. L. Lowry Mays also will be eligible to receive an annual bonus in an amount to be determined by the Board of CC Media, in its sole discretion, provided, however, that if in any year Clear Channel achieves at least 80% of the budgeted OIBDAN for the given year, Mr. L. Lowry Mays’ annual bonus for that year will be no less than $1,000,000. Mr. L. Lowry Mays is bound by customary covenants not to compete and not to solicit employees during the term of his employment agreement.
     The following is a calculation of OIBDAN based upon CC Media’s results of operations for the year ended December 31, 2008.

				Other
		Non-Cash	Depreciation	Operating
	Operating	Compensation	and	Income —
	Income (Loss)	Expense	Amortization	Net	OIBDAN
Radio Broadcasting	$979,121	$37,785	$152,822	$—	$1,169,728
Outdoor Advertising	328,431	10,632	472,350	—	811,413
Other	(31,419)	1,276	53,688	—	23,545
Other Operating Income — Net	28,032	—	—	(28,032)
Impairment Charge	(5,268,858)	—	—	5,268,858
Corporate and Merger Costs	(401,684)	28,941	17,970	155,769	(199,004)

Consolidated	$(4,366,377)	$78,634	$696,830	$5,396,595	$1,805,682

     CC Media defines EBITDA, for the limited purposes of the amended Mays employment agreements, to mean the calculation of “Consolidated EBITDA,” as calculated in the manner provided in the senior secured credit facilities documentation; provided that, unless otherwise approved by the Compensation Committee and the Board of CC Media, “achieved” EBITDA for the applicable year will (i) exclude EBITDA generated from joint venture entities formed after the date of the amended Mays employment agreements, to the extent not included in the calculation of target EBITDA and (ii) include EBITDA that is excluded from “Consolidated EBITDA” by reason of being generated from discontinued operations. “Achieved” EBITDA will also take into account any acquisitions or divestitures made during the applicable year, as reasonably determined by the Compensation Committee and the Board of CC Media.
     John E. Hogan
     Effective June 29, 2008, subject to the consummation of the Merger, John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly-owned subsidiary of CC Media, such employment agreement amending and restating in its entirety Mr. John E. Hogan’s existing employment agreement with CCB. Pursuant to his employment agreement, Mr. John E. Hogan will serve as President and Chief Executive Officer of the radio division for an initial five year term, which is automatically extended from year to year thereafter unless either party gives prior notice.
     Under his employment agreement, Mr. John E. Hogan will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. John E. Hogan’s current annual base salary is $775,000 and he will be eligible for additional annual raises commensurate with company policy. No later than March 15 of each calendar year, Mr. John E. Hogan is eligible to receive a performance bonus. Mr. John E. Hogan is also entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.
     Under the employment agreement, Mr. John E. Hogan is required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB. Mr. John E. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. John E. Hogan’s employment with CCB has terminated, upon receiving written permission from the Board of Directors of CCB, Mr. John E. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board of Directors of CCB in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. John E. Hogan is also prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.
     Mr. John E. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to his employment agreement).

     Andrew W. Levin
     As discussed above, Mr. Andrew W. Levin does not have an employment agreement. Mr. Andrew W. Levin is entitled to participate in the severance plan applicable to corporate officers generally. Under that plan, upon Mr. Andrew W. Levin’s termination without cause or resignation for good reason within one year of the Merger, he would be entitled to receive severance of 18 months of base pay plus 18 months of his 2006 annual bonus, payable monthly.
Grants of Plan-Based Awards
     2008 Incentive Plan
     CC Media grants equity incentive awards to named executive officers and other eligible participants under the 2008 Incentive Plan adopted in connection with, and prior to, the consummation of the Merger. The 2008 Incentive Plan is intended to advance the interests of CC Media and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, CC Media or its affiliates who are in a position to make a significant contribution to the success of CC Media and its affiliates.
     The 2008 Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and nonstatutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CC Media and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CC Media or any of its affiliates in the case of other awards. An aggregate of 10,187,406 shares of Class A common stock are available for grant under the 2008 Incentive Plan. Shares withheld to pay the exercise price of an award or to satisfy tax withholding requirements with respect to an award, restricted stock that is forfeited and shares subject to an award that is exercised or satisfied, or that terminates or expires, without the delivery of the shares do not reduce the number of shares available for issuance under the 2008 Incentive Plan. To the extent necessary to prevent the enlargement or dilution of the benefits intended to be made available under the 2008 Incentive Plan, equitable and proportionate adjustments will be made to the number of shares available for issuance under the 2008 Incentive Plan in the event of a stock dividend or similar distribution, recapitalization, stock split, and similar transactions and events. The maximum number of shares of Class A common stock for which stock options and stock appreciation rights may be granted to any person in any calendar year is 2,700,000. The maximum number of shares of Class A common stock subject to other awards granted to any person in any calendar year is 700,000. The maximum amount payable to any one person under a cash award in any calendar year is $20,000,000.
     At the closing of the Merger, a significant majority of the options and other equity securities permitted to be issued under the 2008 Incentive Plan were granted. As part of this grant, Messrs. Mark P. Mays and Randall T. Mays each received grants of options equal to 2.5% of the fully diluted equity of CC Media and received grants of restricted stock equal to $20 million (based on the per share price paid by the Sponsors for shares of CC Media in connection with the Merger), and other officers and employees of Clear Channel received grants of options equal to 3.9% of the fully diluted equity of CC Media. After this initial grant, 1.7% of the fully diluted equity subject to the 2008 Incentive Plan remains available for future grants to employees. Of the options granted to Messrs. Mark P. Mays and Randall T. Mays under the 2008 Incentive Plan at the closing of the Merger, 50% will vest solely based upon continued employment (with 25% vesting on May 13, 2011, 25% vesting on May 13, 2012 and 50% vesting on May 13, 2013) and the remaining 50% will vest based both upon continued employment and upon the achievement of the predetermined performance targets further discussed in “—Elements of Compensation—Long-Term Incentive Compensation” above. The shares of restricted stock granted to Messrs. Mark P. Mays and Randall T. Mays vest 20% a year over five years. Of the option grants to other employees of Clear Channel, including officers of Clear Channel, 33.34% will vest solely upon continued employment (with 20% vesting annually over five years) and the remaining 66.66% will vest both upon continued employment and the achievement of predetermined performance targets. All options granted at closing have an exercise price equal to the fair market value at the date of grant, which was the same price per share paid by the Sponsors for shares of CC Media in connection with the Merger.
     The 2008 Incentive Plan is administered by the Subcommittee. The Subcommittee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Incentive Plan. The Subcommittee will also make all other determinations and interpretations necessary to carry out the purposes of the 2008 Incentive Plan.
     In general, awards under the 2008 Incentive Plan will, unless expressly provided otherwise by the Subcommittee in the terms of a participant’s award agreement, automatically and immediately terminate upon a participant’s termination of employment. However, if a participant holds vested and exercisable awards (including options) at the time of his or her termination, those awards will remain exercisable for up to 90 days after the participant’s date of termination. In addition, if the participant’s termination is due to his or her death or disability, vested and exercisable awards (including options) will remain exercisable for up to a one-year period ending with the first anniversary of the participant’s death or disability.
     Certain key participants who receive equity awards under the 2008 Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Incentive Plan. In addition, all participants in the 2008 Incentive Plan are required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Incentive Plan in connection with a public offering of CC Media’s shares on terms and conditions requested by CC Media or its underwriters.
     Annual Incentive Plan
     As discussed above, the named executive officers also are eligible to receive awards under the Annual Incentive Plan. See “—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.
     The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2008.
2008 GRANTS OF PLAN-BASED AWARDS

										All Other
										Option
									All Other	Awards:
									Stock	Number
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	of	Exercise	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	or Base	Fair Value of
			Plan Awards			Plan Awards			of Shares	Under-	Price of	Stock
			Thres-			Thres-		Maxi-	of Stock	lying	Option	and Option
	Grant		hold	Target	Maximum	hold	Target	mum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($) (8)
Mark P. Mays (PEO)
Annual Incentive Bonus	2/11/08	(1)	—	6,625,000	—
Stock Option Award	7/30/08	(2)					1,041,666			1,041,667	36.00	22,458,341
Restricted Stock Award	7/30/08	(3)							555,556			20,000,016

Randall T. Mays (PFO)
Annual Incentive Bonus	2/11/08	(1)	—	6,625,000	—
Stock Option Award	7/30/08	(2)					1,041,666			1,041,667	36.00	22,458,341
Restricted Stock Award	7/30/08	(3)							555,556			20,000,016

L. Lowry Mays
Annual Incentive Bonus	2/11/08	(4)	—	1,000,000	—

John E. Hogan
Annual Incentive Bonus	2/11/08	(5)	100,000	1,000,000	2,500,000
Stock Option Award	7/30/08	(6)					108,286			54,159	36.00	1,122,716

Andrew W. Levin
Annual Incentive Bonus	2/11/08	(7)	20,000	200,000	500,000
Stock Option Award	7/30/08	(8)					41,319			20,666	36.00	428,406

(1)	On February 11, 2008, Messrs. Mark P. Mays and Randall T. Mays were each granted a cash incentive award based upon achieving a targeted amount of Core Assets OIBDAN, on a company-wide basis, pursuant to which they could each earn an award of $6,625,000. For further discussion of their 2008 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus”. These awards were granted under the Clear Channel 2005 Annual Incentive Plan, which was replaced with the Annual Incentive Plan following consummation of the Merger.

(2)	On July 30, 2008, Messrs. Mark P. Mays and Randall T. Mays were each granted an aggregate of stock options representing 2,083,333 shares of common stock under the 2008 Incentive Plan. Of the stock options representing 2,083,333 shares of common stock, (i) stock options representing 1,041,667 shares of common stock are “time-vesting” and vest one-fourth on May 13, 2011, one-fourth on May 13, 2012 and one-half on May 13, 2013 and (ii) stock options representing 1,041,666 shares of common stock are “time-vesting” and “performance-based vesting” in that (a) stock options representing 520,833 shares of common stock fully vest upon the Sponsors receiving a 200% return on their investment in CC Media in the form of cash returns and (b) additional stock options representing 520,833 shares of common stock fully vest upon the Sponsors receiving a 250% return on their investment in CC Media in the form of cash returns. All of these stock options have an exercise price of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the consummation of the Merger, and expire on July 30, 2018. For further discussion of Messrs. Mark P. Mays’ and Randall T. Mays’ stock option awards, see “—Elements of Compensation—Long-Term Incentive Compensation”.

(3)	On July 30, 2008, Messrs. Mark P. Mays and Randall T. Mays were each granted an aggregate of 555,556 shares of restricted stock under the 2008 Incentive Plan. These restricted stock awards vest 20% annually beginning on July 30, 2009.

(4)	On February 11, 2008, Mr. L. Lowry Mays was granted a cash incentive bonus based upon achieving a targeted amount of Core Assets OIBDAN, on a company-wide basis, pursuant to which he could earn an award of $1,000,000. For further discussion of Mr. L. Lowry Mays’ 2008 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus”. This award was granted under the Clear Channel 2005 Annual Incentive Plan, which was replaced with the 2008 Incentive Plan following consummation of the Merger.

(5)	On February 11, 2008, Mr. John E. Hogan was granted a cash incentive award based upon achieving (i) various levels of year-over-year growth in OIBDAN of the radio division, (ii) implementing sales strategic initiatives, (iii) implementing a strategic audience development plan to increase and maintain overall radio audiences of Clear Channel’s radio stations, (iv) implementing a plan to increase radio revenue, (v) developing and implementing a plan to fill key employment positions and (vi) developing and implementing programming strategic initiatives. For further discussion of Mr. John E. Hogan’s 2008 cash incentive award, including the cash payout levels for each of the six, separate performance measures, see “—Elements of Compensation—Annual Incentive Bonus”. This award was granted under the Clear Channel 2005 Annual Incentive Plan, which was replaced with the Annual Incentive Plan following consummation of the Merger.

(6)	On July 30, 2008, Mr. John E. Hogan was granted stock options representing 162,445 shares of common stock under the 2008 Incentive Plan. Of the stock options representing 162,445 shares of common stock, (i) stock options representing 54,159 shares of common stock are “time-vesting” and vest in five equal installments annually beginning on May 13, 2009 and (ii) stock options representing 108,286 shares of common stock are “time vesting” and “performance-based vesting” in that (a) stock options representing 54,143 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will vest only if the Sponsors receive at least a 200% return on their investment in CC Media in the form of cash returns by such time and (b) additional stock options representing 54,143 shares of stock become available to vest in five equal installments annually beginning on May 13, 2009 and will vest only if the Sponsors receive at least a 250% return on their investment in CC Media in the form of cash returns by such time. All of these stock options have an exercise price of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the consummation of the Merger, and expire on July 30, 2018. For further discussion of Mr. John E. Hogan’s stock option awards, see “—Elements of Compensation—Long-Term Incentive Compensation”.

(7)	On February 11, 2008, Mr. Andrew W. Levin was granted a cash incentive award based upon achieving (i) various levels of year-over-year growth in OIBDAN, on a company-wide basis, (ii) overseeing the successful close of the Merger, (iii) developing and implementing Clear Channel’s legal strategies and (iv) developing and implementing strategies addressing legislative and regulatory matters. For further discussion of Mr. Andrew W. Levin’s 2008 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus”. This award was granted under the Clear Channel 2005 Annual Incentive Plan, which was replaced with the Annual Incentive Plan following consummation of the Merger.

(8)	On July 30, 2008, Mr. Andrew W. Levin was granted stock options representing 61,985 shares of common stock under the 2008 Incentive Plan. Of the stock options representing 61,985 shares of common stock, (i) stock options representing 20,666 shares of common stock are “time-vesting” and vest in five equal installments annually beginning on May 13, 2009 and (ii) stock options representing 41,319 shares of common stock are “time vesting” and “performance-based vesting” in that (a) stock options representing 20,660 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will vest only if the Sponsors receive at least a 200% return on their investment in CC Media in the form of cash returns by such time and (b) additional stock options representing 20,659 shares of common stock become available to vest in five equal installments annually beginning on May 13, 2009 and will vest only if the Sponsors receive at least a 250% return on their investment in CC Media in the form of cash returns by such time. All of these stock options have an exercise price of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the consummation of the Merger, and expire on July 30, 2018. For further discussion of Mr. Andrew W. Levin’s stock option awards, see “—Elements of Compensation—Long-Term Incentive Compensation”.

(9)	The amounts reflect the aggregate grant date fair value of stock option awards and restricted stock awards, as applicable, for 2008, computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note M of the Notes to Consolidated Financial Statements of CC Media’s 2008 Annual Report on Form 10-K, filed with the SEC on March 2, 2009.

Outstanding Equity Awards at Fiscal Year End
     The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2008.
2008 OUTSTANDING EQUITY AWARDS

	Option Awards								Stock Awards
					Equity Incentive
	Number of		Number of		Plan Awards:
	Securities		Securities		Number of				Number of		Market Value
	Underlying		Underlying		Securities				Shares or		of Shares or
	Unexercised		Unexercised		Underlying				Units of		Units of
	Options		Options		Unexercised		Option	Option	Stock That		Stock That
	(#)		(#)		Unearned Options		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		(#)		Price ($)	Date	Vested (#)		Vested ($)
Mark P. Mays (PEO)	2,851	(1)	—		—		35.06	2/19/13	—		—
	8,324	(1)	—		—		9.80	2/19/13	—		—
	3,298	(2)	—		—		30.31	1/12/15	—		—
	46,554	(2)	—		—		9.80	1/12/15	—		—
	5,601	(2)	—		—		9.80	2/16/15	—		—
	—		1,041,667	(3)	1,041,666	(4)	36.00	7/30/18	—		—
	—		—		—		—	—	635,056	(5)	1,435,227

Randall T. Mays (PFO)	2,851	(1)	—		—		35.06	2/19/13	—		—
	8,324	(1)	—		—		9.80	2/19/13	—		—
	3,298	(2)	—		—		30.31	1/12/15	—		—
	46,554	(2)	—		—		9.80	1/12/15	—		—
	5,601	(2)	—		—		9.80	2/16/15	—		—
	—		1,041,667	(3)	1,041,666	(4)	36.00	7/30/18	—		—
	—		—		—		—	—	635,056	(5)	1,435,227

L. Lowry Mays	8,426	(6)	—		—		9.80	2/19/13	—		—
	47,270	(7)	—		—		9.80	1/12/15	—		—
	5,601	(8)	—		—		9.80	2/16/15	—		—
	40,840	(9)	—		—		9.80	12/22/15	—		—
	—		—		—		—	—	39,750	(10)	89,835

John E. Hogan	—		54,148	(11)	108,297	(12)	36.00	7/30/18	—		—
	—		—		—		—	—	22,500	(10)	50,850

Andrew W. Levin	—		20,661	(11)	41,324	(12)	36.00	7/30/18	—		—
	—		—		—		—	—	8,250	(10)	18,645

(1)	Option became exercisable on February 19, 2008.

(2)	Option became exercisable on July 30, 2008.

(3)	Options representing 260,416 shares of common stock will vest and become exercisable on May 13, 2011, options representing 260,417 shares of common stock will vest and become exercisable on May 13, 2012 and options representing 520,834 shares of common stock will vest and become exercisable on May 13, 2013.

(4)	Options will vest only if certain predetermined performance and market targets are met. See “—Elements of Compensation—Annual Incentive Bonus” for a detailed description of the performance and market targets.

(5)	Restricted stock awards representing 79,500 shares of common stock will vest in three equal annual installments of 26,500 shares beginning on May 22, 2009 and restricted stock awards representing 555,556 shares of common stock will vest in four equal annual installments of 111,111 shares beginning on July 30, 2009, with the final installment of 111,112 vesting on July 30, 2013.

(6)	Option became exercisable on February 19, 2003.

(7)	Option became exercisable on January 12, 2005.

(8)	Option became exercisable on February 16, 2005.

(9)	Option became exercisable on December 22, 2005.

(10)	Restricted stock awards will vest in three equal annual installments beginning on May 22, 2009.

(11)	Options will vest and become exercisable 20% annually beginning on May 13, 2009.

(12)	Options become available to vest 20% annually beginning on May 13, 2009 and will vest only if certain predetermined performance and market targets are met. See “—Elements of Compensation—Annual Incentive Bonus” for a detailed description of the performance and market targets.
Option Exercises and Stock Vested
     The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2008.
2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Mark P. Mays (PEO)	—	—	260,500	9,222,155
Randall T. Mays (PFO)	—	—	260,500	9,222,155
L. Lowry Mays	—	—	97,250	3,361,453
John E. Hogan	244,268	1,184,015	82,500	2,960,775
Andrew W. Levin	40,717	107,627	36,182	1,086,841
Pension Benefits
     Neither CC Media nor Clear Channel have any pension plans.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     CC Media offers a non-qualified deferred compensation plan for its highly compensated executives, under which its named executive officers are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred may be made in CC Media’s sole discretion and CC Media retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any CC Media matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan.
     The following table sets forth certain information concerning the nonqualified deferred compensation plans for the named executive officers for the year ended December 31, 2008.
2008 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings (Loss)	Withdrawals/	Balance at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Mark P. Mays (PEO)	—	—	—	—	—
Randall T. Mays (PFO)	—	—	—	—	—
L. Lowry Mays	—	—	—	—	—
John E. Hogan	32,292	—	(3,170)	—	29,122
Andrew W. Levin	—	—	—	—	—
Potential Post-Employment Payments
     Mark P. Mays and Randall T. Mays
     The amended Mays employment agreements provide for the following severance and change-in-control payments in the event that CC Media terminates their employment without “Cause” or if the executive terminates for “Good Reason.”

     Under each executive agreement, “Cause” is defined as the executive’s (i) willful and continued failure to perform his duties, following 10 days notice of the misconduct, (ii) willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates, (iii) conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates, (iv) committing any act of fraud, embezzlement, or other act of dishonesty against CC Media or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates and (v) breach of any of the restrictive covenants in the employment agreement.
     The term “Good Reason” includes, subject to certain exceptions, (i) a reduction in the executive’s base pay or annual incentive compensation opportunity, (ii) substantial diminution of the executive’s title, duties and responsibilities, (iii) failure to provide the executive with the use of a company provided aircraft for personal travel, and (iv) transfer of the executive’s primary workplace outside the city limits of San Antonio, Texas. Neither an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by CC Media within 10 days after receipt of notice thereof given by executive will constitute, nor the consummation of the Merger alone constituted, “Good Reason.”
     If the executive is terminated by CC Media without Cause or the executive resigns for Good Reason, then the executive will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the bonus the executive would have earned had he remained employed for the full year in which the termination occurs) and accrued vacation pay through the date of termination, and (ii) provided the executive executes a release of claims, a lump-sum cash payment equal to three times the sum of the executive’s base salary and bonus (using the bonus paid to executive for the year prior to the year in which termination occurs). For purposes of the amended Mays employment agreements, if the executive is terminated by CC Media without Cause or the executive resigns for Good Reason, base salary will be equal to no less than $1,000,000.
     In addition, in the event that the executive’s employment is terminated by CC Media without Cause or by the executive for Good Reason, and provided the executive executes a release of claims, CC Media must maintain in full force and effect, for the continued benefit of the executive, his spouse and his dependents for a period of three years following the date of termination, the medical, hospitalization, dental and life insurance programs in which the executive, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by executive for such benefits) as existed immediately prior to the date of termination. However, if the executive, his spouse, or his dependents cannot continue to participate in our programs providing such benefits, CC Media must arrange to provide the executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The aggregate value of these continued benefits are capped at $50,000, even if the cap is reached prior to the end of the three-year period. CC Media is also obligated to pay the executive a tax gross-up payment to cover any taxes, interest or penalties imposed by Section 4999 of the Code in connection with the Merger.
     Furthermore, pursuant to an agreement entered into by CC Media, CC IV, CC V and Messrs. Mark P. Mays and Randall T. Mays, in the event that the executive’s employment is terminated by CC Media without Cause or by the executive for Good Reason, the executive is entitled to require CC Media to purchase all or a portion of the restricted stock granted to the executive in connection with the closing of the Merger at a price equal to $36.00 per share.  For a description of the restricted stock received by the executives in connection with the closing of the Merger, see “—2008 Incentive Plan”.
     If the executive’s employment is terminated by CC Media for Cause or by the executive other than for Good Reason, (i) CC Media will pay the executive his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination, (ii) CC Media will reimburse the executive for reasonable expenses incurred, but not paid prior to such termination of employment, and (iii) the executive will be entitled to any other rights, compensation and/or benefits as may be due to the executive in accordance with the terms and provisions of any of CC Media’s agreements, plans, or programs.
     During any period in which the executive fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, the executive will continue to receive his full base salary until his employment is terminated. If, as a result of the executive’s incapacity due to physical or mental illness, the executive has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, the executive has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability. In the event the executive’s employment is terminated for disability, CC Media will pay to the executive his base salary, bonus and accrued vacation pay through the date of termination. If the executive’s employment is terminated by his death, CC Media will pay in a lump sum to the executive’s beneficiary, legal representatives, or estate, as the case may be, the executive’s base salary, bonus and accrued vacation pay through the date of his death.
     L. Lowry Mays
     The new employment agreement for L. Lowry Mays, which was effective upon consummation of the Merger, provides for the following severance and change-in-control payments in the event that CC Media terminates his employment without “Extraordinary Cause.”
     Under Mr. L. Lowry Mays’ agreement, CC Media may terminate Mr. L. Lowry Mays’ employment only for “Extraordinary Cause” during the initial five-year term of his agreement. Subsequent to the initial five year term, CC Media may terminate his employment with or without Extraordinary Cause. “Extraordinary Cause” is defined as the executive’s (i) willful misconduct that causes material and demonstrable injury to CC Media and (ii) conviction of a felony or other crime involving moral turpitude.
     If Mr. L. Lowry Mays is terminated by CC Media without Extraordinary Cause then he will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the bonus the executive would have earned had he remained employed for the full year in which the termination occurs) and accrued vacation pay through the date of termination, and (ii) provided he executes a release of claims, a lump-sum cash payment equal to the base salary and bonus to which the executive would otherwise have been entitled to had he remained employed for the remainder of the then current term.
     In addition, if Mr. L. Lowry Mays is terminated by CC Media without Extraordinary Cause, and provided he executes a release of claims, CC Media must maintain in full force and effect, for the continued benefit of the executive, his spouse and his dependents for a period of five years following the date of termination, the medical and hospitalization insurance programs in which Mr. L. Lowry Mays, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if Mr. L. Lowry Mays, his spouse, or his dependents cannot continue to participate in CC Media’s programs providing such benefits, CC Media must arrange to provide him, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. CC Media also must make an additional cash payment to Mr. L. Lowry Mays in an amount equal to the federal, state and local taxes due in connection with these continued benefits (a “gross-up payment”). The aggregate value of these continued benefits and gross-up payments are capped at $3,000,000, even if the cap is reached prior to the end of the five-year period.
     If Mr. L. Lowry Mays’ employment is terminated by CC Media for Extraordinary Cause, by him for any reason, or due to death or disability (i) CC Media will pay him his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination and (ii) CC Media will reimburse him for reasonable expenses incurred, but not paid prior to such termination of employment.
     At any time following the initial five-year term of his agreement, during any period in which Mr. L. Lowry Mays fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, he will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, Mr. L. Lowry Mays has been substantially unable to perform his duties under the employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability. In the event Mr. L. Lowry Mays’ employment is terminated for disability, CC Media will pay to him his base salary, bonus and accrued vacation pay through the date of termination. If Mr. L. Lowry Mays’ employment is terminated by his death, CC Media will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary, bonus and accrued vacation pay through the date of his death.
     John E. Hogan
     If Mr. John E. Hogan’s employment is terminated by CCB for “Cause,” CCB will, within 45 days, pay in a lump sum to Mr. John E. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for “Cause” must be for one or more of the following reasons: (i) conduct by Mr. John E. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB, or other willful misconduct as determined in the sole reasonable discretion of CCB, (ii) continued, willful and deliberate non-performance by Mr. John E. Hogan of his duties under his employment agreement (other than by reason of Mr. John E. Hogan’s physical or mental illness, incapacity, or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance, (iii) Mr. John E. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure, (iv) a criminal or civil conviction of Mr. John E. Hogan, a plea of nolo contendere by Mr. John E. Hogan, or other conduct by Mr. John E. Hogan that, as determined in the sole reasonable discretion of the Board of Directors of CCB, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude, (v) a material breach by Mr. John E. Hogan of any of the provisions of his employment agreement, or (vi) a material violation by Mr. John E. Hogan of CCB’s employment policies.
     If Mr. John E. Hogan’s employment with CCB is terminated by CCB without Cause. by CCB giving notice of non-renewal or by Mr. John E. Hogan for “Good Cause”, CCB will, within 45 days, pay Mr. John E. Hogan his accrued and unpaid base salary, any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) and a pro-rata bonus equal to the actual bonus Mr. John E. Hogan would have received if he had remained employed for the full year in which the termination occurs. In addition, if Mr. John E. Hogan signs a severance agreement and general release of claims, CCB will pay Mr. John E. Hogan, in periodic payments twice per month over a period of three years, in accordance with ordinary payroll practices, an amount equal to three times the average of his annualized base salary for the current and prior full year of employment. The term “Good Cause” includes: (i) a repeated willful failure of CCB to comply with a material term of the employment agreement, (ii) a substantial and unusual change in Mr. John E. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation, or (iii) a substantial and unusual reduction in Mr. John E. Hogan’s material duties, responsibility or authority. Mr. John E. Hogan’s termination of employment will be treated as being terminated by him for Good Cause if he terminates employment in the event that he no longer reports directly to Mr. L. Lowry Mays, Mr. Mark P. Mays or Mr. Randall T. Mays.
     If Mr. John E. Hogan gives notice of non-renewal of his employment term on or before April 1, 2013 or on each April 1 thereafter, Mr. John E. Hogan’s employment with CCB will end on a date to be determined by CCB and CCB will (i) pay, within 45 days, Mr. John E. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) and (ii) if Mr. John E. Hogan signs a severance agreement and general release of claims, pay Mr. John E. Hogan his then current base salary for one year, payable in periodic payments twice per month over a period of one year during Mr. John E. Hogan’s one year noncompete obligations, in accordance with ordinary payroll practices.
     If Mr. John E. Hogan’s employment with CCB terminates by reason of his death, CCB will, within 45 days, pay in a lump sum to such person as Mr. John E. Hogan designates in a notice filed with CCB or, if no such person is designated, to Mr. John E. Hogan’s estate, Mr. John E. Hogan’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. John E. Hogan’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. John E. Hogan’s employment with CCB terminates by reason of his disability (defined as Mr. John E. Hogan’s incapacity due to physical or mental illness such that Mr. John E. Hogan is unable to perform his duties under his employment agreement on a full-time basis for more than 90 days in any 12-month period, as determined by CCB), CCB will, within 45 days, pay in a lump sum to Mr. John E. Hogan his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

     Andrew W. Levin
     As discussed above, Mr. Andrew W. Levin does not have an employment agreement. Mr. Andrew W. Levin is entitled to participate in the severance plan applicable to corporate officers generally. Under that plan, upon Mr. Andrew W. Levin’s termination without “cause” or resignation for “good reason” within one year of the Merger, he would be entitled to receive severance of 18 months of base pay plus 18 months of his 2006 annual bonus, payable monthly. “Cause” for this purpose means (i) an intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in that is adverse to the interests of CC Media or any of its subsidiaries and which is engaged in for personal profit, or (iv) willful violation of any law, rule, or regulation in connection with the performance of Mr. Andrew W. Levin’s duties. “Good reason” means (i) a material reduction in base salary or target bonus opportunity, (ii) a material adverse alteration of Mr. Andrew W. Levin’s duties, authority, or responsibilities, or (iii) the relocation of Mr. Andrew W. Levin’s primary office to a location that is more than 30 miles from both of his primary office at the time of the Merger and his residence at the time of the relocation.
     Other than his participation in the severance benefit plan applicable to corporate officers generally, Mr. Andrew W. Levin does not have any other arrangement with CC Media for any potential post-employment payment.
     The following is a summary of potential payments due to each of the named executive officers pursuant to each of the circumstances described below.
2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

		Termination	Termination		Termination						“Change in
		with	without		due to		Termination				Control”
Name	Benefit	“Cause”	“Cause”		“Disability”		due to Death		Retirement		of Company
Mark P. Mays	Cash payment	—	22,560,000	(2)	—		—		—		—
	Value of Benefits (3)	—	30,693		—		—		—		—
	Vesting of equity
	awards	—	—		179,670	(5)	179,670	(4)	—		1,435,227	(4)
	Repurchase of
	Restricted stock	—	20,000,016		20,000,016		20,000,016		—		—
	Other (6)	—	12,287,308		—		—		—		—
	TOTAL	—	54,878,017		20,179,686		20,179,686		—		1,435,227

Randall T. Mays	Cash payment	—	22,500,000	(2)	—		—		—		—
	Value of Benefits (3)	—	37,396		—		—		—		—
	Vesting of equity
	awards	—	—		179,670	(5)	179,670	(4)	—		1,435,227	(4)
	Repurchase of
	Restricted stock	—	20,000,016		20,000,016		20,000,016		—		—
	Other (6)	—	12,235,798		—		—		—		—
	TOTAL	—	54,773,210		20,179,686		20,179,686		—		1,435,227

L. Lowry Mays (7)	Cash payment	—	5,729,166	(8)	—		—		—		—
	Value of Benefits	—	25,615		—		—		—		—
	Vesting of equity
	awards	—	—		89,835	(5)	89,835	(4)	89,835	(9)	89,835	(4)
	Other (10)	—	14,915		—		—		—		—
	TOTAL	—	5,769,696		89,835		89,835		89,835		89,835

John E. Hogan	Cash payment	—	2,284,375	(11)	—		—		—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity
	awards	—	—		50,850	(5)	50,850	(4)	—		50,850	(4)
	Other	—	—		—		—		—		—
	TOTAL	—	2,284,375		50,850		50,850		—		50,850

Andrew W. Levin	Cash payment	—	989,250	(12)	—		—		—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity
	awards	—	—		18,645	(5)	18,645	(4)	—		18,645	(4)
	Other	—	—		—		—		—		—
	TOTAL	—	989,250		18,645		18,645		—		18,645

(1)	Amounts reflected in the table were calculated assuming a December 31, 2008 termination date, which was the last business day of the 2008 fiscal year. Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for “Cause.” These amounts include base salary, unused vacation pay and other benefits entitled to under applicable employee benefit plans, and are not reflected in the above table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination or a change in control of CC Media. The actual amounts to be paid to a named executive officer can only be determined at the time of his actual termination.

(2)	Represents three times the sum of the annual base salary for the year ended December 31, 2008 and the annual incentive bonus for the year ended December 31, 2007 for each of Mr. Mark P. Mays and Mr. Randall T. Mays, respectively.

(3)	The values associated with the continued provision of health benefits are based on the total 2009 premiums for medical and life insurance multiplied the number of years the executive is entitled to those benefits pursuant to his employment agreement.

(4)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2008 that would be subject to accelerated vesting. This value is based upon the closing sale price of CC Media’s common stock on December 31, 2008 of $2.26, but it excludes stock options where the exercise price exceeds the closing sale price of CC Media’s common stock on December 31, 2008.

(5)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2008 that would generally continue to vest upon “Disability” in accordance with their original vesting schedule. This value is based upon the closing sale price of CC Media’s common stock on December 31, 2008 of $2.26, but it excludes stock options where the exercise price exceeds the closing sale price of CC Media’s common stock on December 31, 2008.

(6)	Represents the excise tax gross up payment due to the executive under the terms of his employment agreement. The excise tax gross up payment was calculated using the provisions of Sections 280G and 4999 of the Code and regulations thereunder. The calculations include the value associated with the accelerated vesting and lapse of restrictions on certain restricted stock grants that may occur as a result of the termination. The calculation assumes a stock price of $2.26 at the termination date, except with respect to shares of restricted stock that the executive is entitled to sell to CC Media for $36.00 per share, and applicable federal rates as of December 2008 to determine the value associated with the accelerated vesting and lapse of restrictions on the restricted stock.

(7)	Under the terms of his employment agreement, Mr. L. Lowry Mays’ employment may be terminated by CC Media only for “Extraordinary Cause” during the initial five-year term of his agreement. Under his employment agreement, Mr. L. Lowry Mays is entitled to use of company-owned aircraft for personal travel, in accordance with Clear Channel’s policy as in effect on November 16, 2006, for ten years from the date of the closing of the Merger, regardless of whether he remains employed by CC Media. In 2008, 2007 and 2006, the cost for Mr. L. Lowry Mays’ personal travel on company-owned aircraft was $105,204, $92,980 and $34,410, respectively. The cost for Mr. L. Lowry Mays’ personal use of company-owned aircraft for this period will fluctuate over time.

(8)	Represents the remaining annual base salary and minimum annual bonus due to Mr. L. Lowry Mays under the terms of his employment agreement, namely, four years and seven months of Mr. L. Lowry Mays’ annual base salary and annual bonus.

(9)	Amount reflects the value of unvested equity awards held by Mr. L. Lowry Mays on December 31, 2008 that would generally continue to vest upon “Retirement” in accordance with their original vesting schedule. This value is based upon the closing sale price of CC Media’s common stock on December 31, 2008 of $2.26.

(10)	Represents the income tax gross up payment due to Mr. L. Lowry Mays under the terms of his employment agreement.

(11)	Represents three times the average of the annual base salary for the years ended December 31, 2007 and December 31, 2008 for Mr. John E. Hogan. The bonus portion of Mr. John E. Hogan’s cash severance cannot be estimated as his annual incentive bonus is determined and awarded based upon his performance at the end of each year.

(12)	Represents 18 months of Mr. Andrew W. Levin’s annual base pay and 18 months value of his 2006 annual bonus.
Director Compensation
     The directors of CC Media currently do not receive compensation for their services.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act requires CC Media’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of CC Media to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish CC Media with copies of all Section 16(a) forms they file.
     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during, and Forms 5 and amendments thereto furnished to us with respect to, the fiscal year ended December 31, 2008, and any written representations from reporting persons that no Form 5 is required, we have determined that Blair E. Hendrix did not timely file a Form 3 upon his appointment as a director of CC Media on October 6, 2008, as required by Section 16(a). Mr. Hendrix filed the required Form 3 on February 17, 2009.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee during fiscal 2008 or as of the date of this proxy statement is or has been an officer or employee of CC Media.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Merger and the Management Agreement
     In connection with the Merger, we paid the Sponsors an aggregate of $103.4 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and for reimbursement of certain out-of-pocket costs. We also became party to a management agreement with the Sponsors, Clear Channel and certain other parties thereto, pursuant to which the Sponsors will provide management and financial advisory services to CC Media and its wholly-owned subsidiaries until 2018. Pursuant to the management agreement, we paid the Sponsors an aggregate transaction fee of $87.5 million at closing. Pursuant to the management agreement, we agreed to pay additional management fees to the Sponsors or their affiliates for such services at a rate not greater than $15.0 million per year.

     Stockholders Agreements
     Prior to the consummation of the Merger, Merger Sub entered into a stockholders agreement with CC Media, CC IV, CC V, Mark P. Mays, Randall T. Mays and L. Lowry Mays. The stockholders agreement, among other things, (i) specifies how the parties vote in elections to the Board, (ii) restricts the transfer of shares subject to the agreement, (iii) includes the ability of CC IV to compel the parties to sell their shares in a change-of-control transaction or participate in a recapitalization of CC Media, (iv) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CC Media or its subsidiaries to the Sponsors or their affiliates, (v) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings and (vi) provides the parties with customary demand and “piggy-back” registration rights. CC Media, CC IV and CC V also entered into a separate agreement with Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays that set forth terms and conditions under which certain of their shares of CC Media common stock would be repurchased by CC Media following the termination of their employment (through the exercise of a “call option” by CC Media or a “put option” by Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of CC Media common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.
     Affiliate Transaction Agreement
     As contemplated by the Voting Agreement entered into with the Highfields Funds and Highfields Capital Management, the Sponsors, Merger Sub (which obligation has been assumed by Clear Channel) and CC Media entered into an agreement under which CC Media agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CC Media or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CC Media or a majority of the then-outstanding shares of Class A common stock of CC Media (excluding for purposes of such calculation from both (i) the votes cast and (ii) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CC Media whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)). Such agreement became effective as of the effective time of the merger and expires upon the earlier of (i) an underwritten public offering and sale of CC Media’s common stock which results in aggregate proceeds in excess of $250 million to CC Media and after which CC Media’s common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (ii) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CC Media. The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (i) any commercial transaction between CC Media or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms’-length basis; (ii) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CC Media or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (iii) the payment by CC Media or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the merger agreement; (iv) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CC Media are made whole for the portion of such fees paid by CC Media that would otherwise be proportionate to their share holdings; and (v) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CC Media that is offered generally to other stockholders of CC Media (including the holders of shares of Class A common stock) on comparable or more favorable terms.
     A change of control of CC Media will be deemed to have occurred upon the occurrence of any of the following: (i) any consolidation or merger of CC Media with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CC Media), in which the direct and indirect stockholders of CC Media immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CC Media or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire Board or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (ii) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CC Media’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (iii) a sale, lease, or other disposition of all or substantially all of the assets of CC Media.
     The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, such agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (i) a majority of the independent directors of CC Media elected by the holders of Class A common stock of CC Media or (ii) a majority of the then-outstanding public shares.
     Employment Agreement
     Effective June 29, 2008, John E. Hogan, a named executive officer of CC Media, entered into an employment agreement with CCB, an indirect subsidiary of CC Media. Please see “Executive Compensation Discussion and Analysis—Employment Agreements with the Named Executive Officers—John E. Hogan” for a description of this agreement.
     Policy on Review, Approval or Ratification of Transactions with Related Persons
     CC Media has not adopted any formal policies or procedures for the review, approval, or ratification of certain related party transactions that may be required to be reported under the SEC disclosure rules. Such transactions, if and when they are proposed or have occurred, will be reviewed by the Board (other than the directors involved, if any) on a case-by-case basis. The Board may consider any relevant factors when reviewing the appropriateness of a related party transaction, including (i) the importance of the transaction to CC Media, (ii) the amount involved in the proposed transaction, (iii) the specific interest of the director or executive officer (or immediate family members of same) in the proposed transaction, and (iv) the overall fairness of the terms of the transaction to CC Media.
AUDIT COMMITTEE REPORT
     The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of CC Media Holdings, Inc.’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent CC Media Holdings specifically incorporates this Report by reference therein.
     The Audit Committee is comprised three directors, of which at least two members satisfy the independence requirements of the Sarbanes-Oxley Act of 2002, and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on CC Media Holdings’ Internet website at www.ccmediaholdings.com. A copy may also be obtained upon request from the Secretary of CC Media Holdings.
     As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of CC Media Holdings financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of CC Media Holdings’ financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, CC Media Holdings’ independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with auditing standards established by the Public Company Accounting Oversight Board (“PCAOB”) and for issuing reports thereon.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
     Among other matters, the Audit Committee monitors the activities and performance of CC Media Holdings’ internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace CC Media Holdings’ independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of CC Media Holdings’ financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees CC Media Holdings’ internal compliance programs.
     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter.
     During the course of 2008, management completed the documentation, testing and evaluation of CC Media Holdings’ internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of CC Media Holdings’ internal control over financial reporting. The Audit Committee also reviewed the report of management contained in CC Media Holdings’ Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in CC Media Holdings’ Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
     In overseeing the preparation of CC Media Holdings’ financial statements, the Committee met with both management and CC Media Holdings’ outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).
     With respect to CC Media Holdings’ outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Committee continued to monitor the scope and adequacy of CC Media Holdings’ internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of CC Media Holdings’ audited financial statements in CC Media Holdings’ Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
Respectfully submitted,
THE AUDIT COMMITTEE
David Abrams, Chairman
Richard Bressler and
Blair Hendrix
AUDITOR FEES
     Ernst & Young LLP billed CC Media the following fees for services provided during the five months ended December 31, 2008:

(In thousands)
Annual audit fees (1)	$7,791
Audit-related fees (2)	208
Tax fees (3)	952
All other fees (4)	—

Total fees for services	$8,951

(1)	Annual audit fees are for professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $952,315 in tax fees, $58,056 was related to tax compliance services.

(4)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.
     CC Media’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to CC Media is compatible with maintaining Ernst & Young LLP’s independence.
     The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for CC Media by its independent auditor. The chairperson of the Audit Committee may represent the entire Audit Committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITOR
     Subject to ratification by the stockholders, the Audit Committee has reappointed Ernst & Young LLP as the independent auditor to audit the financial statements of CC Media for the year ending December 31, 2009.
     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee may terminate the appointment of Ernst & Young LLP as the independent auditor without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.
     The affirmative vote of the holders of a majority of CC Media’s outstanding shares of common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of the independent auditor. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2009.
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
     Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2010 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of CC Media no later than January 1, 2010. Proposals should be sent to: Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
ADVANCE NOTICE PROCEDURES
     Under our Bylaws, stockholders may not present a proposal for consideration at any stockholders meeting unless the Secretary of CC Media receives such proposal not less than 90 days and not more than 120 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in CC Media’s proxy statement.
OTHER MATTERS
     Neither CC Media management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
GENERAL
     The cost of soliciting proxies will be borne by CC Media. Following the original mailing of the proxy soliciting material, regular employees of CC Media or its subsidiaries may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. CC Media expects to reimburse such parties for their charges and expenses connected therewith.

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CC Media and some brokers household proxy materials, whereby a single proxy statement is delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
     An electronic copy of CC Media’s Annual Report on Form 10-K filed with the SEC on March 2, 2009 is available free of charge at CC Media’s Internet website at www.ccmediaholdings.com. A paper copy of the Form 10-K is also available without charge to stockholders upon written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
     This document is dated April 30, 2009 and is first being mailed to stockholders on or about May 5, 2009.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2009.
     The Proxy Statement and Annual Report are available at:
http://bnymellon.mobular.net/bnymellon/ccmo
Andrew W. Levin
Executive Vice President, Chief Legal Officer and
Secretary

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA
STOCK PERFORMANCE GRAPH
     The following chart demonstrates a comparison of the cumulative total returns, adjusted for stock splits and dividends, for CC Media, a Radio Index, and the NASDAQ Stock Market Index for the period from July 30, 2008 through December 31, 2008.
Indexed yearly Stock Price Close
(Prices adjusted for Stock Splits and Dividends)

	7/30/08	12/31/08
CC Media	1,000	63
Radio Index *	1,000	562
NASDAQ Stock Market Index	1,000	712

*	The Radio Index is comprised of Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.
EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K
ITEM 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
     Our Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol “CCMO”. There were 108 shareholders of record as of February 26, 2009. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following quotations obtained from the OTC Bulletin Board reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
	Market Price
	High	Low
2008
Third Quarter	$18.95	$7.75
Fourth Quarter	13.25	1.15
     There is no established public trading market for our Class B and Class C common stock. There were 555,556 Class B common shares and 58,967,502 Class C common shares outstanding on February 26, 2009. All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P.

Dividend Policy
     The Company currently does not intend to pay regular quarterly cash dividends on the shares of its common stock. The Company has not declared any dividend on its common stock since its incorporation. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects the Company’s ability to pay dividends.
Equity Compensation Plan
Please refer to Item 12 of this Annual Report.
ITEM 6. Selected Financial Data
     The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.
     The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this Form 10-K.

	For the Years ended December 31,
	2008(1)	2007(2)	2006(3)	2005	2004
(In thousands)	Combined	Pre-merger	Pre-merger	Pre-merger	Pre-merger
Results of Operations Information:
Revenue	$6,688,683	$6,921,202	$6,567,790	$6,126,553	$6,132,880
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,904,444	2,733,004	2,532,444	2,351,614	2,216,789
Selling, general and administrative expenses (excludes depreciation and amortization)	1,829,246	1,761,939	1,708,957	1,651,195	1,644,251
Depreciation and amortization	696,830	566,627	600,294	593,477	591,670
Corporate expenses (excludes depreciation and amortization)	227,945	181,504	196,319	167,088	163,263
Merger expenses	155,769	6,762	7,633	—	—
Impairment charge(4)	5,268,858	—	—	—	—
Other operating income — net	28,032	14,113	71,571	49,656	43,040

Operating income (loss)	(4,366,377)	1,685,479	1,593,714	1,412,835	1,559,947
Interest expense	928,978	451,870	484,063	443,442	367,511
Gain (loss) on marketable securities	(82,290)	6,742	2,306	(702)	46,271
Equity in earnings of nonconsolidated affiliates	100,019	35,176	37,845	38,338	22,285
Other income (expense) — net	126,393	5,326	(8,593)	11,016	(30,554)

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	(5,151,233)	1,280,853	1,141,209	1,018,045	1,230,438
Income tax benefit (expense)	524,040	(441,148)	(470,443)	(403,047)	(471,504)
Minority interest expense, net of tax	16,671	47,031	31,927	17,847	7,602

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	(4,643,864)	792,674	638,839	597,151	751,332
Income from discontinued operations, net(5)	638,391	145,833	52,678	338,511	94,467

Income (loss) before cumulative effect of a change in accounting principle	(4,005,473)	938,507	691,517	935,662	845,799
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 (6)	—	—	—	—	(4,883,968)

Net income (loss)	$(4,005,473)	$938,507	$691,517	$935,662	$(4,038,169)

	Post-merger	Pre-merger
	For the Five	For the Seven
	Months Ended	Months Ended
	December 31,	July 30,	For the Pre-merger Years Ended December 31,
	2008	2008	2007(2)	2006(3)	2005	2004
Net income (loss) per common share:
Basic:
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$(62.04)	$.80	$1.60	$1.27	$1.09	$1.26
Discontinued operations	(.02)	1.29	.30	.11	.62	.16

Income (loss) before cumulative effect of a change in accounting principle	(62.06)	2.09	1.90	1.38	1.71	1.42
Cumulative effect of a change in accounting principle	—	—	—	—	—	(8.19)

Net income (loss)	$(62.06)	$2.09	$1.90	$1.38	$1.71	$(6.77)

Diluted:
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$(62.04)	$.80	$1.60	$1.27	$1.09	$1.26
Discontinued operations	(.02)	1.29	.29	.11	.62	.15

Income (loss) before cumulative effect of a change in accounting principle	(62.06)	2.09	1.89	1.38	1.71	1.41
Cumulative effect of a change in accounting principle	—	—	—	—	—	(8.16)

Net income (loss)	$(62.06)	$2.09	$1.89	$1.38	$1.71	$(6.75)

Dividends declared per share	$—	$—	$.75	$.75	$.69	$.45

	As of December 31,
	2008	2007(2)	2006(3)	2005	2004
(In thousands)	Post-merger	Pre-merger	Pre-merger	Pre-merger	Pre-merger
Balance Sheet Data:
Current assets	$2,066,554	$2,294,583	$2,205,730	$2,398,294	$2,269,922
Property, plant and equipment — net, including discontinued operations(7)	3,548,159	3,215,088	3,236,210	3,255,649	3,328,165
Total assets	21,125,463	18,805,528	18,886,455	18,718,571	19,959,618
Current liabilities	1,845,946	2,813,277	1,663,846	2,107,313	2,184,552
Long-term debt, net of current maturities	18,940,697	5,214,988	7,326,700	6,155,363	6,941,996
Shareholders’ equity (deficit)	(3,380,147)	8,797,491	8,042,341	8,826,462	9,488,078

(1)	The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger. We applied preliminary purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008. Please refer to the consolidated financial statements located in Item 8 of this Form 10-K for details on the post-merger and pre-merger periods.

(2)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.

(3)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method.

(4)	We recorded a non-cash impairment charge of $5.3 billion in 2008 as a result of the global economic slowdown which adversely affected advertising revenues across our businesses in recent months, as discussed more fully in Item 7.

(5)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business which we sold on March 14, 2008 and certain of our non-core radio stations.

(6)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, in 2004 as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill.

(7)	Excludes the property, plant and equipment — net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Consummation of Merger
     We were formed in May 2007 by private equity funds sponsored by Bain and THL for the purpose of acquiring the business of Clear Channel Communications, Inc., or Clear Channel. The acquisition was completed pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008. As a result of the merger, each issued and outstanding share of Clear Channel, other than shares held by certain of our principals that were rolled over and exchanged for shares of our Class A common stock, were either exchanged for (i) $36.00 in cash consideration, without interest, or (ii) one share of our Class A common stock.
     We accounted for our acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. We have preliminarily allocated a portion of the consideration paid to the assets and liabilities acquired at their initial estimated respective fair values with the remaining portion recorded at the continuing shareholders’ basis. Excess consideration after this preliminary allocation was recorded as goodwill.
     We estimated the preliminary fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. We are currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will complete our purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.
Impairment Charge
     The global economic slowdown has adversely affected advertising revenues across our businesses in recent months. As a result, we performed an impairment test in the fourth quarter of 2008 on our indefinite-lived FCC licenses, indefinite-lived permits and goodwill.
     Our FCC licenses and permits are valued using the direct valuation approach, with the key assumptions being market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.
     The estimated fair value of FCC licenses and permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $1.7 billion on our FCC licenses and permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses and permits.
     The goodwill impairment test requires us to measure the fair value of our reporting units and compare the estimated fair value to the carrying value, including goodwill. Each of our reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires us to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.
     The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $3.6 billion to reduce our goodwill. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.
     While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our FCC licenses, permits and reporting units, it is possible a material change could occur to the estimated fair value of these assets. If our actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Restructuring Program
     On January 20, 2009 we announced that we commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, we eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The restructuring program will also include other actions, including elimination of overlapping functions and other cost savings initiatives. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all. In addition, we may modify or terminate the restructuring program in response to economic conditions or otherwise.
     As of December 31, 2008 we had recognized approximately $95.9 million of expenses related to our restructuring program. These expenses primarily related to severance of approximately $83.3 million and $12.6 million related to professional fees.
Sale of Non-core Radio Stations
     We determined that each radio station market in Clear Channel’s previously announced non-core radio station sales represents a disposal group consistent with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). Consistent with the provisions of Statement 144, we classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations for all periods presented. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, we determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. We determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.
Sale of the Television Business
     On March 14, 2008, Clear Channel completed the sale of its television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, Clear Channel recorded a gain of $662.9 million as a component of “Income from discontinued operations, net” in our consolidated statement of operations during the quarter ended March 31, 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for all of 2007 and 2006. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.
Format of Presentation
     Our consolidated balance sheets, statements of operations, statements of cash flows and shareholders’ equity are presented for two periods: post-merger and pre-merger. Prior to the acquisition, we had not conducted any activities, other than activities incident to our formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. We applied preliminary purchase accounting to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:
•	The period from July 31 through December 31, 2008 includes the post-merger period. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of ours and our business became that of Clear Channel and its subsidiaries.

•	The period from January 1 through July 30, 2008 includes the pre-merger period of Clear Channel. Prior to the consummation of our acquisition of Clear Channel, we had not conducted any activities, other than activities incident to our formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition.

•	The 2007 and 2006 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.
     The discussion in this MD&A is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented but are not discussed separately. We believe that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to 2007 and 2006.

     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, or radio, which includes our national syndication business, Americas Outdoor Advertising, or Americas, and International Outdoor Advertising, or International. Included in the “other” segment are our media representation business, Katz Media, as well as other general support services and initiatives.
     We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Impairment charge, Other operating income — net, Interest expense, Gain (loss) on marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) — net, Income tax benefit (expense) and Minority interest benefit (expense) — net of tax are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Radio Broadcasting
     Our radio business has been adversely impacted and may continue to be adversely impacted by the difficult economic conditions currently present in the United States. The weakening economy in the United States has, among other things, adversely affected our clients’ need for advertising and marketing services thereby reducing demand for our advertising spots. Continuing weakening demand for these services could materially affect our business, financial condition and results of operations.
     Our revenue is derived from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration. The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is defined by management as revenue earned divided by commercial capacity available.
     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across all of our stations.
     Management looks at our radio operations’ overall revenue as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staffs while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment.
     Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.
     A portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.
Americas and International Outdoor Advertising
     Our outdoor advertising business has been, and may continue to be, adversely impacted by the difficult economic conditions currently present in the United States and other countries in which we operate. The continuing weakening economy has, among other things, adversely affected our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our client’s solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.
     Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

     Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.
     In our International business, normal market practice is to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the U.S. In addition, competitive bidding for street furniture and transit contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.
     Our street furniture and transit display contracts, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
     Our 2008 and 2007 results of operations include the full year results of operations of Interspace Airport Advertising, or Interspace, and our results of operations for 2006 include a partial year of the results of operations of Interspace, which we acquired in July 2006.
FAS 123(R), Share-Based Payments
     As of December 31, 2008, there was $130.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over four years. In addition, as of December 31, 2008, there was $80.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.
     Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon the closing of the merger. As a result, holders of stock options, other than certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, received cash or, if elected, an amount of Company stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share while holders of restricted stock awards received, with respect to each share of restricted stock, $36.00 per share in cash, without interest or, if elected, a share of Company stock. Approximately $39.2 million of share-based compensation was recognized in the 2008 pre-merger period as a result of the accelerated vesting of stock options and restricted stock awards and is included in the table below.

     The following table details compensation costs related to share-based payments for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
(In millions)	2008	2007	2006

Radio Broadcasting
Direct Operating Expenses	$17.2	$10.0	$11.1
SG&A	20.6	12.2	14.1
Americas Outdoor Advertising
Direct Operating Expenses	$6.3	$5.7	$3.4
SG&A	2.1	2.2	1.3
International Outdoor Advertising
Direct Operating Expenses	$1.7	$1.2	$0.9
SG&A	0.4	0.5	0.4
Other
Direct Operating Expenses	$0.5	$—	$0.7
SG&A	0.8	—	1.0
Corporate	$28.9	$12.2	$9.1
THE COMPARISON OF YEAR ENDED DECEMBER 31, 2008 TO YEAR ENDED DECEMBER 31, 2007 IS AS FOLLOWS:

	Post-merger	Pre-merger	Combined
		Period from
	Period from July 31	January 1	Year ended
	through December 31,	through July 30,	December 31,
(In thousands)	2008	2008	2008
Revenue	$2,736,941	$3,951,742	$6,688,683
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,198,345	1,706,099	2,904,444
Selling, general and administrative expenses (excludes depreciation and amortization)	806,787	1,022,459	1,829,246
Depreciation and amortization	348,041	348,789	696,830
Corporate expenses (excludes depreciation and amortization)	102,276	125,669	227,945
Merger expenses	68,085	87,684	155,769
Impairment charge	5,268,858	—	5,268,858
Other operating income — net	13,205	14,827	28,032

Operating income (loss)	(5,042,246)	675,869	(4,366,377)
Interest expense	715,768	213,210	928,978
Gain (loss) on marketable securities	(116,552)	34,262	(82,290)
Equity in earnings of nonconsolidated affiliates	5,804	94,215	100,019
Other income (expense) — net	131,505	(5,112)	126,393

Income (loss) before income taxes, minority interest and discontinued operations	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense):
Current	76,729	(27,280)	49,449
Deferred	619,894	(145,303)	474,591

Income tax benefit (expense)	696,623	(172,583)	524,040
Minority interest income (expense), net of tax	481	(17,152)	(16,671)

Income (loss) before discontinued operations	(5,040,153)	396,289	(4,643,864)
Income (loss) from discontinued operations, net	(1,845)	640,236	638,391

Net income (loss)	$(5,041,998)	$1,036,525	$(4,005,473)

	Year Ended December 31,
	2008	2007	% Change
(In thousands)	Combined	Pre-merger	2008 v. 2007
Revenue	$6,688,683	$6,921,202	(3%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,904,444	2,733,004	6%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,829,246	1,761,939	4%
Depreciation and amortization	696,830	566,627	23%
Corporate expenses (excludes depreciation and amortization)	227,945	181,504	26%
Merger expenses	155,769	6,762
Impairment charge	5,268,858	—
Other operating income — net	28,032	14,113

Operating income (loss)	(4,366,377)	1,685,479
Interest expense	928,978	451,870
Gain (loss) on marketable securities	(82,290)	6,742
Equity in earnings of nonconsolidated affiliates	100,019	35,176
Other income (expense) — net	126,393	5,326

Income (loss) before income taxes, minority interest expense and discontinued operations	(5,151,233)	1,280,853
Income tax benefit (expense):
Current	49,449	(252,910)
Deferred	474,591	(188,238)

Income tax expense	524,040	(441,148)
Minority interest expense, net of tax	16,671	47,031

Income (loss) before discontinued operations	(4,643,864)	792,674
Income from discontinued operations, net	638,391	145,833

Net income (loss)	$(4,005,473)	$938,507

Consolidated Results of Operations
Revenue
     Our consolidated revenue decreased $232.5 million during 2008 compared to 2007. Revenue growth during the first nine months of 2008 was offset by a decline of $254.0 million in the fourth quarter. Revenue declined $264.7 million during 2008 compared to 2007 from our radio business associated with decreases in both local and national advertising. Our Americas outdoor revenue also declined approximately $54.8 million attributable to decreases in poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers. The declines were partially offset by an increase from our international outdoor revenue of approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange.
Direct Operating Expenses
     Our consolidated direct operating expenses increased approximately $171.4 million during 2008 compared to 2007. Our international outdoor business contributed $90.3 million to the increase primarily from an increase in site lease expenses and $39.5 million related to movements in foreign exchange. Our Americas outdoor business contributed $57.0 million to the increase primarily from new contracts. These increases were partially offset by a decline in direct operating expenses in our radio segment of approximately $3.6 million related to a decline in programming expenses.
Selling, General and Administrative Expenses (SG&A)
     Our SG&A increased approximately $67.3 million during 2008 compared to 2007. Approximately $48.3 million of this increase occurred during the fourth quarter primarily as a result of an increase in severance. Our international outdoor business contributed approximately $41.9 million to the increase primarily from movements in foreign exchange of $11.2 million and an increase in severance in 2008 associated with our restructuring plan of approximately $20.1 million. Our Americas outdoor business’ SG&A increased approximately $26.4 million largely from increased bad debt expense of $15.5 million and an increase in severance in 2008 associated with our restructuring plan of $4.5 million. SG&A expenses in our radio business decreased approximately $7.5 million primarily from reduced marketing and promotional expenses and a decline in commissions associated with the decline in revenues, partially offset by increase in severance in 2008 associated with our restructuring plan of approximately $32.6 million.
Depreciation and Amortization
     Depreciation and amortization expense increased $130.2 million in 2008 compared to 2007 primarily due to $86.0 million in additional depreciation and amortization associated with the preliminary purchase accounting adjustments to the acquired assets, $29.3 million of accelerated depreciation in our Americas and International outdoor segments from billboards that were removed and approximately $11.3 million related to impaired advertising display contracts in our international segment.
Corporate Expenses
     The increase in corporate expenses of $46.4 million in 2008 compared to 2007 primarily relates to a $16.7 million increase in non-cash compensation related to awards that vested at closing of the merger, a $6.3 million management fee to the Sponsors in connection with the management and advisory services provided following the merger, and $6.2 million related to outside professional services.
Merger Expenses
     Merger expenses for 2008 were $155.8 million and include accounting, investment banking, legal and other expenses.
Impairment Charge
     The global economic slowdown has adversely affected advertising revenues across our businesses in recent months. As discussed above, we performed an impairment test in the fourth quarter of 2008 and recognized a non-cash impairment charge to our indefinite-lived intangible assets and goodwill of $5.3 billion.
Other Operating Income — Net
     The $28.0 million income for 2008 consists of a gain of $3.3 million from the sale of sports broadcasting rights, a $7.0 million gain on the disposition of a representation contract, a $4.0 million gain on the sale of property, plant and equipment, a $1.7 million gain on the sale of international street furniture and $9.6 million from the favorable settlement of a lawsuit. The $14.1 million income in 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.4 million from the disposition of assets in our radio segment.
Interest Expense
     The increase in interest expense for 2008 over 2007 is the result of the increase in our average debt outstanding after the merger. Our outstanding debt was $19.5 billion and $6.6 billion at December 31, 2008 and 2007, respectively.
Gain (Loss) on Marketable Securities
     During the fourth quarter of 2008, we recorded a non-cash impairment charge to certain available-for-sale securities. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of the merger. As a result, we considered the guidance in SAB Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge. This loss was partially offset by a net gain of $27.0 million recorded in the second quarter of 2008 on the unwinding of our secured forward exchange contracts and the sale of our American Tower Corporation, or AMT, shares.
     The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of the shares of AMT held by Clear Channel and the related forward exchange contracts.
Other Income (Expense) — Net
     Other income of $126.4 million in 2008 relates to an aggregate gain of $124.5 million on the fourth quarter 2008 tender of certain of Clear Channel’s outstanding notes, a $29.3 million foreign exchange gain on translating short-term intercompany notes, an $8.0 million dividend received, partially offset by a $29.8 million loss on the third quarter 2008 tender of certain of Clear Channel’s outstanding notes and a $4.7 million impairment of our investment in a radio partnership and $0.9 million of various other items.

     Other income of $5.3 million in 2007 primarily relates to a foreign exchange gain on translating short-term intercompany notes.
Equity in Earnings of Non-consolidated Affiliates
     Equity in earnings of nonconsolidated affiliates increased $64.8 million in 2008 compared to 2007 primarily from a $75.6 million gain recognized in the first quarter 2008 on the sale of Clear Channel’s 50% interest in Clear Channel Independent, a South African outdoor advertising company. We also recognized a gain of $9.2 million on the disposition of 20% of Grupo ACIR Comunicaciones. These gains were partially offset by a $9.0 million impairment charge to one of our international outdoor equity method investments and declines in equity in income from our investments in certain international radio broadcasting companies as well as the loss of equity in earnings from the disposition of Clear Channel Independent.
Income Taxes
     Current tax expense for 2008 decreased $302.4 million compared to 2007 primarily due to a decrease in “income (loss) before income taxes, minority interest and discontinued operations” of $1.2 billion which excludes the non-tax deductible impairment charge of $5.3 billion recorded in 2008. In addition, current tax benefits of approximately $74.6 million were recorded during 2008 related to the termination of Clear Channel’s cross currency swap. Also, we recognized additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008. These current tax benefits were partially offset by additional current tax expense recorded in 2008 related to currently non deductible transaction costs as a result of the merger.
     The effective tax rate for the year ended December 31, 2008 decreased to 10.2% as compared to 34.4% for the year ended December 31, 2007, primarily due to the impairment charge that resulted in a $5.3 billion decrease in “income (loss) before income taxes, minority interest and discontinued operations” and tax benefits of approximately $648.2 million. Partially offsetting this decrease to the effective rate were tax benefits recorded as a result of the release of valuation allowances on the capital loss carryforwards that were used to offset the taxable gain from the disposition of Clear Channel’s investment in AMT and Grupo ACIR Comunicaciones. Additionally, Clear Channel sold its 50% interest in Clear Channel Independent in 2008, which was structured as a tax free disposition. The sale resulted in a gain of $75.6 million with no current tax expense. Further, in 2008 valuation allowances were recorded on certain net operating losses generated during the period that were not able to be carried back to prior years. Due to the lack of earnings history as a merged company and limitations on net operating loss carryback claims allowed, the Company cannot rely on future earnings and carryback claims as a means to realize deferred tax assets which may arise as a result of future period net operating losses. Pursuant to the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred tax valuation allowances would be required on those deferred tax assets.
     For the year ended December 31, 2008, deferred tax expense decreased $662.8 million as compared to 2007 primarily due to the impairment charge recorded in 2008 related to the tax deductible intangibles. This decrease was partially offset by increases in deferred tax expense in 2008 related to recording of valuation allowances on certain net operating losses as well as the termination of the cross currency swap and the additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008 mentioned above.
Minority Interest, Net of Tax
     The decline in minority interest expense of $30.4 million in 2008 compared to 2007 relates to the decline for the same period in net income of our subsidiary, Clear Channel Outdoor Holdings, Inc.
Discontinued Operations
     Income from discontinued operations of $638.4 million recorded during 2008 primarily relates to a gain of $631.9 million, net of tax, related to the sale of our television business and radio stations.

Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,
	2008	2007	% Change
(In thousands)	Combined	Pre-merger	2008 v. 2007
Revenue	$3,293,874	$3,558,534	(7%)
Direct operating expenses	979,324	982,966	(0%)
Selling, general and administrative expense	1,182,607	1,190,083	(1%)
Depreciation and amortization	152,822	107,466	42%

Operating income	$979,121	$1,278,019	(23%)

     Our radio broadcasting revenue declined approximately $264.7 million during 2008 compared to 2007, with approximately 43% of the decline occurring during the fourth quarter. Our local revenues were down $205.6 million in 2008 compared to 2007. National revenues declined as well. Both local and national revenues were down as a result of overall weakness in advertising. Our radio revenue experienced declines across advertising categories including automotive, retail and entertainment advertising categories. For the year ended December 31, 2008, our total minutes sold and average minute rate declined compared to 2007.
     Direct operating expenses declined approximately $3.6 million. Decreases in programming expenses of approximately $21.2 million from our radio markets were partially offset by an increase in programming expenses of approximately $16.3 million in our national syndication business. The increase in programming expenses in our national syndication business was mostly related to contract talent payments. SG&A expenses decreased approximately $7.5 million primarily from reduced marketing and promotional expenses and a decline in commission expenses associated with the revenue decline. Partially offsetting the decline in SG&A was an increase in severance in 2008 associated with our restructuring plan of approximately $32.6 million and an increase in bad debt expense of approximately $17.3 million.
     Depreciation and amortization increased approximately $45.4 million mostly as a result of additional amortization associated with the preliminary purchase accounting adjustments to the acquired intangible assets.
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,
	2008	2007	% Change
(In thousands)	Combined	Pre-merger	2008 v. 2007
Revenue	$1,430,258	$1,485,058	(4%)
Direct operating expenses	647,526	590,563	10%
Selling, general and administrative expense	252,889	226,448	12%
Depreciation and amortization	207,633	189,853	9%

Operating income	$322,210	$478,194	(33%)

     Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.
     Our Americas direct operating expenses increased $57.0 million primarily from higher site lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $2.4 million in severance. Our SG&A expenses increased $26.4 million largely from increased bad debt expense of $15.5 million and an increase of $4.5 million in severance in 2008 associated with our restructuring plan.
     Depreciation and amortization increased approximately $17.8 million mostly as a result of $6.6 million related to additional depreciation and amortization associated with preliminary purchase accounting adjustments to the acquired assets and $11.3 million of accelerated depreciation from billboards that were removed.

International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,
	2008	2007	% Change
(In thousands)	Combined	Pre-merger	2008 v. 2007
Revenue	$1,859,029	$1,796,778	3%
Direct operating expenses	1,234,610	1,144,282	8%
Selling, general and administrative expense	353,481	311,546	13%
Depreciation and amortization	264,717	209,630	26%

Operating income	$6,221	$131,320	(95%)

     Revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The remaining revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.
     During the fourth quarter of 2008, revenue declined approximately $88.6 million compared to the fourth quarter of 2007, of which approximately $51.8 million was attributable to movements in foreign exchange and the remainder primarily the result of a decline in advertising demand.
     Direct operating expenses increased $90.3 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in direct operating expenses was driven by an increase in site lease expenses. SG&A expenses increased $41.9 million in 2008 over 2007 with approximately $11.2 million related to movements in foreign exchange and $20.1 million related to severance in 2008 associated with our restructuring plan.
     Depreciation and amortization expenses increased $55.1 million with $18.8 million related to additional depreciation and amortization associated with the preliminary purchase accounting adjustments to the acquired assets, approximately $18.0 million related to an increase in accelerated depreciation from billboards to be removed, approximately $11.3 million related to impaired advertising display contracts and $4.9 million related to an increase from movements in foreign exchange.
Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2008	2007
Radio Broadcasting	$979,121	$1,278,019
Americas Outdoor Advertising	322,210	478,194
International Outdoor Advertising	6,221	131,320
Other	(31,419)	(11,659)
Impairment charge	(5,268,858)	—
Other operating income — net	28,032	14,113
Merger expenses	(155,769)	(6,762)
Corporate	(245,915)	(197,746)

Consolidated operating income	$(4,366,377)	$1,685,479

THE COMPARISON OF YEAR ENDED DECEMBER 31, 2007 TO YEAR ENDED DECEMBER 31, 2006 IS AS FOLLOWS:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$6,921,202	$6,567,790	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	2,532,444	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	1,708,957	3%
Depreciation and amortization	566,627	600,294	(6%)
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	(8%)
Merger expenses	6,762	7,633
Other operating income — net	14,113	71,571

Operating income	1,685,479	1,593,714	6%
Interest expense	451,870	484,063
Gain (loss) on marketable securities	6,742	2,306
Equity in earnings of nonconsolidated affiliates	35,176	37,845
Other income (expense) — net	5,326	(8,593)

Income before income taxes, minority interest expense and discontinued operations	1,280,853	1,141,209
Income tax expense:
Current	252,910	278,663
Deferred	188,238	191,780

Income tax expense	441,148	470,443
Minority interest expense, net of tax	47,031	31,927

Income before discontinued operations	792,674	638,839
Income from discontinued operations, net	145,833	52,678

Net income	$938,507	$691,517

Consolidated Results of Operations
Revenue
     Our consolidated revenue increased $353.4 million during 2007 compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace. Our radio revenue was essentially flat. Declines in local and national advertising revenue were partially offset by an increase in our syndicated radio programming, traffic and on-line businesses. These increases were also partially offset by declines from operations classified in our “other” segment.
Direct Operating Expenses
     Our direct operating expenses increased $200.6 million in 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace. Partially offsetting these increases was a decline in our radio direct operating expenses of approximately $11.7 million primarily from a decline in programming and expenses associated with non-traditional revenue.

Selling, General and Administrative Expenses (SG&A)
     Our SG&A increased $53.0 million in 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace. Our radio SG&A expenses increased $4.3 million for the comparative periods primarily from an increase in our marketing and promotions department which was partially offset by a decline in bonus and commission expenses.
Depreciation and Amortization
     Depreciation and amortization expense decreased approximately $33.7 million primarily from a decrease in the radio segments fixed assets and a reduction in amortization from international outdoor contracts.
Corporate Expenses
     Corporate expenses decreased $14.8 million during 2007 compared to 2006 primarily related to a decline in radio bonus expenses.
Merger Expenses
     We entered into the Merger Agreement, as amended, in the fourth quarter of 2006. Expenses associated with the merger were $6.8 million and $7.6 million for the years ended December 31, 2007 and 2006, respectively, and include accounting, investment banking, legal and other expenses.
Other Operating Income — Net
     Other operating income — net of $14.1 million for the year ended December 31, 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.4 million from the disposition of assets in our radio segment.
     Other operating income — net of $71.6 million for the year ended December 31, 2006 mostly related to $34.6 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense declined $32.2 million for the year ended December 31, 2007 compared to the same period of 2006. The decline was primarily associated with the reduction in our average outstanding debt during 2007.
Gain (Loss) on Marketable Securities
     The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of our American Tower Corporation, or AMT, shares and the related forward exchange contracts. The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and the related secured forward exchange contracts associated with those securities.
Other Income (Expense) — Net
     Other income of $5.3 million recorded in 2007 primarily relates to foreign exchange gains while other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses.
Income Taxes
     Current tax expense decreased $25.8 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to current tax benefits of approximately $45.7 million recorded in 2007 related to the settlement of several tax positions with the Internal Revenue Service for the 1999 through 2004 tax years. In addition, we recorded current tax benefits of approximately $14.6 million in 2007 related to the utilization of capital loss carryforwards. The 2007 current tax benefits were partially offset by additional current tax expense due to an increase in Income before income taxes of $139.6 million.

     Deferred tax expense decreased $3.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to additional deferred tax benefits of approximately $8.3 million recorded in 2007 related to accrued interest and state tax expense on uncertain tax positions. In addition, we recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.
Minority Interest, Net of Tax
     Minority interest expense increased $15.1 million in 2007 compared to 2006 primarily from an increase in net income attributable to our subsidiary Clear Channel Outdoor Holdings, Inc.
Discontinued Operations
     We closed on the sale of 160 stations in 2007 and 5 stations in 2006. The gain on sale of assets recorded in discontinued operations for these sales was $144.6 million and $0.3 million in 2007 and 2006, respectively. The remaining $1.2 million and $52.4 million are associated with the net income from radio stations and our television business that are recorded as income from discontinued operations for 2007 and 2006, respectively.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$3,558,534	$3,567,413	0%
Direct operating expenses	982,966	994,686	(1%)
Selling, general and administrative expense	1,190,083	1,185,770	0%
Depreciation and amortization	107,466	125,631	(14%)

Operating income	$1,278,019	$1,261,326	1%

     Our radio revenue was essentially flat. Declines in local and national revenues were partially offset by increases in network, traffic, syndicated radio and on-line revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and political advertising categories. During 2007, our average minute rate declined compared to 2006.
     Our radio broadcasting direct operating expenses declined approximately $11.7 million in 2007 compared to 2006. The decline was primarily from a $14.8 million decline in programming expenses partially related to salaries, a $16.5 million decline in non-traditional expenses primarily related to fewer concert events sponsored by us in the current year and $5.1 million in other direct operating expenses. Partially offsetting these declines were increases of $5.7 million in traffic expenses and $19.1 million in internet expenses associated with the increased revenues in these businesses. SG&A expenses increased $4.3 million during 2007 as compared to 2006 primarily from an increase of $16.2 million in our marketing and promotions department partially offset by a decline of $9.5 million in bonus and commission expenses.
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$1,485,058	$1,341,356	11%
Direct operating expenses	590,563	534,365	11%
Selling, general and administrative expenses	226,448	207,326	9%
Depreciation and amortization	189,853	178,970	6%

Operating income	$478,194	$420,695	14%

     Americas revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.
     Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.
     Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$1,796,778	$1,556,365	15%
Direct operating expenses	1,144,282	980,477	17%
Selling, general and administrative expenses	311,546	279,668	11%
Depreciation and amortization	209,630	228,760	(8%)

Operating income	$131,320	$67,460	95%

     International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.
     Our international direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.
     Depreciation and amortization declined $19.1 million during 2007 compared to 2006 primarily from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.
Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2007	2006
Radio Broadcasting	$1,278,019	$1,261,326
Americas Outdoor Advertising	478,194	420,695
International Outdoor Advertising	131,320	67,460
Other	(11,659)	(4,225)
Other operating income — net	14,113	71,571
Merger expenses	(6,762)	(7,633)
Corporate	(197,746)	(215,480)

Consolidated operating income	$1,685,479	$1,593,714

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows

		Period from
		July 31	Period from
		through	January 1
		December 31,	to July 30,	Years ended December 31,
	2008	2008	2008	2007	2006
(In thousands)	Combined	Post-merger	Pre-merger	Pre-merger	Pre-merger
Cash provided by (used in):
Operating activities	$1,281,284	$246,026	$1,035,258	$1,576,428	$1,748,057
Investing activities	$(18,127,954)	$(17,711,703)	$(416,251)	$(482,677)	$(607,011)
Financing activities	$15,907,798	$17,554,739	$(1,646,941)	$(1,431,014)	$(1,178,610)
Discontinued operations	$1,033,570	$2,429	$1,031,141	$366,411	$69,227
Operating Activities
     2008
     Net cash flow from operating activities for 2008 primarily reflects a loss before discontinued operations of $4.6 billion plus a non-cash impairment charge of $5.3 billion, depreciation and amortization of $696.8 million, the amortization of deferred financing charges of approximately $106.4 million, and share-based compensation of $78.6 million, partially offset by a deferred tax benefit of $474.6 million.
     2007
     Net cash flow from operating activities during 2007 primarily reflected income before discontinued operations of $792.7 million plus depreciation and amortization of $566.6 million and deferred taxes of $188.2 million.
     2006
     Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2006 principally reflects net income from continuing operations of $638.8 million and depreciation and amortization of $600.3 million. Net cash flows from operating activities also reflects an increase of $190.2 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation, Inc.
Investing Activities
     2008
     Net cash used in investing activities during 2008 principally reflects cash used in the acquisition of Clear Channel of $17.5 billion and the purchase of property, plant and equipment of $430.5 million.
     2007
     Net cash used in investing activities of $482.7 million for the year ended December 31, 2007 principally reflects the purchase of property, plant and equipment of $363.3 million.
     2006
     Net cash used in investing activities of $607.0 million for the year ended December 31, 2006 principally reflects capital expenditures of $336.7 million related to purchases of property, plant and equipment and $341.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale of other assets of $99.7 million.
Financing Activities
     2008
     Net cash used in financing activities for 2008 principally reflected $15.4 billion in debt proceeds used to finance the acquisition of Clear Channel, an equity contribution of $2.1 billion used to finance the acquisition of Clear Channel, $1.9 billion primarily for the redemptions of certain of our subsidiaries’ notes and $93.4 million in dividends paid.

     2007
     Net cash used in financing activities for the year ended December 31, 2007 principally reflects $372.4 million in dividend payments, decrease in debt of $1.1 billion, partially offset by the proceeds from the exercise of stock options of $80.0 million.
     2006
     Net cash used in financing activities for the year ended December 31, 2006 principally reflects $1.4 billion for shares repurchased, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.
Discontinued Operations
     During 2008, we completed the sale of our television business to Newport Television, LLC for $1.0 billion and completed the sales of certain radio stations for $110.5 million. The cash received from these sales was recorded as a component of cash flows from discontinued operations during 2008.
     The proceeds from the sale of five stations in 2006 and 160 stations in 2007 are classified as cash flows from discontinued operations in 2006 and 2007 respectively. Additionally, the cash flows from these stations are classified as discontinued operations for all periods presented.
Anticipated Cash Requirements
     Our primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic slowdown. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing services among our customers, resulting in a decline in advertising revenues across our businesses. This reduction in advertising revenues has had an adverse effect on our revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. The continuation of the global economic slowdown may continue to adversely impact our revenue, profit margins, cash flow and liquidity.
     In January 2009, in response to the deterioration in general economic conditions and the resulting negative impact on our business, we commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, we eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all.
     Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash flow from operations as well as cash on hand (including amounts drawn or available under our senior secured credit facilities) will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.
     Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. While there is no assurance in the current economic environment, we believe the lenders participating in our credit agreements will be willing and able to provide financing in accordance with the terms of their agreements. In this regard, on February 6, 2009 we borrowed the approximately $1.6 billon of remaining availability under our $2.0 billion revolving credit facility to improve our liquidity position in light of continuing uncertainty in credit market and economic conditions. We expect to refinance our $500.0 million 4.25% notes due May 15, 2009 with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose. The remaining $69.5 million of indebtedness maturing in 2009 will either be refinanced or repaid with cash flow from operations or on hand.
     We expect to be in compliance with the covenants under our senior secured credit facilities in 2009. However, our anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. In addition, our ability to comply with the covenants in our financing agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in our financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under our senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If we are unable to repay our obligations under any senior secured credit facilities or the receivables based credit facility, the lenders under such senior secured credit facilities or receivables based credit facility could proceed against any assets that were pledged to secure such senior secured credit facilities or receivables based credit facility. In addition, a default or acceleration under any of our financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions.
     Our corporate credit and issue-level ratings were downgraded on February 20, 2009 by Standard & Poor’s Ratings Services. Our corporate credit rating was lowered to “B-”. These ratings remain on credit watch with negative implications. Additionally, Moody’s Investors Service has placed our credit ratings on review for possible downgrade from “B2.” These ratings are significantly below investment grade. These ratings and any additional reductions in our credit ratings could further increase our borrowing costs and reduce the availability of financing to us. In addition, deteriorating economic conditions, including market disruptions, tightened credit markets and significantly wider corporate borrowing spreads, may make it more difficult or costly for us to obtain financing in the future. A credit rating downgrade does not constitute a default under any of our debt obligations.
     Our ability to fund our working capital needs, debt service and other obligations, and to comply with the financial covenants under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. Consequently, there can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations.
Sources of Capital
     As of December 31, 2008 and 2007, we had the following indebtedness outstanding:

	Post-merger	Pre-merger
	December 31,	December 31,
(In millions)	2008	2007
Term Loan A	$1,331.5	—
Term Loan B	10,700.0	—
Term Loan C	695.9	—
Delayed Draw Facility	532.5	—
Receivables Based Facility	445.6	—
Revolving Credit Facility (a)	220.0	—
Secured Subsidiary Debt	6.6	8.3

Total Secured Debt	13,932.1	8.3

Senior Cash Pay Notes	980.0	—
Senior Toggle Notes	1,330.0	—
Clear Channel $1.75 billion credit facility	—	174.6
Clear Channel Senior Notes (b)	3,192.3	5,646.4
Clear Channel Subsidiary Debt (c)	69.3	745.9

Total Debt	19,503.7	6,575.2
Less: Cash and cash equivalents	239.8	145.1

	$19,263.9	$6,430.1

(a)	Subsequent to December 31, 2008, we borrowed the approximately $1.6 billion of remaining availability under this facility.

(b)	Includes $1.1 billion at December 31, 2008 in unamortized fair value purchase accounting discounts related to our merger with Clear Channel. Includes $11.4 million increase related to fair value adjustments for interest rate swap agreements and $15.0 million decrease related to original issue discounts at December 31, 2007.

(c)	Includes $3.2 million at December 31, 2007 in unamortized fair value purchase accounting adjustment premiums related to Clear Channel’s merger with AMFM.

     We may utilize available funds for general working capital purposes including funding capital expenditures and acquisitions. We may also from time to time seek to retire or purchase our outstanding debt or equity securities or obligations through cash purchases, prepayments and/or exchanges for debt or equity securities or obligations, in open market purchases, privately negotiated transactions or otherwise. Such uses, repurchases, prepayments or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
Indebtedness Incurred in Connection with the Merger
     The following is a summary of the terms of our indebtedness incurred in connection with the merger:
•	a $1.33 billion term loan A facility, with a maturity in July 2014;

•	a $10.7 billion term loan B facility with a maturity in January 2016;

•	a $695.9 million term loan C — asset sale facility, with a maturity in January 2016;

•	a $750.0 million delayed draw term loan facility with a maturity in January 2016 which may be drawn to purchase or redeem Clear Channel’s outstanding 7.65% senior notes due 2010, of which $532.5 million was drawn as of December 31, 2008;

•	a $500.0 million delayed draw term loan facility with a maturity in January 2016 may be drawn to purchase or redeem Clear Channel’s outstanding 4.25% senior notes due 2009, of which none was drawn as of December 31, 2008;

•	a $2.0 billion revolving credit facility with a maturity in July 2014, including a letter of credit sub-facility and a swingline loan sub-facility. As of February 27, 2009, the outstanding balance on this facility was $1.8 billion and, taking into account letters of credit of $171.9 million, $18.1 million was available to be drawn;

•	a $783.5 million receivables based credit facility with a maturity in July 2014 providing revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the merger closing date plus $250 million, subject to a borrowing base, of which $445.6 million was drawn as of December 31, 2008, which was the maximum available under the borrowing base. As of February 27, 2009, the outstanding balance on this facility had declined to $365.5 million which was the maximum available under the borrowing base; and

•	$980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $1.33 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.
     Each of the proceeding obligations are between Clear Channel, our wholly owned subsidiary, and each lender from time to time party to the credit agreements or senior cash pay and senior toggle notes. The following references to “our”, us” or “we” in the discussion of the credit agreements, senior cash pay notes and senior toggle notes are in respect to Clear Channel’s obligations under the credit agreements, senior cash pay and senior toggle notes.
Senior Secured Credit Facilities
     Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
     The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:
•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1; and

•	with respect to loans under the term loan B facility, term loan C — asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1.
     We are required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is 0.50% per annum. We are required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially is 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.

     The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:
•	50% (which percentage will be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% (which percentage will be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets other than specified assets subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the senior secured credit facilities.
     The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C — asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C — asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C — asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.
     We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
     We are required to repay the loans under our term loan facilities as follows:
•	the term loan A facility will amortize in quarterly installments commencing on the first interest payment date after the second anniversary of the closing date of the merger in annual amounts equal to 5% of the original funded principal amount of such facility in years three and four, 10% thereafter, with the balance being payable on the final maturity date of such term loans; and

•	the term loan B facility, term loan C — asset sale facility and delayed draw term loan facilities will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date of such term loans.
     The senior secured credit facilities are guaranteed by each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.
     All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by:
•	a first-priority lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•	certain assets that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.
     The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.
     The senior secured credit facilities require us to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. This financial covenant becomes effective on March 31, 2009 (maximum of 9.5:1) and will become more restrictive over time beginning in the second quarter of 2013. Secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA was 6.4:1 at December 31, 2008. Our consolidated EBITDA is calculated as the trailing twelve months operating income before depreciation, amortization, impairment charge, non-cash compensation, other operating income — net and merger expenses of $1.8 billion adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $43.1 million for cash received from nonconsolidated affiliates; (iii) an increase of $17.0 million for non-cash items; (iv) an increase of $95.9 million related to expenses incurred associated with our restructuring program; and (v) an increase of $82.4 million of various other items.
     In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:
•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.
     The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.
Receivables Based Credit Facility
     The receivables based credit facility of $783.5 million provides revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the closing date plus $250 million, subject to a borrowing base. The borrowing base at any time equals 85% of our and certain of our subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.
     All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. If at any time, borrowings, excluding the initial borrowing, under the receivables based credit facility following the closing date will be subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.
     Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
     The margin percentage applicable to the receivables based credit facility which is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1.
     We are required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is 0.375% per annum subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 6 to 1.

     If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.
     We may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
     The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.
     The receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.
Senior Notes
     We have outstanding $980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “senior cash pay notes”) and $1.3 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (the “senior toggle notes” and, together with the senior cash pay notes, the “notes”).
     The senior toggle notes mature on August 1, 2016 and may require a special redemption on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.
     On January 15, 2009, we made a permitted election under the indenture governing the senior toggle notes to pay interest under the senior toggle notes for the semi-annual interest period commencing February 1, 2009 entirely in kind (“PIK Interest”). For subsequent interest periods, no later than 10 business days prior to the beginning of such interest period, we must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, the PIK Interest election is now the default election for future interest periods unless and until we elect otherwise.
     We may redeem some or all of the notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium,” as described in the notes. We may redeem some or all of the notes at any time on or after August 1, 2012 at the redemption prices set forth in notes. In addition, we may redeem up to 40% of any series of the outstanding notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If we undergo a change of control, sells certain of our assets, or issue certain debt offerings, we may be required to offer to purchase notes from holders.
     The notes are senior unsecured debt and rank equal in right of payment with all of our existing and future senior debt. Guarantors of obligations under the senior secured credit facilities and the receivables based credit facility guarantee the notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities and the receivables based credit facility. In addition, the notes and the guarantees are structurally senior to Clear Channel’s senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the notes. The notes and the guarantees are effectively subordinated to the existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the notes.

Clear Channel Credit Facility
     Clear Channel had a multi-currency revolving credit facility in the amount of $1.75 billion. This facility was terminated in connection with the closing of the merger.
Dispositions and Other
     Clear Channel received proceeds of $110.5 million related to the sale of radio stations recorded as investing cash flows from discontinued operations and recorded a gain of $28.8 million as a component of “income from discontinued operations, net” during 2008. Clear Channel received proceeds of $1.0 billion related to the sale of its television business recorded as investing cash flows from discontinued operations and recorded a gain of $662.9 million as a component of “income from discontinued operations, net” during 2008.
     In addition, Clear Channel sold its 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period.
     Clear Channel sold a portion of its investment in Grupo ACIR Comunicaciones for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in equity in earnings of nonconsolidated affiliates. Effective January 30, 2009 we sold 57% of our remaining 20 % interest in Grupo ACIR Comunicaciones for approximately $23.5 million and recorded a loss of approximately $2.2 million.
Uses of Capital
Dividends
     Clear Channel declared a $93.4 million dividend on December 3, 2007 payable to shareholders of record on December 31, 2007 and paid on January 15, 2008.
     We currently do not intend to pay regular quarterly cash dividends on the shares of our common stock. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.
Tender Offers
     On August 7, 2008, Clear Channel announced that it commenced a cash tender offer and consent solicitation for the outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million.
     On November 24, 2008, Clear Channel announced that it commenced another cash tender offer to purchase its outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million.
     Clear Channel also announced on November 24, 2008 that its indirect wholly-owned subsidiary, CC Finco, LLC, commenced cash tender offers for Clear Channel’s outstanding 6.25% Senior Notes due 2011 (“6.25 Notes”), Clear Channel’s outstanding 4.40% Senior Notes due 2011 (“4.40% Notes”), Clear Channel’s outstanding 5.00% Senior Notes due 2012 (“5.00% Notes”) and Clear Channel’s outstanding 5.75% Senior Notes due 2013 (“5.75% Notes”). The tender offers and consent payments expired on December 23, 2008. The aggregate principal amounts of the 6.25% Notes, 4.40% Notes, 5.00% Notes and 5.75% Notes validly tendered and accepted for payment pursuant to the tender offers was $27.1 million, $26.7 million, $24.2 million and $24.3 million, respectively, and CC Finco, LLC purchased and currently holds such tendered notes.
Debt Maturities and Other
     On January 15, 2008, Clear Channel redeemed its 4.625% senior notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.
     On June 15, 2008, Clear Channel redeemed its 6.625% senior notes at their maturity for $125.0 million with available cash on hand.
     Clear Channel terminated its cross currency swaps on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand.

     Clear Channel repurchased $639.2 million aggregate principal amount of the AMFM Operating Inc. 8% senior notes pursuant to a tender offer and consent solicitation in connection with the merger. The remaining 8% senior notes were redeemed at maturity on November 1, 2008.
Capital Expenditures
     Capital expenditures, on a combined basis for the year ended December 31, 2008 was $430.5 million. Capital expenditures were $363.3 million in the year ended December 31, 2007.

	Combined Year Ended December 31, 2008 Capital Expenditures
		Americas	International
		Outdoor	Outdoor	Corporate
(In millions)	Radio	Advertising	Advertising	and Other	Total

Non-revenue producing	$61.5	$40.5	$44.9	$10.7	$157.6
Revenue producing	—	135.3	137.6	—	272.9

	$61.5	$175.8	$182.5	$10.7	$430.5

Acquisitions
     We acquired FCC licenses in our radio segment for $11.7 million in cash during 2008. We acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. Our national representation business acquired representation contracts for $68.9 million in cash during 2008.
Certain Relationships with the Sponsors
     In connection with the merger, we paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was preliminarily allocated between merger expenses, debt issuance costs or included in the overall purchase price of the merger.
     We have agreements with certain affiliates of the Sponsors pursuant to which such affiliates of the Sponsors will provide management and financial advisory services to us until 2018. The agreements require us to pay management fees to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, with any additional fees subject to approval by our board of directors. For the post-merger period of 2008, we recognized Sponsors’ management fees of $6.3 million.
Commitments, Contingencies and Guarantees
     There are various lawsuits and claims pending against us. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of these claims. Future results of operations could be materially affected by changes in these assumptions.
     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.
     The scheduled maturities of our senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2008 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2009	2010-2011	2012-2013	Thereafter
Long-term Debt
Senior Secured Debt	$13,932,092	677	249,748	745,115	12,936,552
Senior Cash Pay and Senior Toggle Notes (1)	2,310,000	—	—	—	2,310,000
Clear Channel Senior Notes	4,306,440	500,000	1,329,901	751,539	1,725,000
Other Long-term Debt	69,260	68,850	410	—	—
Interest payments on long-term debt (2)	9,136,049	1,151,824	2,077,657	1,899,257	4,007,311

Non-Cancelable Operating Leases	2,745,110	383,568	627,884	468,084	1,265,574
Non-Cancelable Contracts	2,648,262	673,900	859,061	471,766	643,535
Employment/Talent Contracts	599,363	196,391	220,040	112,214	70,718
Capital Expenditures	151,663	76,760	62,426	9,336	3,141
Other long-term obligations (3)	159,805	—	26,489	9,233	124,083

Total (4)	$36,058,044	$3,051,970	$5,453,616	$4,466,544	$23,085,914

(1)	On January 15, 2009, we made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest. For subsequent interest periods, we must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, the PIK Interest election is now the default election for future interest periods unless and until we elect otherwise. Therefore, the interest payments on the senior toggle notes assume that the PIK Interest election remains the default election over the term of the notes.

(2)	Interest payments on the senior secured credit facilities, other than the revolving credit facility, assume the obligations are repaid in accordance with the amortization schedule included in the credit agreement and the interest rate is held constant over the remaining term based on the weighted average interest rate at December 31, 2008 on the senior secured credit facilities.

Interest payments related to the revolving credit facility assume the balance and interest rate as of December 31, 2008 is held constant over the remaining term. On February 6, 2009, we borrowed the approximately $1.6 billion of remaining availability under our $2.0 billion revolving credit facility. Assuming the balance on the facility after the draw on February 6, 2009 and weighted average interest rate are held constant over the remaining term, interest payments would have increased by approximately $60.2 million per year.

Interest payments on $6.0 billion of the Term Loan B facility are effectively fixed at interest rates between 2.6% and 4.4%, plus applicable margins, per annum, as a result of an aggregate of $6.0 billion notional amount of interest rate swap agreements.

(3)	Other long-term obligations consist of $55.6 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included are $50.8 million of contract payments in our syndicated radio and media representation businesses and $53.4 million of various other long-term obligations.

(4)	Excluded from the table is $423.1 million related to various obligations with no specific contractual commitment or maturity, $267.8 million of which relates to unrecognized tax benefits recorded pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Approximately $1.0 million of the benefits are recorded as current liabilities.

Market Risk
Interest Rate Risk
     After the merger a significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. At December 31, 2008 we had interest rate swap agreements with a $6.0 billion notional amount that effectively fixes interest at rates between 2.6% and 4.4%, plus applicable margins, per annum. The fair value of these agreements at December 31, 2008 was a liability of $118.8 million. At December 31, 2008, approximately 39% of our aggregate principal amount of long-term debt, including taking into consideration debt on which we have entered into pay-fixed rate receive floating rate swap agreements, bears interest at floating rates.
     Assuming the current level of borrowings and interest rate swap contracts and assuming a 200 basis point change in LIBOR, it is estimated that our interest expense for the post-merger period ended December 31, 2008 would have changed by approximately $66.0 million.
     In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
Equity Price Risk
     The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2008 by $5.4 million and would change comprehensive income by $3.2 million. At December 31, 2008, we also held $6.4 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
Foreign Currency
     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported a net loss of approximately $135.2 million for the year ended December 31, 2008. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net income for the year ended December 31, 2008 by approximately $13.5 million.
     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2008 would change our equity in earnings of nonconsolidated affiliates by $10.0 million and would change our net income by approximately $5.9 million for the year ended December 31, 2008.
     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.
Recent Accounting Pronouncements
     Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after

December 15, 2008. Adoption is prospective and early adoption is not permitted. We adopted Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon the nature of future acquisitions.
     Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We adopted Statement 160 on January 1, 2009 which resulted in a reclassification of approximately $463.9 million of noncontrolling interests to shareholders’ equity.
     On March 19, 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement 161”). Statement 161 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We will adopt the disclosure requirements beginning January 1, 2009.
     In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). FSP FAS 142-3 removes an entity’s requirement under paragraph 11 of Statement 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. It is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. We adopted FSP FAS 142-3 on January 1, 2009. FSP FAS 142-3’s impact is dependent upon future acquisitions.
     In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. We adopted FSP EITF 03-6-1 on January 1, 2009. We are evaluating the impact FSP EITF 03-6-1 will have on our earnings per share.
Critical Accounting Estimates
     The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts
     We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our allowance were to change 10%, it is estimated that our 2008 bad debt expense would have changed by $9.7 million and our 2008 net income would have changed by $6.0 million.
Long-Lived Assets
     Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     Using the impairment review described, we recorded an impairment charge of approximately $33.4 million for the year ended December 31, 2008. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Indefinite-lived Assets
     Indefinite-lived assets are reviewed annually for possible impairment using the direct valuation method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.
     In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or Statement 142, we performed an interim impairment test as of December 31, 2008. The estimated fair value of our FCC licenses and permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $1.7 billion in 2008 on our indefinite-lived FCC licenses and permits as a result of the impairment test. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses and permits.
     While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our FCC license and permits, it is possible a material change could occur. If our future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the impact on the fair value of our FCC licenses and billboard permits of a 100 basis point decline in our long-term revenue growth rate, profit margin, and discount rate assumptions, respectively:

(In thousands)
Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rates
FCC licenses	$(285,900)	$(121,670)	$524,900
Billboard permits	$(508,300)	$(84,000)	$770,200
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using a discounted cash flow model to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement 142, we performed an interim impairment test as of December 31, 2008 on goodwill.
     The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $3.6 billion to reduce our goodwill. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.
     While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the impact on the fair value of each of our reportable segments of a 100 basis point decline in our long-term revenue growth rate, profit margin, and discount rate assumptions, respectively:

(In thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Radio Broadcasting	$(960,000)	$(240,000)	$1,090,000
Americas Outdoor	$(380,000)	$(90,000)	$420,000
International Outdoor	$(190,000)	$(160,000)	$90,000
Tax Accruals
     The IRS and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
     Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.
     We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which requires us to record reserves for estimates of probable settlements of federal and state tax audits.
Litigation Accruals
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Insurance Accruals
     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2008.
     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2008, would have affected net income by approximately $3.2 million for the year ended December 31, 2008.
Shared-Based Payments
     Under the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, stock based compensation cost is measured at the grant date based on the value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market, performance and service conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Inflation
     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Ratio of Earnings to Fixed Charges

Post-merger	Pre-merger
Period from	Period from
July 31 through	January 1 through		Pre-merger
December 31,	July 30,	Years Ended December 31,
2008	2008	2007	2006	2005	2004
N/A	2.06	2.38	2.27	2.24	2.76
     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented. Earnings, as adjusted, were not sufficient to cover fixed charges by approximately $5.7 billion for the post merger period from July 31 through December 31, 2008.
ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk
Required information is within Item 7.

ITEM 8. Financial Statements and Supplementary Data
Managements Report on Financial Statements
The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.
It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.
The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.
The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Mark P. Mays
Chief Executive Officer

/s/ Randall T. Mays
President and Chief Financial Officer

/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CC Media Holdings, Inc.
We have audited the accompanying consolidated balance sheet of CC Media Holdings, Inc. (Holdings) as of December 31, 2008, the accompanying consolidated balance sheet of Clear Channel Communications, Inc. (Clear Channel) as of December 31, 2007, the related consolidated statements of operations, shareholders’ equity(deficit), and cash flows of Holdings for the period from July 31, 2008 through December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows of Clear Channel for the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of Holdings’ management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 2008, the consolidated financial position of Clear Channel at December 31, 2007, the consolidated results of Holdings’ operations and cash flows for the period from July 31, 2008 through December 31, 2008, and the consolidated results of Clear Channel’s operations and cash flows for the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note L to the consolidated financial statements, in 2007 Clear Channel changed its method of accounting for income taxes, and as discussed in Note A to the consolidated financial statements, in 2006 Clear Channel changed its method of accounting for share-based compensation.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Holdings’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
San Antonio, Texas
March 2, 2009

CONSOLIDATED BALANCE SHEETS
ASSETS
(In thousands)

	Post-merger	Pre-merger
	December 31,	December 31,
	2008	2007
CURRENT ASSETS
Cash and cash equivalents	$239,846	$145,148
Accounts receivable, net of allowance of $97,364 in 2008 and $59,169 in 2007	1,431,304	1,693,218
Prepaid expenses	133,217	116,902
Other current assets	262,188	243,248
Current assets from discontinued operations	—	96,067

Total Current Assets	2,066,555	2,294,583

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	614,811	840,832
Structures	2,355,776	3,901,941
Towers, transmitters and studio equipment	353,108	600,315
Furniture and other equipment	242,287	527,714
Construction in progress	128,739	119,260

	3,694,721	5,990,062
Less accumulated depreciation	146,562	2,939,698

	3,548,159	3,050,364

Property, plant and equipment from discontinued operations, net	—	164,724

INTANGIBLE ASSETS
Definite-lived intangibles, net	2,881,720	485,870
Indefinite-lived intangibles — licenses	3,019,803	4,201,617
Indefinite-lived intangibles — permits	1,529,068	251,988
Goodwill	7,090,621	7,210,116

Intangible assets from discontinued operations, net	—	219,722

OTHER ASSETS
Notes receivable	11,633	12,388
Investments in, and advances to, nonconsolidated affiliates	384,137	346,387
Other assets	560,260	303,791
Other investments	33,507	237,598
Other assets from discontinued operations	—	26,380

Total Assets	$21,125,463	$18,805,528

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

	Post-merger	Pre-merger
	December 31,	December 31,
	2008	2007
CURRENT LIABILITIES
Accounts payable	$155,240	$165,533
Accrued expenses	793,366	912,665
Accrued interest	181,264	98,601
Accrued income taxes	—	79,973
Current portion of long-term debt	562,923	1,360,199
Deferred income	153,153	158,893
Current liabilities from discontinued operations	—	37,413

Total Current Liabilities	1,845,946	2,813,277
Long-term debt	18,940,697	5,214,988
Other long-term obligations	—	127,384
Deferred income taxes	2,679,312	793,850
Other long-term liabilities	575,739	567,848
Long-term liabilities from discontinued operations	—	54,330

Minority interest	463,916	436,360
Commitments and contingent liabilities (Note J)

SHAREHOLDERS’ EQUITY (DEFICIT)
Class A Common Stock, par value $.001 per share, authorized 400,000,000 shares, issued 23,605,923 shares in 2008	23	—
Class B Common Stock, par value $.001 per share, authorized 150,000,000 shares, issued 555,556 shares in 2008	1	—

Class C Common Stock, par value $.001 per share, authorized 100,000,000 shares, issued 58,967,502 shares in 2008	58	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 498,075,417 shares in 2007	—	49,808
Additional paid-in capital	2,100,995	26,858,079
Retained deficit	(5,041,998)	(18,489,143)
Accumulated other comprehensive income (loss)	(439,225)	383,698
Cost of shares (81 in 2008 and 157,744 in 2007) held in treasury	(1)	(4,951)

Total Shareholders’ Equity (Deficit)	(3,380,147)	8,797,491

Total Liabilities and Shareholders’ Equity (Deficit)	$21,125,463	$18,805,528

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from	Period from
	July 31	January 1
	through	through
	December 31,	July 30,	Year Ended December 31,
	2008	2008	2007	2006
(In thousands, except per share data)	Post-merger	Pre-merger	Pre-merger	Pre-merger
Revenue	$2,736,941	$3,951,742	$6,921,202	$6,567,790
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,198,345	1,706,099	2,733,004	2,532,444
Selling, general and administrative expenses (excludes depreciation and amortization)	806,787	1,022,459	1,761,939	1,708,957
Depreciation and amortization	348,041	348,789	566,627	600,294
Corporate expenses (excludes depreciation and amortization)	102,276	125,669	181,504	196,319
Merger expenses	68,085	87,684	6,762	7,633
Impairment charge	5,268,858	—	—	—
Other operating income — net	13,205	14,827	14,113	71,571

Operating income (loss)	(5,042,246)	675,869	1,685,479	1,593,714
Interest expense	715,768	213,210	451,870	484,063
Gain (loss) on marketable securities	(116,552)	34,262	6,742	2,306
Equity in earnings of nonconsolidated affiliates	5,804	94,215	35,176	37,845
Other income (expense) — net	131,505	(5,112)	5,326	(8,593)

Income (loss) before income taxes, minority interest and discontinued operations	(5,737,257)	586,024	1,280,853	1,141,209
Income tax benefit (expense) expense:
Current	76,729	(27,280)	(252,910)	(278,663)
Deferred	619,894	(145,303)	(188,238)	(191,780)

Income tax benefit (expense)	696,623	(172,583)	(441,148)	(470,443)
Minority interest income (expense), net of tax	481	(17,152)	(47,031)	(31,927)

Income (loss) before discontinued operations	(5,040,153)	396,289	792,674	638,839
Income (loss) from discontinued operations, net	(1,845)	640,236	145,833	52,678

Net income (loss)	$(5,041,998)	$1,036,525	$938,507	$691,517

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(364,164)	28,866	88,823	92,810
Unrealized holding gain (loss) on marketable securities	(95,669)	(52,460)	(8,412)	(60,516)
Unrealized holding gain (loss) on cash flow derivatives	(75,079)	—	(1,688)	76,132
Reclassification adjustments for realized (gain) loss on securities and derivatives included in net income	95,687	(25,997)	—	—

Comprehensive income (loss)	$(5,481,223)	$986,934	$1,017,230	$799,943

Net income (loss) per common share:
Income (loss) before discontinued operations— Basic	$(62.04)	$.80	$1.60	$1.27
Discontinued operations — Basic	(.02)	1.29	.30	.11

Net income (loss) — Basic	$(62.06)	$2.09	$1.90	$1.38

Weighted average common shares — basic	81,242	495,044	494,347	500,786

Income (loss) before discontinued operations — Diluted	$(62.04)	$.80	$1.60	$1.27
Discontinued operations — Diluted	(.02)	1.29	.29	.11

Net income (loss) — Diluted	$(62.06)	$2.09	$1.89	$1.38

Weighted average common shares — diluted	81,242	496,519	495,784	501,639

Dividends declared per share	$—	$—	$.75	$.75
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Common		Additional		Accumulated Other
			Shares	Common	Paid-in	Retained	Comprehensive	Treasury
(In thousands, except share data)			Issued	Stock	Capital	(Deficit)	Income (Loss)	Stock	Total
Pre-merger Balances at December 31, 2005			538,287,763	$53,829	$27,945,725	$(19,371,411)	$201,928	$(3,609)	$8,826,462
Net income						691,517			691,517
Dividends declared						(374,471)			(374,471)
Subsidiary common stock issued for a business acquisition					67,873				67,873
Purchase of common shares								(1,371,462)	(1,371,462)
Treasury shares retired and cancelled			(46,729,900)	(4,673)	(1,367,032)			1,371,705	—
Exercise of stock options and other			2,424,988	243	60,139			11	60,393
Amortization and adjustment of deferred compensation					38,982				38,982
Currency translation adjustment							87,431		87,431
Unrealized gains on cash flow derivatives							76,132		76,132
Unrealized (losses) on investments							(60,516)		(60,516)

Pre-merger Balances at December 31, 2006			493,982,851	49,399	26,745,687	(19,054,365)	304,975	(3,355)	8,042,341
Cumulative effect of FIN 48 adoption						(152)			(152)
Net income						938,507			938,507
Dividends declared						(373,133)			(373,133)
Exercise of stock options and other			4,092,566	409	74,827			(1,596)	73,640
Amortization and adjustment of deferred compensation					37,565				37,565
Currency translation adjustment							88,823		88,823
Unrealized (losses) on cash flow derivatives							(1,688)		(1,688)
Unrealized (losses) on investments							(8,412)		(8,412)

Pre-merger Balances at December 31, 2007			498,075,417	49,808	26,858,079	(18,489,143)	383,698	(4,951)	8,797,491
Net income						1,036,525			1,036,525
Exercise of stock options and other			82,645	30	4,963			(2,024)	2,969
Amortization and adjustment of					57,855				57,855
deferred compensation
Currency translation adjustment							28,866		28,866
Unrealized (losses) on investments							(52,460)		(52,460)
Realized (losses) on investments							(25,997)		(25,997)

Pre-merger Balances at July 30, 2008			498,158,062	$49,838	$26,920,897	$(17,452,618)	$334,107	$(6,975)	$9,845,249

Elimination of pre-merger equity			(498,158,062)	(49,838)	(26,920,897)	17,452,618	(334,107)	6,975	(9,845,249)

	Class C	Class B	Class A
	Shares	Shares	Shares

Post-merger Balances at July 31, 2008	58,967,502	555,556	21,718,569	$81	$2,089,266	$—	$—	$—	$2,089,347
Net (loss)						(5,041,998)			(5,041,998)
Issuance of restricted stock			1,887,354	1				(1)	—
awards and other
Amortization and adjustment of deferred compensation					11,729				11,729
Currency translation adjustment							(364,164)		(364,164)
Unrealized (losses) on cash flow derivatives							(75,079)		(75,079)
Unrealized (losses) on investments							(95,669)		(95,669)
Reclassification adjustment for realized loss included in net income							95,687		95,687

Post-merger Balances at December 31, 2008	58,967,502	555,556	23,605,923	$82	$2,100,995	$(5,041,998)	$(439,225)	$(1)	$(3,380,147)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from
	July 31	Period from
	through	January 1
	December 31,	through July 30,	Year Ended December 31,
	2008	2008	2007	2006
(In thousands)	Post-merger	Pre-merger	Pre-merger	Pre-merger
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(5,041,998)	$1,036,525	$938,507	$691,517
Less: Income (loss) from discontinued operations, net	(1,845)	640,236	145,833	52,678

Net income (loss) from continuing operations	(5,040,153)	396,289	792,674	638,839

Reconciling Items:
Depreciation	197,702	290,454	461,598	449,624
Amortization of intangibles	150,339	58,335	105,029	150,670
Impairment charge	5,268,858	—	—	—
Deferred taxes	(619,894)	145,303	188,238	191,780
Provision for doubtful accounts	54,603	23,216	38,615	34,627
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	102,859	3,530	7,739	3,462
Share-based compensation	15,911	62,723	44,051	42,030
(Gain) on sale of operating and fixed assets	(13,205)	(14,827)	(14,113)	(71,571)
Loss on forward exchange contract	—	2,496	3,953	18,161
(Gain) loss on securities	116,552	(36,758)	(10,696)	(20,467)
Equity in earnings of nonconsolidated affiliates	(5,804)	(94,215)	(35,176)	(37,845)
Minority interest, net of tax	(481)	17,152	47,031	31,927
Gain (loss) on extinguishment of debt	(116,677)	13,484	—	—
Increase (decrease) other, net	12,089	9,133	(91)	9,027

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	158,142	24,529	(111,152)	(190,191)
Decrease (increase) in prepaid expenses	6,538	(21,459)	5,098	(23,797)
Decrease (increase) in other current assets	156,869	(29,329)	694	(2,238)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(130,172)	190,834	27,027	86,887
Federal income tax refund	—	—	—	390,438
Increase (decrease) in accrued interest	98,909	(16,572)	(13,429)	14,567
Increase (decrease) in deferred income	(54,938)	51,200	26,013	6,486
Increase (decrease) in accrued income taxes	(112,021)	(40,260)	13,325	25,641

Net cash provided by operating activities	246,026	1,035,258	1,576,428	1,748,057
See Notes to Consolidated Financial Statements

	Period from
	July 31	Period from
	through	January 1
	December 31,	through July 30,	Years Ended December 31,
	2008	2008	2007	2006
	Post-merger	Pre-merger	Pre-merger	Pre-merger
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	741	336	(6,069)	1,163
Decrease in investments in, and advances to nonconsolidated affiliates — net	3,909	25,098	20,868	20,445
Cross currency settlement of interest	—	(198,615)	(1,214)	1,607
Purchase of other investments	(26)	(98)	(726)	(520)
Proceeds from sale of other investments	—	173,467	2,409	—
Purchases of property, plant and equipment	(190,253)	(240,202)	(363,309)	(336,739)
Proceeds from disposal of assets	16,955	72,806	26,177	99,682
Acquisition of operating assets	(23,228)	(153,836)	(122,110)	(341,206)
(Increase) in other — net	(47,342)	(95,207)	(38,703)	(51,443)
Cash used to purchase equity	(17,472,459)	—	—	—

Net cash used in investing activities	(17,711,703)	(416,251)	(482,677)	(607,011)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	180,000	692,614	886,910	3,383,667
Payments on credit facilities	(128,551)	(872,901)	(1,705,014)	(2,700,004)
Proceeds from long-term debt	557,520	5,476	22,483	783,997
Payments on long-term debt	(579,089)	(1,282,348)	(343,041)	(866,352)
Debt used to finance the merger	15,382,076	—	—	—
Equity contribution used to finance the merger	2,142,830	—	—	—
Payment to terminate forward exchange contract	—	(110,410)	—	(83,132)
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	—	17,776	80,017	57,452
Dividends paid	—	(93,367)	(372,369)	(382,776)
Payments for purchase of common shares	(47)	(3,781)	—	(1,371,462)

Net cash provided by (used in) financing activities	17,554,739	(1,646,941)	(1,431,014)	(1,178,610)

CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	2,429	(67,751)	33,832	99,265
Net cash provided by (used in) investing activities	—	1,098,892	332,579	(30,038)
Net cash provided by financing activities	—	—	—	—

Net cash provided by discontinued operations	2,429	1,031,141	366,411	69,227
Net increase in cash and cash equivalents	91,491	3,207	29,148	31,663
Cash and cash equivalents at beginning of period	148,355	145,148	116,000	84,337

Cash and cash equivalents at end of period	$239,846	$148,355	$145,148	$116,000

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$527,083	$231,163	$462,181	$461,398
Income taxes	37,029	138,187	299,415	—
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
CC Media Holdings, Inc. (the “Company”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (the “Sponsors”) for the purpose of acquiring the business of Clear Channel Communications, Inc., a Texas company (“Clear Channel”). The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).
As a result of the merger, each issued and outstanding share of Clear Channel, other than shares held by certain principals of the Company that were rolled over and exchanged for Class A common stock of the Company, were either exchanged for (i) $36.00 in cash consideration, without interest, or (ii) one share of Class A common stock of the Company.
The purchase price was approximately $23 billion including $94 million in capitalized transaction costs. The merger was funded primarily through a $3 billion equity contribution, including the rollover of Clear Channel shares, and $20.8 billion in debt financing, including the assumption of $5.1 billion aggregate principal amount of Clear Channel debt.
The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). The Company preliminarily allocated a portion of the consideration paid to the assets and liabilities acquired at their respective initially estimated fair values with the remaining portion recorded at the continuing shareholders basis. Excess consideration after this preliminary allocation was recorded as goodwill.
The Company has initially estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the Company’s financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. The Company is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will finalize its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.
The merger is more fully discussed in Note B.
Liquidity and Asset Impairments
The Company’s primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic slowdown. The risks associated with the Company’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing services among the Company’s customers, resulting in a decline in advertising revenues across its businesses. This reduction in advertising revenues has had an adverse effect on the Company’s revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. The continuation of the global economic slowdown may continue to adversely impact the Company’s revenue, profit margins, cash flow and liquidity.
In January 2009, in response to the deterioration in general economic conditions and the resulting negative impact on the Company’s business, it commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, the Company eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all.

Based on the Company’s current and anticipated levels of operations and conditions in its markets, it believes that cash flow from operations as well as cash on hand (including amounts drawn or available under the senior secured credit facilities) will enable the Company to meet its working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.
Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. While there is no assurance in the current economic environment, the Company believes the lenders participating in its credit agreements will be willing and able to provide financing in accordance with the terms of their agreements. In this regard, on February 6, 2009 the Company borrowed the approximately $1.6 billon of remaining availability under its $2.0 billion revolving credit facility to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions. The Company expects to refinance its $500.0 million 4.25% notes due May 15, 2009 with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose. The remaining $69.5 million of indebtedness maturing in 2009 will either be refinanced or repaid with cash flow from operations or on hand.
The Company expects to be in compliance with the covenants under its senior secured credit facilities in 2009. However, the Company’s anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. In addition, the Company’s ability to comply with the covenants in its financing agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in the financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under the senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If the Company is unable to repay its obligations under any senior secured credit facilities or the receivables based credit facility, the lenders under such senior secured credit facilities or receivables based credit facility could proceed against any assets that were pledged to secure such senior secured credit facilities or receivables based credit facility. In addition, a default or acceleration under any of the Company’s financing agreements could cause a default under other of its obligations that are subject to cross-default and cross-acceleration provisions.
The Company performed an interim impairment test on its indefinite-lived intangible assets as of December 31, 2008 as a result of the current global economic slowdown and its negative impact on the Company’s business. The estimated fair value of the Company’s FCC licenses and permits was below their carrying values, which resulted in a non-cash impairment charge of $1.7 billion. As discussed, the United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value FCC licenses and permits.
The Company also performed an interim goodwill impairment test as of December 31, 2008. The estimated fair value of the reporting units was below their carrying values, which required the Company to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, the Company recognized a non-cash impairment charge of $3.6 billion to reduce goodwill. The macroeconomic factors discussed above had an adverse effect on the estimated cash flows and discount rates used in the discounted cash flow model.
Format of Presentation
The accompanying consolidated balance sheets, statements of operations, statements of cash flows and shareholders’ equity are presented for two periods: post-merger and pre-merger. The Company applied preliminary purchase accounting pursuant to the aforementioned standards to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:
•	The period from July 31 through December 31, 2008 includes the post-merger period of the Company, reflecting the merger of the Company and Clear Channel. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.

•	The period from January 1 through July 30, 2008 includes the pre-merger period of Clear Channel. Prior to the consummation of its acquisition of Clear Channel, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition.

•	The 2007 and 2006 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
The Company owns stations that were placed in a trust in order to bring the merger into compliance with the FCC’s media ownership rules. The Company will have to divest these stations. The trust is terminated if at any time the stations may be owned by the Company under the then current FCC media ownership rules. The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust. The Company consolidates the trust in accordance with Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46R”), as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
     Buildings and improvements — 10 to 39 years
     Structures — 5 to 40 years
     Towers, transmitters and studio equipment — 7 to 20 years
     Furniture and other equipment — 3 to 20 years
     Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate
For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. The Company’s indefinite-lived intangibles include broadcast FCC licenses in its radio broadcasting segment and billboard permits in its Americas outdoor advertising segment. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.
As previously discussed, the Company performed an interim impairment test as of December 31, 2008 which resulted in a non-cash impairment charge of $1.7 billion on its indefinite-lived FCC licenses and permits.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and EITF D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit.
Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.
As previously discussed, the Company performed an interim impairment test as of December 31, 2008 and recognized a non-cash impairment charge of $3.6 billion to reduce its goodwill.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
The Company assessed the value of its available-for-sale securities at December 31, 2008. After this assessment, the Company concluded that an other-than-temporary impairment existed and recorded a $116.6 million impairment charge on the statement of operations in “Gain (loss) on marketable securities”.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2008 and 2007.

Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were:

	Period ended	Period ended
	December 31,	July 30,	Years ended December 31,
	2008	2008	2007	2006
(In millions)	Post-merger	Pre-merger	Pre-merger	Pre-merger

Barter and trade revenues	$33.7	$40.2	$70.7	$77.8
Barter and trade expenses	35.0	38.9	70.4	75.6
Share-Based Payments
The Company adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market, performance and service conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations was:

	Period ended	Period ended
	December 31,	July 30,	Years ended December 31,
	2008	2008	2007	2006
(In millions)	Post-merger	Pre-merger	Pre-merger	Pre-merger

Advertising expenses	$51.8	$56.1	$138.5	$130.4
Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Certain Reclassifications
The historical financial statements and footnote disclosures have been revised to reflect the reclassification of amounts related to the Company’s television business and certain radio stations from continuing operations to discontinued operations.
New Accounting Pronouncements
Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company will adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon the nature of future acquisitions.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company will adopt Statement 160 on January 1, 2009 which will result in a reclassification of approximately $463.9 million of noncontrolling interests to shareholders’ equity.
On March 19, 2008, the Financial Accounting Standards Board issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement 161”). Statement 161 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company will adopt the disclosure requirements beginning January 1, 2009.
In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). FSP FAS 142-3 removes an entity’s requirement under paragraph 11 of Statement 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. It is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. The Company will adopt FSP FAS 142-3 on January 1, 2009. FSP FAS 142-3’s impact is dependent upon future acquisitions.
The Company adopted Financial Accounting Standards Board Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“Statement 159”), which permits entities to measure many financial instruments and certain other items at fair value at specified election dates that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings at each subsequent reporting date. The provisions of Statement 159 were effective as of January 1, 2008. The Company did not elect the fair value option under this standard upon adoption.
In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. The Company will adopt FSP EITF 03-6-1 on January 1, 2009. The Company is evaluating the impact FSP EITF 03-6-1 will have on its earnings per share.

NOTE B — BUSINESS ACQUISITIONS
2008 Acquisitions
The Company completed its acquisition of Clear Channel on July 30, 2008. The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). The Company preliminarily allocated a portion of the consideration paid to the assets and liabilities acquired at their respective initially estimated fair values with the remaining portion recorded at the continuing shareholders basis. Excess consideration after this preliminary allocation was recorded as goodwill.
The Company has initially estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the Company’s financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. The Company is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will finalize its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.
The opening balance sheet presented as of July 31, 2008 reflected the preliminary allocation of purchase price, based on available information and certain assumptions management believed reasonable. Following is a summary of the preliminary purchase price allocations, adjusted for additional information management has obtained:

	Preliminary		Adjusted
(In thousands)	July 31, 2008	Adjustments	July 31, 2008
Consideration paid	$18,082,938		$18,082,938
Debt assumed	5,136,929		5,136,929
Historical carryover basis	(825,647)		(825,647)

	$22,394,220		$22,394,220

Total current assets	2,311,777	5,041	2,316,818
PP&E — net	3,745,422	125,357	3,870,779
Intangible assets — net	20,634,499	(764,472)	19,870,027
Long-term assets	1,079,704	44,787	1,124,491
Current liabilities	(1,219,033)	(13,204)	(1,232,237)
Long-term liabilities	(4,158,149)	602,491	(3,555,658)

	$22,394,220	$—	$22,394,220

The adjustments to PP&E — net primarily relate to fair value appraisals received for land and buildings. The adjustments to intangible assets — net primarily relate to an aggregate $3.6 billion adjustment to lower the estimated fair value of the Company’s FCC licenses and permits based on appraised values, partially offset by a $1.5 billion fair value adjustment to recognize advertiser relationships and trade names in the Company’s radio segment based on appraised values, a $240.6 million fair value adjustment to advertising contracts in the Company’s Americas and International outdoor segments based on appraised values and an increase of $1.0 billion to goodwill. The adjustment to long-term liabilities primarily relates to the deferred tax effects of the fair value adjustments.
The adjustments related to the Company’s FCC licenses, permits and goodwill were recorded prior to the Company’s interim impairment test.
The following unaudited supplemental pro forma information reflects the consolidated results of operations of the Company as if the merger had occurred on January 1, 2007. The historical financial information was adjusted to give effect to items that are (i) directly attributed to the merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the consolidated results. Such items include depreciation and amortization expense associated with preliminary valuations of property, plant and equipment and definite-lived intangible assets, corporate expenses associated with new equity based awards granted to certain members of management, expenses associated with the accelerated vesting of employee share based awards upon closing of the merger, interest expense related to debt issued in conjunction with the merger and the fair value adjustment to Clear Channel’s existing debt and the related tax effects of these items. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the merger had actually occurred on that date, nor of the results that may be obtained in the future.

	Pre-merger	Pre-merger	Pre-merger
	Period from January	Year ended	Year ended
	1 through July 30,	December 31,	December 31,
(In thousands, except per share data)	2008	2007	2006
Revenue	$3,951,742	$6,921,202	$6,567,790
Income (loss) before discontinued operations	$(18,466)	$4,179	$(127,620)
Net income (loss)	$621,790	$150,012	$(74,942)
Earnings (loss) per share — basic	$7.65	$1.85	$(.92)
Earnings (loss) per share — diluted	$7.65	$1.85	$(.92)
The Company also acquired assets in its operating segments in addition to the merger described above. The Company acquired FCC licenses in its radio segment for $11.7 million in cash during 2008. The Company acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. The Company’s national representation business acquired representation contracts for $68.9 million in cash during 2008.
2007 Acquisitions
Clear Channel acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. Clear Channel’s national representation business acquired representation contracts for $53.0 million in cash during 2007.
2006 Acquisitions
Clear Channel acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during 2006. Clear Channel also acquired Interspace Airport Advertising, Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash. Clear Channel exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Other operating income — net”. In addition, Clear Channel’s national representation firm acquired representation contracts for $38.1 million in cash.

Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for acquisitions made during 2007 and 2006:

(In thousands)	2007	2006
Property, plant and equipment	$28,002	$49,641
Accounts receivable	—	18,636
Definite lived intangibles	55,017	177,554
Indefinite-lived intangible assets	15,023	32,862
Goodwill	41,696	253,411
Other assets	3,453	6,006

	143,191	538,110

Other liabilities	(13,081)	(64,303)
Minority interests	—	(15,293)
Deferred tax	—	(21,361)
Subsidiary common stock issued, net of minority interests	—	(67,873)

	(13,081)	(168,830)
Less: fair value of net assets exchanged in swap	(8,000)	(28,074)

Cash paid for acquisitions	$122,110	$341,206

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
NOTE C — DISCONTINUED OPERATIONS
Sale of non-core radio stations
The Company determined that each radio station market in Clear Channel’s previously announced non-core radio station sales represents a disposal group consistent with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations for all periods presented. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.
Sale of the television business
On March 14, 2008, Clear Channel completed the sale of its television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, Clear Channel recorded a gain of $662.9 million as a component of “Income from discontinued operations, net” in its consolidated statement of operations during the first quarter of 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for the years ended December 31, 2007 and 2006. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.

Summarized Financial Information of Discontinued Operations
Summarized operating results for the years ended December 31, 2008, 2007 and 2006 from these businesses are as follows:

	Five months ended	Seven months ended
	December 31,	July 30,	Years ended December 31,
	2008	2008	2007	2006
(In thousands)	Post-merger	Pre-merger	Pre-merger	Post-merger
Revenue	$1,364	$74,783	$442,263	$531,621
Income (loss) before income taxes	(3,160)	$702,698	$209,882	$84,969
Included in income from discontinued operations, net is an income tax benefit of $1.3 million for the period July 31 through December 31, 2008. Included for the period from January 1 through July 30, 2008 is income tax expense of $62.4 million and a gain of $695.8 million related to the sale of Clear Channel’s television business and certain radio stations. The Company estimates utilization of approximately $585.3 million of capital loss carryforwards to offset a portion of the taxes associated with these gains. The Company had approximately $699.6 million, before valuation allowance, in capital loss carryforwards remaining as of December 31, 2008.
Included in income from discontinued operations, net are income tax expenses of $64.0 million and $32.3 million for the years ended December 31, 2007 and 2006, respectively. Also included in income from discontinued operations for the years ended December 31, 2007 and 2006 are gains on the sale of certain radio stations of $144.6 million and $0.3 million, respectively.
The following table summarizes the carrying amount at December 31, 2007 of the major classes of assets and liabilities of the businesses classified as discontinued operations.

	Pre-merger		Pre-merger
(In thousands)	December 31,		December 31,
Assets	2007	Liabilities	2007
Accounts receivable, net	$76,426	Accounts payable and accrued expenses	$10,565
Other current assets	19,641	Film liability	18,027

Total current assets	$96,067	Other current liabilities	8,821

		Total current liabilities	$37,413

Land, buildings and improvements	$73,138
Transmitter and studio equipment	207,230
Other property, plant and equipment	22,781	Film liability	$19,902
Less accumulated depreciation	138,425	Other long-term liabilities	34,428

Property, plant and equipment, net	$164,724	Total long-term liabilities	$54,330

Definite-lived intangibles, net	$283
Licenses	107,910
Goodwill	111,529

Total intangible assets	$219,722

Film rights	$18,042
Other long-term assets	8,338

Total other assets	$26,380

NOTE D — INTANGIBLE ASSETS AND GOODWILL
Definite-lived intangible assets
The Company has transit and street furniture contracts, site-leases and other contractual rights in its Americas and International outdoor segments (with an estimated 6 year weighted average useful life at the date of the Company’s acquisition of Clear Channel), talent and program right contracts in its radio segment (with an estimated 8 year weighted average useful life at the date of the Company’s acquisition of Clear Channel), advertiser and customer relationships in its radio segment (with an estimated 10 year weighted average useful life at the date of the Company’s acquisition of Clear Channel) and contracts for non-affiliated radio and television stations in the Company’s media representation operations (with an estimated 6 year weighted average useful life at the date of the Company’s acquisition of Clear Channel). These definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.
The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2008 and 2007:

(In thousands)	Post-merger		Pre-merger
	December 31, 2008		December 31, 2007
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$883,130	$49,818	$867,283	$613,897
Customer / advertiser relationships	1,210,205	49,970	—	—
Talent contracts	161,644	7,479	—	—
Representation contracts	216,955	21,537	400,316	212,403
Other	548,180	9,590	84,004	39,433

Total	$3,020,114	$138,394	$1,351,603	$865,733

Total amortization expense from continuing operations related to definite-lived intangible assets was:

	Five months ended	Seven months ended
	December 31,	July 30,	Years ended December 31,
	2008	2008	2007	2006
(In millions)	Post-merger	Pre-merger	Pre-merger	Pre-merger

Amortization expense	$150.3	$58.3	$105.0	$150.7
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2009	$339,443
2010	316,413
2011	301,721
2012	287,174
2013	267,096
Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of Federal Communications Commission (“FCC”) broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct valuation method. This direct valuation method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
Under the direct valuation method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing. The Company’s key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information.
The Company performed an impairment test as of December 31, 2008. As a result, the Company recognized a non-cash impairment charge of $1.7 billion on its indefinite-lived FCC licenses and permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses and permits.
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit. Goodwill of approximately $10.8 billion resulted from the merger, $896.5 million of which is expected to be deductible for tax purposes.

		Americas	International
In thousands	Radio	Outdoor	Outdoor	Other	Total
Pre-merger
Balance as of December 31, 2006	$6,140,613	$667,986	$425,630	$6	$7,234,235
Acquisitions	5,608	20,361	13,733	1,994	41,696
Dispositions	(3,974)	—	—	—	(3,974)
Foreign currency	—	78	35,430	—	35,508
Adjustments	(96,720)	(89)	(540)	—	(97,349)

Balance as of December 31, 2007	6,045,527	688,336	474,253	2,000	7,210,116

Acquisitions	7,051	—	12,341	—	19,392
Dispositions	(20,931)	—	—	—	(20,931)
Foreign currency	—	(293)	28,596	—	28,303
Adjustments	(423)	(970)	—	—	(1,393)

Balance as of July 30, 2008	$6,031,224	$687,073	$515,190	$2,000	$7,235,487

In 2007, the Company recorded a $97.3 million adjustment to its balance of goodwill related to tax positions established as part of various radio station acquisitions for which the IRS audit periods have now closed.

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Other	Total
Post-merger
Balances at July 31, 2008	$—	$—	$—	$—	$—
Preliminary purchase price allocation	6,335,220	2,805,780	603,712	60,115	9,804,827
Purchase price adjustments — net	356,040	438,025	(76,116)	271,175	989,124
Impairment	(1,115,033)	(2,321,602)	(173,435)	—	(3,610,070)
Acquisitions	3,486	—	—	—	3,486
Foreign exchange	—	(29,605)	(63,519)	—	(93,124)
Other	(523)	—	(3,099)	—	(3,622)

Balance as of December 31, 2008	$5,579,190	$892,598	$287,543	$331,290	$7,090,621

The Company performed an interim impairment test as of December 31, 2008. The estimated fair value of the Company’s reporting units was below their carrying values, which required it to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, the Company recognized a non-cash impairment charge of $3.6 billion to reduce its goodwill. The macroeconomic factors discussed above had an adverse effect on the estimated cash flows and discount rates used in the discounted cash flow model.
NOTE E — INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
Clear Channel sold a portion of its investment in Grupo ACIR Comunicaciones (“ACIR”) for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in “equity in earnings of nonconsolidated affiliates” during the pre-merger period ended July 30, 2008. As a result, the Company now owns a twenty-percent (20%) interest in ACIR. ACIR owns and operates radio stations throughout Mexico.
All Others
Included within the “All Others” category in the table below at December 31, 2007 was Clear Channel’s 50% interest in Clear Channel Independent, a South African outdoor advertising company. Clear Channel sold its 50% interest in Clear Channel Independent in the pre-merger period ended July 30, 2008. The sale resulted in a gain of $75.6 million recorded in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received. The equity securities received are classified as available-for-sale and recorded as a component of “Other investments” on the Company’s consolidated balance sheets at December 31, 2008.

Summarized Financial Information
The following table summarizes the Company’s investments in nonconsolidated affiliates:

			All
(In thousands)	ARN	ACIR	Others	Total
At December 31, 2007	$165,474	$72,905	$108,008	$346,387
Acquisition (disposition) of investments, net	—	(47,559)	(117,577)	(165,136)
Cash advances (repayments)	(16,164)	28	(8,962)	(25,098)
Equity in net earnings (loss)	12,108	11,264	70,843	94,215
Foreign currency transaction adjustment	(1,454)	—	—	(1,454)
Foreign currency translation adjustment	3,519	2,481	(4,392)	1,608

At July 30, 2008	$163,483	$39,119	$47,920	$250,522

Fair value adjustments	167,683	7,085	3,797	178,565

Balances at July 31, 2008	$331,166	$46,204	$51,717	$429,087
Acquisition (disposition) of investments, net	—	—	500	500
Cash advances (repayments)	(11,188)	27	6,752	(4,409)
Equity in net earnings (loss)	7,397	517	(2,110)	5,804
Foreign currency transaction adjustment	11,179	—	—	11,179
Foreign currency translation adjustment	(47,746)	(5,230)	(5,048)	(58,024)

At December 31, 2008	$290,808	$41,518	$51,811	$384,137

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Accumulated undistributed earnings included in retained deficit for these investments were $3.6 million, $133.6 million and $112.8 million for December 31, 2008, 2007 and 2006, respectively.
The fair value adjustments to the Company’s investment in ARN primarily relate to the Company’s proportionate share of indefinite-lived intangible assets and equity method goodwill.

Other Investments
Other investments of $33.5 million and $237.6 million at December 31, 2008 and 2007, respectively, include marketable equity securities and other investments classified as follows:

(In thousands)	Fair
Investments	Value	Cost
2008
Available-for sale	$27,110	$27,110
Other cost investments	6,397	6,397

Total	$33,507	$33,507

	Fair	Unrealized	Realized
	Value	Gains	(Losses)	Cost
2007
Available-for sale	$140,731	$104,996	$—	$35,735
Trading	85,649	78,391	—	7,258
Other cost investments	11,218	—	—	11,218

Total	$237,598	$183,387	$—	$54,211

The accumulated net unrealized gain on available-for-sale securities, net of tax, of $69.4 million was recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2007. The Company sold its American Tower Corporation securities in the second quarter of 2008 and recorded a gain of $30.4 million on the statement of operations in “Gain (loss) on marketable securities”. The net unrealized gain (loss) on trading securities of $10.7 million and $20.5 million for the years ended December 31, 2007 and 2006, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.
The fair value of certain of the Company’s available-for-sale securities were below their cost each month subsequent to the closing of the merger. As a result, the Company considered the guidance in SAB Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge on the statement of operations in “Gain (loss) on marketable securities”.
NOTE F — ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

	Post-merger	Pre-merger
	Period from	Period from
	July 31 to	January 1 to	Pre-merger
	December 31,	July 30,	December 31,
(In thousands)	2008	2008	2007
Beginning balance	$59,278	$70,497	$59,280
Adjustment due to change in estimate of related costs	(3,123)	1,853	8,958
Accretion of liability	2,233	3,084	4,236
Liabilities settled	(2,796)	(2,558)	(1,977)

Ending balance	$55,592	$72,876	$70,497

The Company decreased the liability by $13.6 million as a result of a change in the discount rate used to fair value the liability in purchase accounting.

NOTE G — LONG-TERM DEBT
Long-term debt at December 31, 2008 and 2007 consisted of the following:

	Post-merger	Pre-merger
	December 31,	December 31,
(In thousands)	2008	2007
Senior Secured Credit Facilities:
Term loan A	$1,331,500	$—
Term loan B	10,700,000	—
Term loan C	695,879	—
Revolving Credit Facility	220,000	—
Delayed Draw Facility	532,500	—
Receivables Based Facility	445,609	—
Other Secured Long-term Debt	6,604	8,297

Total Consolidated Secured Debt	13,932,092	8,297

Senior Cash Pay Notes	980,000	—
Senior Toggle Notes	1,330,000	—
Clear Channel Senior Notes:
4.625% Senior Notes Due 2008	—	500,000
6.625% Senior Notes Due 2008	—	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	133,681	750,000
4.5% Senior Notes Due 2010	250,000	250,000
6.25% Senior Notes Due 2011	722,941	750,000
4.4% Senior Notes Due 2011	223,279	250,000
5.0% Senior Notes Due 2012	275,800	300,000
5.75% Senior Notes Due 2013	475,739	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary level notes	—	644,860
Other long-term debt	69,260	97,822
$1.75 billion multi-currency revolving credit facility	—	174,619
Purchase accounting adjustments and original issue (discount) premium	(1,114,172)	(11,849)
Fair value adjustments related to interest rate swaps	—	11,438

	19,503,620	6,575,187
Less: current portion	562,923	1,360,199

Total long-term debt	$18,940,697	$5,214,988

The Company’s weighted average interest rate at December 31, 2008 was 6.0%. The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $17.2 billion and $5.9 billion at December 31, 2008 and 2007, respectively.
The following is a summary of the terms of the Company’s debt incurred in connection with the merger:
•	a $1.33 billion term loan A facility, with a maturity in July 2014;

•	a $10.7 billion term loan B facility with a maturity in January 2016;

•	a $695.9 million term loan C — asset sale facility, with a maturity in January 2016;

•	a $750.0 million delayed draw term loan facility with a maturity in January 2016 which may be drawn to purchase or redeem Clear Channel’s outstanding 7.65% senior notes due 2010, of which $532.5 million was drawn as of December 31, 2008;

•	a $500.0 million delayed draw term loan facility with a maturity in January 2016 may be drawn to purchase or redeem Clear Channel’s outstanding 4.25% senior notes due 2009, of which none was drawn as of December 31, 2008;

•	a $2.0 billion revolving credit facility with a maturity in July 2014, including a letter of credit sub-facility and a swingline loan sub-facility. At December 31, 2008, the outstanding balance on this facility was $220.0 million and, taking into account letters of credit of $304.1 million, $1.5 billion was available for future borrowings. Interest rates on this facility varied from 3.9% to 4.6%;

•	a $783.5 million receivables based credit facility with a maturity in July 2014 providing revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the merger closing date plus $250.0 million, subject to a borrowing base. At December 31, 2008 the outstanding balance on this facility was $445.6 million, which was the maximum available under the borrowing base; and

•	$980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $1.33 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.
Each of the proceeding obligations are among Clear Channel Communications, Inc., a wholly owned subsidiary of the Company, and each lender from time to time party to the credit agreements or senior cash pay and senior toggle notes. The following references to the Company in the discussion of the credit agreements, senior cash pay notes and senior toggle notes are in respect to Clear Channel Communications, Inc.’s obligations under the credit agreements, senior cash pay and senior toggle notes.
Senior Secured Credit Facilities
Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:
•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans, subject to downward adjustments if the Company’s leverage ratio of total debt to EBITDA decreases below 7 to 1; and

•	with respect to loans under the term loan B facility, term loan C — asset sale facility and delayed draw term loan facilities, (i) 2.65% in the case of base rate loans and (ii) 3.65% in the case of Eurocurrency rate loans subject to downward adjustments if the Company’s leverage ratio of total debt to EBITDA decreases below 7 to 1.
The Company is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is 0.50% per annum. The Company is required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially is 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.
The senior secured credit facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:
•	50% (which percentage will be reduced to 25% and to 0% based upon the Company’s leverage ratio) of the Company’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% (which percentage will be reduced to 75% and 50% based upon the Company’s leverage ratio) of the net cash proceeds of sales or other dispositions by the Company or its wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the senior secured credit facilities.
The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C — asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C — asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C — asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.
The Company may voluntarily repay outstanding loans under its senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
The Company is required to repay the loans under its term loan facilities as follows:
•	the term loan A facility will amortize in quarterly installments commencing on the first interest payment date after the second anniversary of the closing date of the merger in annual amounts equal to 5% of the original funded principal amount of such facility in years three and four, 10% thereafter, with the balance being payable on the final maturity date of such term loans; and

•	the term loan B facility, term loan C — asset sale facility and delayed draw term loan facilities will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date of such term loans.
The senior secured credit facilities are guaranteed by each of the Company’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.
All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by:
•	a first-priority lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•	certain assets that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.
The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

The senior secured credit facilities require the Company to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. This financial covenant becomes effective on March 31, 2009 (maximum of 9.5:1) and will become more restrictive over time. The Company’s senior secured debt consists of the senior secured facilities, the receivables based facility and certain other secured subsidiary debt. Secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA was 6.4:1 at December 31, 2008. The Company’s consolidated EBITDA is calculated as its trailing twelve months operating income before depreciation, amortization, impairment charge, non-cash compensation, other operating income — net and merger expenses of $1.8 billion adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $43.1 million for cash received from nonconsolidated affiliates; (iii) an increase of $17.0 million for non-cash items; (iv) an increase of $95.9 million related to expenses incurred associated with our restructuring program; and (v) an increase of $82.4 million for various other items.
In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things:
•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change its lines of business.
The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.
Receivables Based Credit Facility
The receivables based credit facility of $783.5 million provides revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the closing date plus $250 million, subject to a borrowing base. The borrowing base at any time equals 85% of the eligible accounts receivable for certain subsidiaries of the Company. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.
All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. If at any time, borrowings, excluding the initial borrowing, under the receivables based credit facility following the closing date will be subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.
Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility which is (i) 1.40% in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to downward adjustments if the Company’s leverage ratio of total debt to EBITDA decreases below 7 to 1.
The Company is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is 0.375% per annum subject to downward adjustments if the Company’s leverage ratio of total debt to EBITDA decreases below 6 to 1.
If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.
The Company may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of the Company’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.
The receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.
Senior Notes
The Company has outstanding $980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “senior cash pay notes”) and $1.3 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (the “senior toggle notes” and, together with the senior cash pay notes, the “notes”).
The senior toggle notes mature on August 1, 2016 and may require a special redemption on August 1, 2015. The Company may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.
The Company may redeem some or all of the notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium,” as described in the notes. The Company may redeem some or all of the notes at any time on or after August 1, 2012 at the redemption prices set forth in notes. In addition, the Company may redeem up to 40% of any series of the outstanding notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If the Company undergoes a change of control, sells certain of its assets, or issues certain debt offerings, it may be required to offer to purchase notes from holders.
The notes are senior unsecured debt and rank equal in right of payment with all of the Company’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities and the receivables based credit facility guarantee the notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities and the receivables based credit facility. In addition, the notes and the guarantees are structurally senior to Clear Channel’s senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the notes. The notes and the guarantees are effectively subordinated to the existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the notes.

Subsidiary Level Notes
AMFM Operating Inc. (“AMFM”), a wholly-owned subsidiary of the Company, had outstanding 8% senior notes due 2008. An aggregate principal amount of $639.2 million of the 8% senior notes was repurchased pursuant to a tender offer and consent solicitation in connection with the merger and a loss of $8.0 million was recorded in “Other income (expense) — net” in the pre-merger consolidated income statement. The remaining 8% senior notes were redeemed at maturity on November 1, 2008.
Debt Maturities
On January 15, 2008, Clear Channel redeemed its 4.625% senior notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.
On June 15, 2008, Clear Channel redeemed its 6.625% Senior Notes at their maturity for $125.0 million with available cash on hand.
Clear Channel’s $1.75 billion multi-currency revolving credit facility was terminated in connection with the closing of the merger. There was no outstanding balance on the facility on the date it was terminated.
Tender Offers
On August 7, 2008, Clear Channel announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million. Clear Channel recorded a loss of $21.8 million in “Other income (expense) — Net” during the pre-merger period as a result of the tender.
On November 24, 2008, Clear Channel announced that it commenced another cash tender offer to purchase its outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million. The Company recorded a gain of $74.7 million in “Other income (expense) — Net” during the post-merger period as a result of the tender.
Clear Channel also announced on November 24, 2008 that its indirect wholly-owned subsidiary, CC Finco, LLC, commenced a cash tender offers for Clear Channel’s outstanding 6.25% Senior Notes due 2011 (“6.25 Notes”), Clear Channel’s outstanding 4.40% Senior Notes due 2011 (“4.40% Notes”), Clear Channel’s outstanding 5.00% Senior Notes due 2012 (“5.00% Notes”) and Clear Channel’s outstanding 5.75% Senior Notes due 2013 (“5.75% Notes”). The tender offers and consent payments expired on December 23, 2008. The aggregate principal amounts of the 6.25% Notes, 4.40% Notes, 5.00% Notes and 5.75% Notes validly tendered and accepted for payment pursuant to the tender offers was $27.1 million, $26.7 million, $24.2 million and $24.3 million, respectively, and CC Finco, LLC purchased and currently holds such tendered notes. The Company recorded an aggregate gain of $49.7 million in “Other income (expense) — Net” during the post-merger period as a result of the tenders.
Other
All purchase accounting fair value adjustments to debt, fees and initial offering discounts are being amortized as interest expense over the life of the respective notes.

Future maturities of long-term debt at December 31, 2008 are as follows:

(In thousands)
2009	$569,527
2010	417,779
2011	1,162,280
2012	674,282
2013	822,372
Thereafter	16,971,552

Total (1)	$20,617,792

(1)	Excludes a negative purchase accounting fair value adjustment of $1.1 billion, which is amortized through interest expense over the life of the underlying debt obligations.
NOTE H — FINANCIAL INSTRUMENTS
The Company has entered into $6.0 billion aggregate notional amount of interest rate swaps. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its interest rate swaps. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps. However, the Company considers this risk to be low.
Interest Rate Swaps
The Company’s aggregate $6.0 billion notional amount interest rate swap agreements are designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. The Company entered into the swaps to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest-rate changes on future interest expense. The aggregate fair value of these interest rate swaps of $118.8 million was recorded on the balance sheet as “Other long-term liabilities” at December 31, 2008. Accumulated other comprehensive income is adjusted to reflect the change in the fair value of the swaps. The balance in other comprehensive income was $75.1 million at December 31, 2008. No ineffectiveness was recorded in earnings related to these interest rate swaps.
Clear Channel had $1.1 billion of interest rate swaps at December 31, 2007 that were designated as fair value hedges of the underlying fixed-rate debt obligations. On December 31, 2007, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term assets” with the offset recorded in “Long-term debt” of approximately $11.4 million. Clear Channel terminated these interest rate swaps effective July 10, 2008 and received proceeds of approximately $15.4 million. These interest rate swaps were recorded on the balance sheet at fair value, which was equivalent to the proceeds received.
Secured Forward Exchange Contracts
In 2001, Clear Channel Investments, Inc., a wholly owned subsidiary of Clear Channel, entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $17.0 million recorded in “Other long term liabilities” at December 31, 2007. These contracts were not designated as a hedge of the Clear Channel’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2007 and 2006, Clear Channel recognized losses of $6.7 million and $22.0 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, Clear Channel recorded AMT shares as trading securities. During the years ended December 31, 2007 and 2006, Clear Channel recognized income of $10.7 million and $20.5 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares. Clear Channel terminated the contracts effective June 13, 2008, receiving net proceeds of $15.2 million. A net gain of $27.0 million was recorded in the pre-merger period in “Gain on marketable securities” related to terminating the contracts and selling the underlying AMT shares.

Foreign Currency Rate Management
Clear Channel held two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $127.4 million at December 31, 2007 and were recorded in “Other long-term obligations”. Clear Channel designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. Clear Channel recorded all changes in the fair value of the cross currency swaps and the semiannual cash payments as a cumulative translation adjustment in other comprehensive income (loss). As of December 31, 2007, a $73.5 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps. Clear Channel terminated its cross currency swap contracts on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand. The contracts were recorded on the balance sheet at fair value, which was equivalent to the cash paid to terminate them. The related fair value adjustments in other comprehensive income were deleted when the merger took place.
NOTE I — FAIR VALUE MEASUREMENTS
The Company adopted Financial Accounting Standards Board Statement No. 157, Fair Value Measurements (“Statement 157”) on January 1, 2008 and began to apply its recognition and disclosure provisions to its financial assets and financial liabilities that are remeasured at fair value at least annually. Statement 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Company’s marketable equity securities and interest rate swaps are measured at fair value on each reporting date.
The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1. The fair value of these securities at December 31, 2008 was $27.1 million.
The Company’s aggregate $6.0 billion notional amount of interest rate swap agreements are designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. The Company entered into the swaps to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest-rate changes on future interest expense. Due to the fact that the inputs to the model used to estimate fair value are either directly or indirectly observable, the Company classified the fair value measurements of these agreements as Level 2. The aggregate fair value of the interest rate swaps at December 31, 2008 was a liability of $118.8 million.
NOTE J — COMMITMENTS AND CONTINGENCIES
The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), Financial Accounting Standards No. 13, Accounting for Leases, Financial Accounting Standards No. 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).
The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.
The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.
The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.
Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.
As of December 31, 2008, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2009	$383,568	$673,900	$76,760
2010	337,654	454,402	44,776
2011	290,230	404,659	17,650
2012	247,364	265,011	4,666
2013	220,720	206,755	4,670
Thereafter	1,265,574	643,535	3,141

Total	$2,745,110	$2,648,262	$151,663

Rent expense charged to continuing operations for the post-merger period ended December 31, 2008 was $526.6 million. Rent expense charged to continuing operations for the pre-merger period ended July 30, 2008 was $755.4 million. Rent expense charged to continuing operations for the pre-merger periods 2007 and 2006 was $1.2 billion and $1.1 billion, respectively.
In November 2006 Plaintiff Grantley Patent Holdings, Ltd. sued Clear Channel and nine of its subsidiaries for patent infringement in the United States District Court for the Eastern District of Texas, as described in more detail in the Company’s Quarterly Report on Form 10-Q filed November 10, 2008 for the quarter ended September 30, 2008. On December 29, 2008, the parties entered into a settlement agreement. The settlement is on terms that are not material to us and does not constitute an admission of wrongdoing or liability by us.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2008, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2008, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
The Company is a party to various put agreements that may require additional investments to be made by the Company in the future. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
NOTE K — GUARANTEES
At December 31, 2008, the Company guaranteed $39.8 million of credit lines provided to certain of its international subsidiaries by a major international bank. Most of these credit lines related to intraday overdraft facilities covering participants in the Company’s European cash management pool. As of December 31, 2008, no amounts were outstanding under these agreements.
As of December 31, 2008, the Company had outstanding commercial standby letters of credit and surety bonds of $367.6 million and $211.4 million, respectively. Letters of credit in the amount of $154.8 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.
These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.
NOTE L — INCOME TAXES
Significant components of the provision for income tax expense (benefit) are as follows:

	Post-merger	Pre-merger
	period ended	period ended
	December 31,	July 30,	Pre-merger	Pre-merger
(In thousands)	2008	2008	2007	2006
Current — federal	$(100,578)	$(6,535)	$187,700	$211,444
Current — foreign	15,755	24,870	43,776	40,454
Current — state	8,094	8,945	21,434	26,765

Total current (benefit) expense	(76,729)	27,280	252,910	278,663
Deferred — federal	(555,679)	145,149	175,524	185,053
Deferred — foreign	(17,762)	(12,662)	(1,400)	(9,134)
Deferred — state	(46,453)	12,816	14,114	15,861

Total deferred (benefit) expense	(619,894)	145,303	188,238	191,780

Income tax (benefit) expense	$(696,623)	$172,583	$441,148	$470,443

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Deferred tax liabilities:
Intangibles and fixed assets	$2,332,924	$921,497
Long-term debt	352,057	—
Unrealized gain in marketable securities	—	20,715
Foreign	87,654	7,799
Equity in earnings	27,872	44,579
Investments	15,268	17,585
Deferred Income	—	4,940
Other	25,836	11,814

Total deferred tax liabilities	2,841,611	1,028,929

Deferred tax assets:
Accrued expenses	129,684	91,080
Long-term debt	—	56,026
Unrealized gain in marketable securities	29,438	—
Net operating loss/Capital loss carryforwards	319,530	521,187
Bad debt reserves	28,248	14,051
Deferred Income	976	—
Other	17,857	90,511

Total gross deferred tax assets	525,733	772,855
Valuation allowance	319,530	516,922

Total deferred tax assets	206,203	255,933

Net deferred tax liabilities	$2,635,408	$772,996

For the year ended December 31, 2008, the Company recorded approximately $2.5 billion in additional deferred tax liabilities associated with the applied purchase accounting adjustments resulting from the acquisition of Clear Channel. The additional deferred tax liabilities primarily relate to differences between the purchase accounting adjusted book basis and the historical tax basis of the Company’s intangible assets. During the post-merger period ended December 31, 2008, the Company recorded an impairment charge to its FCC licenses, permits and tax deductible goodwill resulting in a decrease of approximately $648.2 million in recorded deferred tax liabilities. Included in the Company’s net deferred tax liabilities are $43.9 million and $20.9 million of current net deferred tax assets for 2008 and 2007, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $2.7 billion and $793.9 million of net deferred tax liabilities for 2008 and 2007, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
At December 31, 2008, net deferred tax liabilities include a deferred tax asset of $16.1 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet.
The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement 142, the Company no longer amortizes FCC licenses and permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

During 2005, Clear Channel recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and Clear Channel received the related $257.0 million tax refund on October 12, 2006. During 2008, Clear Channel used $585.3 million of the capital loss to offset the gain on sale of its television business and certain radio stations. As of December 31, 2008, the remaining capital loss carryforward is approximately $699.6 million and it can be used to offset future capital gains through 2009. The Company has recorded an after tax valuation allowance of $257.4 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.
The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	Post-merger period ended		Pre-merger period
	December 31, 2008		ended July 30, 2008		2007		2006
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$(2,008,040)	35%	$205,108	35%	$448,298	35%	$399,423	35%
State income taxes, net of federal tax benefit	(38,359)	1%	21,760	4%	35,548	3%	42,626	4%
Foreign taxes	95,478	(2%)	(29,606)	(5%)	(8,857)	(1%)	6,391	1%
Nondeductible items	1,591	(0%)	2,464	0%	6,228	0%	2,607	0%
Changes in valuation allowance and other estimates	53,877	(1%)	(32,256)	(6%)	(34,005)	(3%)	16,482	1%
Impairment charge	1,194,182	(21%)	—	—	—	—	—	—
Other, net	4,648	(0%)	5,113	1%	(6,064)	(0%)	2,914	0%

	$(696,623)	12%	$172,583	29%	$441,148	34%	$470,443	41%

A tax benefit was recorded for the post-merger period ended December 31, 2008 of 12% and reflects the Company’s ability to recover a limited amount of the Company’s prior period tax liabilities through certain net operating loss carrybacks. Due to the lack of earnings history as a merged company and limitations on net operating loss carryback claims allowed; the Company cannot rely on future earnings and carryback claims as a means to realize deferred tax assets which may arise as a result of future period net operating losses. Pursuant to the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred tax valuation allowances would be required on those deferred tax assets. The effective tax rate for the post-merger period was primarily impacted due to the impairment charge. In addition, the Company recorded a valuation allowance on certain net operating losses generated during the post-merger period that are not able to be carried back to prior years. The effective tax rate for the pre-merger period was primarily impacted by the tax effect of the disposition of certain radio broadcasting assets and investments.
During 2007, Clear Channel utilized approximately $2.2 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by Clear Channel. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2007. Clear Channel’s effective income tax rate for 2007 was 34.4% as compared to 41.2% for 2006. For 2007, the effective tax rate was primarily affected by the recording of current tax benefits of approximately $45.7 million related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years and deferred tax benefits of approximately $14.6 million related to the release of valuation allowances for the use of certain capital loss carryforwards. These tax benefits were partially offset by additional current tax expense being recorded in 2007 due to an increase in Income before income taxes of $139.6 million.
During 2006, Clear Channel utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, the Company recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.
The remaining federal net operating loss carryforwards of $168.8 million expires in various amounts from 2009 to 2028.
The Company adopted Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”. The total amount of unrecognized tax benefits at January 1, 2007 was $416.1 million, inclusive of $89.6 million for interest.
The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2008 and 2007 was $53.5 million and $43.0 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2008 and 2007 was $267.8 million and $237.1 million, respectively, and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheets. Of this total, $250.0 million at December 31, 2008 represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.
Unrecognized Tax Benefits

	Post-merger period	Pre-merger period
	ended December 31,	ended July 30,	Pre-merger
(In thousands)	2008	2008	2007
Balance at beginning of period	$207,884	$194,060	$326,478
Increases for tax position taken in the current year	35,942	8,845	18,873
Increases for tax positions taken in previous years	3,316	7,019	45,404
Decreases for tax position taken in previous years	(20,564)	(1,764)	(175,036)
Decreases due to settlements with tax authorities	(9,975)	(276)	(21,200)
Decreases due to lapse of statute of limitations	(2,294)	—	(459)

Balance at end of period	$214,309	$207,884	$194,060

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. As stated above, the Company settled several federal tax positions with the Internal Revenue Service (“IRS”) during the year ended December 31, 2007. As a result of the settlement the Company reduced its balance of unrecognized tax benefits by $246.2 million. During 2008, the Company favorably settled certain issues in foreign jurisdictions that resulted in the decrease in unrecognized tax benefits. In addition, as a result of the currency fluctuations during 2008, the balance of unrecognized tax benefits decreased approximately $12.0 million. The IRS is currently auditing the Company’s 2005 and 2006 tax years. The Company does not expect to resolve any material federal tax positions within the next twelve months. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2000.
NOTE M — SHAREHOLDERS’ EQUITY
In connection with the merger, the Company issued approximately 23.6 million shares of Class A common stock, approximately 0.6 million shares of Class B common stock and approximately 59.0 million shares of Class C common stock. Every holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock. Every holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any matters presented to our stockholders.

Except with respect to voting as described above, and as otherwise required by law, all shares of Class A common stock, Class B common stock and Class C common stock have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and will be identical to each other in all respects.
Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon closing of the merger. As a result, except for certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, holders of stock options received cash or, if elected, an amount of Company stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share. Holders of restricted stock awards received $36.00 per share in cash, without interest, if elected, or a share of Company stock per share of Clear Channel restricted stock. Approximately $39.2 million of share-based compensation was recognized in the pre-merger period as a result of the accelerated vesting of the stock options and restricted stock awards.
Dividends
Clear Channel’s Board of Directors declared quarterly cash dividends as follows.
(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
2007:
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	$93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4
Clear Channel did not declare dividends in 2008. The Company currently does not intend to pay regular quarterly cash dividends on the shares of its Class A common stock. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.
Share-Based Payments
Stock Options
Prior to the merger, Clear Channel granted options to purchase its common stock to its employees and directors and its affiliates under its various equity incentive plans typically at no less than the fair value of the underlying stock on the date of grant. These options were granted for a term not exceeding ten years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel or one of its affiliates. Prior to acceleration, if any, in connection with the merger, these options vested over a period of up to five years. All equity incentive plans contained anti-dilutive provisions that permitted an adjustment of the number of shares of Clear Channel’s common stock represented by each option for any change in capitalization.
At July 30, 2008, immediately prior to the effectiveness of the merger, there were 23,433,092 outstanding Clear Channel stock options held by Clear Channel’s employees and directors under Clear Channel’s equity incentive plans. Of these Clear Channel stock options, 7,407,103 had an exercise price below $36.00, and were considered “in the money.” Each Clear Channel stock option that was outstanding and unexercised as of the date of the merger, other than certain stock options described below, whether vested or unvested, automatically became fully vested and converted into the right to receive a cash payment or equity in the Company equal to the value of the product of the excess, if any, of the $36.00 over the exercise price per share of the Clear Channel stock option. Following the merger, Clear Channel stock options automatically ceased to exist and are no longer outstanding and, following the receipt of the cash payment or equity, if any, described in the preceding sentence, the holders thereof ceased to have any rights with respect to Clear Channel stock options.
Some of the outstanding “in the money” Clear Channel stock options held by certain executive officers were not converted into the right to receive a cash payment or equity in the Company based on their intrinsic value on the date of the merger, but rather were converted into options to purchase shares of the Company following the merger. Such conversions were based on the fair market value of Company stock on the merger date and also preserved the aggregate spread value of the converted options. An aggregate of 1,749,075 shares of Clear Channel stock options held by these executive officers with a weighted average exercise price of $32.63 per share were converted into vested stock options to purchase 235,393 shares of the Company’s Class A common stock with a weighted average exercise price of $10.99 per share. Additionally, vested options to acquire 170,329 shares of Clear Channel common stock at a weighted average exercise price of $57.28 on the date of the merger could not, by their terms, be cancelled prior to their stated expiration date. These stock options were converted, on a one-for-one basis, into stock options to acquire shares of the Company’s Class A common stock.
The following table presents a summary of Clear Channel’s stock options outstanding at and stock option activity during the pre-merger period from January 1 through July 30, 2008 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price
Outstanding, January 1, 2008	30,643	$43.56
Granted	—	n/a
Exercised (a)	(438)	30.85
Forfeited	(298)	31.47
Expired	(22,330)	47.61
Settled at merger (b)	(5,658)	32.16
Converted into options in the Company	(1,919)	34.82

Outstanding, July 30, 2008	0	n/a

(a)	Cash received from option exercises during the pre-merger period from January 1 through July 30, 2008 was $13.5 million, and Clear Channel received an income tax benefit of $0.9 million relating to the options exercised during the pre-merger period from January 1 through July 30, 2008. The cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) is to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow is not material. The total intrinsic value of options exercised during the pre-merger period from January 1 through July 30, 2008 was $1.7 million.

(b)	Clear Channel received an income tax benefit of $8.1 million relating to the options settled upon the closing of the merger.
A summary of Clear Channel’s unvested options at December 31, 2007, and changes during the pre-merger period from January 1 through July 30, 2008, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Unvested, January 1, 2008	6,817	$10.80
Granted	—	n/a
Vested (a)	(6,519)	10.81
Forfeited	(298)	8.33

Unvested, July 30, 2008	0	n/a

(a)	The total fair value of options vested during the pre-merger period from January 1 through July 30, 2008 was $71.2 million. Upon closing of the merger, 4.1 million Clear Channel unvested stock options became vested. As a result, Clear Channel recorded $12.9 million in non-cash compensation expense on July 30, 2008.

In connection with, and prior to, the merger, the Company adopted a new equity incentive plan (“2008 Incentive Plan”), under which it grants options to purchase its Class A common stock to its employees and directors and its affiliates at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. The 2008 Incentive Plan contains antidilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
On July 30, 2008, the Company granted 7,417,307 options to purchase Class A common stock to certain key executives at $36.00 per share under the 2008 Incentive Plan. Of these options, 3,166,830 will vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over five years if certain predetermined performance targets are met. All options were granted for a term of ten years and will be forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company. The fair value of the portion of options that vest based on continued service was estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions was estimated on the grant date using a Monte Carlo model. Expected volatilities were based on implied volatilities from traded options on peer companies, historical volatility on peer companies’ stock, and other factors. The expected life of the options granted represents the period of time that the options granted are expected to be outstanding. The Company used historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of these options:

Expected volatility	58%
Expected life in years	5.5 – 7.5
Risk-free interest rate	3.46% – 3.83%
Dividend yield	0%
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the post-merger period from July 31 through December 31, 2008 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Clear Channel options converted	406	$30.42
Granted (a)	7,417	36.00
Exercised	—	n/a
Forfeited	(64)	36.00
Expired	(8)	46.32

Outstanding, December 31, 2008	7,751	35.70	9.28 years	$0

Exercisable	397	30.05	3.73 years	0
Expect to Vest	3,004	36.00	9.58 years	0

(a)	The weighted average grant date fair value of options granted on July 30, 2008 was $21.20. Non-cash compensation expense has not been recorded with respect to 4.3 million shares of this grant as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of the Company’s unvested options and changes during the post-merger period from July 31 through December 31, 2008, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Granted	7,417	$21.20
Vested	—	n/a
Forfeited	(63)	20.73

Unvested, December 31, 2008	7,354	21.20

Restricted Stock Awards
Prior to the merger, Clear Channel granted restricted stock awards to its employees and directors and its affiliates under its various equity incentive plans. These common shares held a legend which restricted their transferability for a term of up to five years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel prior to the lapse of the restriction. Recipients of the restricted stock awards were entitled to all cash dividends as of the date the award was granted.
At July 30, 2008, there were 2,692,904 outstanding Clear Channel restricted stock awards held by Clear Channel’s employees and directors under Clear Channel’s equity incentive plans. Pursuant to the Merger Agreement, 1,876,315 of the Clear Channel restricted stock awards became fully vested and converted into the right to receive, with respect to each share of such restricted stock, a cash payment or equity in the Company equal to the value of $36.00 per share. The remaining 816,589 shares of Clear Channel restricted stock were converted on a one-for-one basis into restricted stock of the Company. These converted shares continue to vest in accordance with their original terms. Following the merger, Clear Channel restricted stock automatically ceased to exist and is no longer outstanding, and, following the receipt of the cash payment or equity, if any, described above, the holders thereof no longer have any rights with respect to Clear Channel restricted stock.
The following table presents a summary of Clear Channel’s restricted stock outstanding at and restricted stock activity during the pre-merger period from January 1 through July 30, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2008	3,301	$34.52
Granted	—	n/a
Vested (restriction lapsed) (a)	(470)	36.58
Forfeited	(138)	33.60
Settled at merger (b)	(1,876)	32.53
Converted into restricted stock of the Company	(817)	38.06

Outstanding, July 30, 2008	0	n/a

(a)	Clear Channel received an income tax benefit of $6.5 million relating to restricted shares that vested during the pre-merger period from January 1 through July 30, 2008.

(b)	Upon closing of the merger, 1.9 million shares of Clear Channel restricted stock became vested. As a result, Clear Channel recorded $26.3 million in non-cash compensation on July 30, 2008. Clear Channel received an income tax benefit of $25.4 million relating to the restricted shares settled upon closing of the merger, $23.2 million was recorded as a tax benefit on the consolidated statements of operations and $2.2 million was recorded to additional paid in capital.
On July 30, 2008, the Company granted 555,556 shares of restricted stock to each its Chief Executive Officer and Chief Financial Officer under its 2008 Incentive Plan. The aggregate fair value of these awards was $40.0 million, based on the market value of a share of the Company’s Class A common stock on the grant date, or $36.00 per share. These Class A common shares are subject to restrictions on their transferability, which lapse ratably over a term of five years and will be forfeited, except in certain circumstances, in the event the employee terminates his employment or relationship with the Company prior to the lapse of the restriction. The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the post-merger period from July 31 through December 31, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Clear Channel restricted stock converted	817	$36.00
Granted	1,111	36.00
Vested (restriction lapsed)	(1)	36.00
Forfeited	(40)	36.00

Outstanding, December 31, 2008	1,887	36.00

Subsidiary Share-Based Awards
The Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”), grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its equity incentive plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options vest over a period of up to five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, Clear Channel had granted certain of CCO’s officers and other key employees, stock options to purchase shares of Clear Channel’s common stock under its own equity incentive plans. Concurrent with the closing of CCO’s IPO, all such outstanding options to purchase shares of Clear Channel’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common stock.
The fair value of each option awarded on CCO common stock is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. CCO includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant:

	Post-Merger	Pre-Merger
	Period from	Period from
	July 31	January 1
	through	through	Year Ended	Year Ended
	December 31,	July 30,	December 31,	December 31,
	2008	2008	2007	2006
Expected volatility	n/a	27%	27%	27%
Expected life in years	n/a	5.5 – 7.0	5.0 – 7.0	5.0 – 7.5
Risk-free interest rate	n/a	3.24% – 3.38%	4.76% – 4.89%	4.58% – 5.08%
Dividend yield	n/a	0%	0%	0%

The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2008 (“Price” reflects the weighted average exercise price per share):

			Weighted
			Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Pre-Merger
Outstanding, January 1, 2008	7,536	$23.08
Granted (a)	1,881	20.64
Exercised (b)	(233)	18.28
Forfeited	(346)	19.95
Expired	(548)	30.62

Outstanding, July 30, 2008	8,290	22.30

Post-Merger

Granted	—	n/a
Exercised	—	n/a
Forfeited	(49)	19.87
Expired	(528)	26.41

Outstanding, December 31, 2008	7,713	22.03	5.2 years	$0

Exercisable	2,979	24.28	2.4 years	0
Expect to vest	4,734	20.62	6.9 years	0

(a)	The weighted average grant date fair value of CCO options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10. The weighted average grant date fair value of CCO options granted during the pre-merger years ended December 31, 2007 and 2006 was $11.05 and $6.76, respectively.

(b)	Cash received from CCO option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million. Cash received from CCO option exercises during the pre-merger year ended December 31, 2007, was $10.8 million. The total intrinsic value of CCO options exercised during the pre-merger period from January 1, 2008 through July 30, 2008, was $0.7 million. The total intrinsic value of CCO options exercised during the pre-merger years ended December 31, 2007 and 2006, was $2.0 million and $0.3 million, respectively.

A summary of CCO’s nonvested options at and changes during the year ended December 31, 2008, is presented below:

		Weighted
		Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Pre-Merger
Nonvested, January 1, 2008	4,622	$7.01
Granted	1,881	7.10
Vested (a)	(978)	5.81
Forfeited	(346)	7.01

Nonvested, July 31, 2008	5,179	7.28

Post-Merger

Granted	—	n/a
Vested (a)	(396)	5.81
Forfeited	(49)	7.17

Nonvested, December 31, 2008	4,734	7.40

(a)	The total fair value of CCO options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million. The total fair value of CCO options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million. The total fair value of CCO options vested during the pre-merger years ended December 31, 2007 and 2006, was $2.0 million and $1.6 million, respectively.
Restricted Stock Awards
CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. Restricted stock awards are granted under the CCO equity incentive plan.
The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Pre-Merger
Outstanding, January 1, 2008	491	$24.57
Granted	—	n/a
Vested (restriction lapsed)	(72)	29.03
Forfeited	(15)	25.77

Outstanding, July 30, 2008	404	23.76

Post-Merger

Granted	—	n/a
Vested (restriction lapsed)	(46)	18.00
Forfeited	(7)	21.34

Outstanding, December 31, 2008	351	24.54

Share-based compensation cost
The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share-based compensation recorded during the five months ended December 31, 2008, the seven months ended July 30, 2008 and the years ended December 31, 2007 and 2006:

	Post-Merger	Pre-Merger
	July 31 -	January 1 -	Year Ended	Year Ended
	December 31,	July 30,	December 31,	December 31,
(In thousands)	2008	2008	2007	2006
Direct Expense	$4,631	$21,162	$16,975	$16,142
Selling, General & Administrative Expense	2,687	21,213	14,884	16,762
Corporate Expense	8,593	20,348	12,192	9,126

Total Share-Based Compensation Expense	$15,911	$62,723	$44,051	$42,030

As of December 31, 2008, there was $130.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over four years. In addition, as of December 31, 2008, there was $80.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.
Reconciliation of Earnings (Loss) per Share

	Post-merger	Pre-merger
	period ended	period ended
	December 31,	July 30,	Pre-merger	Pre-merger
(In thousands, except per share data)	2008	2008	2007	2006
NUMERATOR:
Income (loss) before discontinued operations	$(5,040,153)	$396,289	$792,674	$638,839
Income (loss) from discontinued operations, net	(1,845)	640,236	145,833	52,678

Net income (loss) — basic and diluted	(5,041,998)	1,036,525	938,507	691,517

DENOMINATOR:
Weighted average common shares — basic	81,242	495,044	494,347	500,786

Effect of dilutive securities:
Stock options and common stock warrants (a)	—	1,475	1,437	853

Denominator for net income (loss) per common share — diluted	81,242	496,519	495,784	501,639

Net income (loss) per common share:
Income (loss) before discontinued operations — Basic	$(62.04)	$.80	$1.60	$1.27
Discontinued operations — Basic	(.02)	1.29	.30	.11

Net income (loss) — Basic	$(62.06)	$2.09	$1.90	$1.38

Income (loss) before discontinued operations — Diluted	$(62.04)	$.80	$1.60	$1.27
Discontinued operations — Diluted	(.02)	1.29	.29	.11

Net income (loss) — Diluted	$(62.06)	$2.09	$1.89	$1.38

(a)	7.6 million, 7.8 million, 22.2 million and 24.2 million stock options were outstanding at July 30, 2008, December 31, 2008, December 31, 2007 and December 31, 2006 that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE N — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Under these plans, an employee can make pre-tax contributions and the Company will match a portion of such an employee’s contribution. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions from continuing operations to these plans of $12.4 million for the post-merger period ended December 31, 2008 and $17.9 million for the pre-merger period ended July 30, 2008 were charged to expense. Contributions from continuing operations to these plans of $39.1 million and $36.2 million were charged to expense for 2007 and 2006, respectively.
Clear Channel sponsored a non-qualified employee stock purchase plan for all eligible employees. Under the plan, employees were provided with the opportunity to purchase shares of the Clear Channel’s common stock at 95% of the market value on the day of purchase. During each calendar year, employees were able to purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever was lower. During 2006, employees purchased 144,444 shares at weighted average share price of $28.56. The Company stopped accepting contributions to this plan, effective January 1, 2007, as a condition of its Merger Agreement. Clear Channel terminated this plan upon the closing of the merger and each share held under the plan was converted into the right to receive a cash payment equal to the value of $36.00 per share.
Clear Channel offered a non-qualified deferred compensation plan for its highly compensated executives, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Clear Channel accounted for the plan in accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. The asset and liability under the nonqualified deferred compensation plan at December 31, 2007 were approximately $39.5 million recorded in “Other assets” and $40.9 million recorded in “Other long-term liabilities”, respectively. Clear Channel terminated this plan upon the closing of the merger and the related asset and liability of approximately $38.4 million were settled.
The Company offers a non-qualified deferred compensation plan for its highly compensated executives, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company accounts for the plan in accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. Matching credits on amounts deferred may be made in the Company’s sole discretion and the Company retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any Company matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan. In accordance with the provisions of EITF No. 97-14, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset and liability under the deferred compensation plan at December 31, 2008 were approximately $2.5 million recorded in “Other assets” and $2.5 million recorded in Other long-term liabilities”, respectively.

NOTE O — OTHER INFORMATION

	Post-merger	Pre-merger
	period ended	period ended	For the year ended
	December 31,	July 30,	December 31,
(In thousands)	2008	2008	2007	2006
The following details the components of “Other income (expense) — net”:
Foreign exchange gain (loss)	$21,323	$7,960	$6,743	$(8,130)
Gain (loss) on early redemption of debt	108,174	(13,484)	—	—
Other	2,008	412	(1,417)	(463)

Total other income (expense) — net	$131,505	$(5,112)	$5,326	$(8,593)

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(20,946)	$(24,894)	$(16,233)	$(22,012)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$—	$(27,047)	$(5,155)	$(37,091)
Unrealized gain (loss) on cash flow derivatives	$(43,706)	$—	$(1,035)	$46,662

	As of December 31,
	2008	2007
(In thousands)	Post-merger	Pre-merger
The following details the components of “Other current assets”:
Inventory	$28,012	$27,900
Deferred tax asset	43,903	20,854
Deposits	7,162	27,696
Other prepayments	53,280	90,631
Income taxes receivable	46,615	—
Other	83,216	76,167

Total other current assets	$262,188	$243,248

	As of December 31,
	2008	2007
(In thousands)	Post-merger	Pre-merger
The following details the components of “Other assets”:
Prepaid expenses	$125,768	$18,709
Deferred loan costs	295,143	11,678
Deposits	27,943	14,507
Prepaid rent	92,171	74,077
Other prepayments	16,685	70,265
Prepaid income taxes	—	75,096
Non-qualified plan assets	2,550	39,459

Total other assets	$560,260	$303,791

	As of December 31,
	2008	2007
(In thousands)	Post-merger	Pre-merger
The following details the components of “Other long-term liabilities”:
FIN 48 unrecognized tax benefits	$266,852	$237,085
Asset retirement obligation	55,592	70,497
Non-qualified plan liabilities	2,550	40,932
SAILS obligation	—	103,849
Interest rate swap	118,785	—
Other	131,960	115,485

Total other long-term liabilities	$575,739	$567,848

	2008	2007
	Post-merger	Pre-merger
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$(364,164)	$314,282
Cumulative unrealized gain (losses) on securities	(95,669)	67,693
Reclassification adjustments	95,687	—
Cumulative unrealized gain (losses) on cash flow derivatives	(75,079)	1,723

Total accumulated other comprehensive income (loss)	$(439,225)	$383,698

NOTE P — SEGMENT DATA
The Company’s reportable operating segments, which it believes best reflects how the Company is currently managed, are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 92% of its 2008 revenue in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our media representation firm as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

					Corporate
		Americas	International		and other
	Radio	Outdoor	Outdoor		reconciling
(In thousands)	Broadcasting	Advertising	Advertising	Other	Items	Eliminations	Consolidated
Post-Merger Period from July 31, 2008 through December 31, 2008
Revenue	$1,355,894	$587,427	$739,797	$97,975	$—	$(44,152)	$2,736,941
Direct operating expenses	409,090	276,602	486,102	46,193	—	(19,642)	1,198,345
Selling, general and administrative expenses	530,445	114,260	147,264	39,328	—	(24,510)	806,787
Depreciation and amortization	90,166	90,624	134,089	24,722	8,440	—	348,041
Corporate expenses	—	—	—	—	102,276	—	102,276
Merger expenses	—	—	—	—	68,085	—	68,085
Impairment charge	—	—	—	—	5,268,858	—	5,268,858
Other operating income — net	—	—	—	—	13,205	—	13,205

Operating income (loss)	$326,193	$105,941	$(27,658)	$(12,268)	$(5,434,454)	$—	$(5,042,246)

Intersegment revenues	$15,926	$3,985	$—	$24,241	$—	$—	$44,152
Identifiable assets	$11,905,689	$5,187,838	$2,409,652	$1,016,073	$606,211	$—	$21,125,463
Capital expenditures	$24,462	$93,146	$66,067	$2,567	$4,011	$—	$190,253
Share-based payments	$3,399	$3,012	$797	$110	$8,593	$—	$15,911

Pre-Merger Period from January 1, 2008 through July 30, 2008
Revenue	$1,937,980	$842,831	$1,119,232	$111,990	$—	$(60,291)	$3,951,742
Direct operating expenses	570,234	370,924	748,508	46,490	—	(30,057)	1,706,099
Selling, general and administrative expenses	652,162	138,629	206,217	55,685	—	(30,234)	1,022,459
Depreciation and amortization	62,656	117,009	130,628	28,966	9,530	—	348,789
Corporate expenses	—	—	—	—	125,669	—	125,669
Merger expenses	—	—	—	—	87,684	—	87,684
Other operating income — net	—	—	—	—	14,827	—	14,827

Operating income (loss)	$652,928	$216,269	$33,879	$(19,151)	$(208,056)	$—	$675,869

Intersegment revenues	$23,551	$4,561	$—	$32,179	$—	$—	$60,291
Identifiable assets	$11,667,570	$2,876,051	$2,704,889	$558,638	$656,616	$—	$18,463,764
Capital expenditures	$37,004	$82,672	$116,450	$1,609	$2,467	$—	$240,202
Share-based payments	$34,386	$5,453	$1,370	$1,166	$20,348	$—	$62,723

					Corporate and
		Americas	International		other
	Radio	Outdoor	Outdoor		reconciling
(In thousands)	Broadcasting	Advertising	Advertising	Other	items	Eliminations	Consolidated
Pre-merger 2007
Revenue	$3,558,534	$1,485,058	$1,796,778	$207,704	$—	$(126,872)	$6,921,202
Direct operating expenses	982,966	590,563	1,144,282	78,513	—	(63,320)	2,733,004
Selling, general and administrative expenses	1,190,083	226,448	311,546	97,414	—	(63,552)	1,761,939
Depreciation and amortization	107,466	189,853	209,630	43,436	16,242	—	566,627
Corporate expenses	—	—	—	—	181,504	—	181,504
Merger expenses	—	—	—	—	6,762	—	6,762
Other operating income — net	—	—	—	—	14,113	—	14,113

Operating income (loss)	$1,278,019	$478,194	$131,320	$(11,659)	$(190,395)	$—	$1,685,479

Intersegment revenues	$44,666	$13,733	$—	$68,473	$—	$—	$126,872
Identifiable assets	$11,732,311	$2,878,753	$2,606,130	$736,037	$345,404	$—	$18,298,635
Capital expenditures	$78,523	$142,826	$132,864	$2,418	$6,678	$—	$363,309
Share-based payments	$22,226	$7,932	$1,701	$—	$12,192	$—	$44,051

Pre-merger 2006
Revenue	$3,567,413	$1,341,356	$1,556,365	$223,929	$—	$(121,273)	$6,567,790
Direct operating expenses	994,686	534,365	980,477	82,372	—	(59,456)	2,532,444
Selling, general and administrative expenses	1,185,770	207,326	279,668	98,010	—	(61,817)	1,708,957
Depreciation and amortization	125,631	178,970	228,760	47,772	19,161	—	600,294
Corporate expenses	—	—	—	—	196,319	—	196,319
Merger expenses	—	—	—	—	7,633	—	7,633
Other operating income — net	—	—	—	—	71,571	—	71,571

Operating income (loss)	$1,261,326	$420,695	$67,460	$(4,225)	$(151,542)	$—	$1,593,714

Intersegment revenues	$40,119	$10,536	$—	$70,618	$—	$—	$121,273
Identifiable assets	$11,873,784	$2,820,737	$2,401,924	$701,239	$360,440	$—	$18,158,124
Capital expenditures	$93,264	$90,495	$143,387	$2,603	$6,990	$—	$336,739
Share-based payments	$25,237	$4,699	$1,312	$1,656	$9,126	$—	$42,030
Revenue of $799.8 million and identifiable assets of $2.6 billion derived from foreign operations are included in the data above for the post-merger period from July 31, 2008 through December 31, 2008. Revenue of $1.2 billion and identifiable assets of $2.9 billion derived from foreign operations are included in the data above for the pre-merger period from January 1, 2008 through July 30, 2008. Revenue of $1.9 billion and $1.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007 and 2006. Identifiable assets of $2.9 billion and $2.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007 and 2006, respectively.

NOTE Q — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	Pre-merger	Pre-merger	Pre-merger	Pre-merger	Combined(1)	Pre-merger	Post-merger	Pre-merger

Revenue	$1,564,207	$1,505,077	$1,831,078	$1,802,192	$1,684,593	$1,751,165	$1,608,805	$1,862,768
Operating expenses:
Direct operating expenses	705,947	627,879	743,485	676,255	730,405	689,681	724,607	739,189
Selling, general and administrative expenses	426,381	416,319	445,734	447,190	441,813	431,366	515,318	467,064
Depreciation and amortization	152,278	139,685	142,188	141,309	162,463	139,650	239,901	145,983
Corporate expenses	46,303	48,150	47,974	43,044	64,787	47,040	68,881	43,270
Merger expenses	389	1,686	7,456	2,684	79,839	2,002	68,085	390
Impairment charge	—	—	—	—	—	—	5,268,858	—
Other operating income - net	2,097	6,947	17,354	3,996	(3,782)	678	12,363	2,492

Operating income (loss)	235,006	278,305	461,595	495,706	201,504	442,104	(5,264,482)	469,364
Interest expense	100,003	118,077	82,175	116,422	312,511	113,026	434,289	104,345
Gain (loss) on marketable securities	6,526	395	27,736	(410)	—	676	(116,552)	6,081
Equity in earnings of nonconsolidated affiliates	83,045	5,264	8,990	11,435	4,277	7,133	3,707	11,344
Other income (expense) — net	11,787	(12)	(6,086)	340	(21,727)	(1,403)	142,419	6,401

Income (loss) before income taxes, minority interest and discontinued operations	236,361	165,875	410,060	390,649	(128,457)	335,484	(5,669,197)	388,845
Income tax (expense) benefit	(66,581)	(70,466)	(125,137)	(159,786)	52,344	(70,125)	663,414	(140,771)
Minority interest income (expense) — net	(8,389)	(276)	(7,628)	(14,970)	(10,003)	(11,961)	9,349	(19,824)

Income (loss) before discontinued operations	161,391	95,133	277,295	215,893	(86,116)	253,398	(4,996,434)	228,250
Discontinued operations	638,262	7,089	5,032	20,097	(4,071)	26,338	(832)	92,309

Net income (loss)	$799,653	$102,222	$282,327	$235,990	$(90,187)	$279,736	$(4,997,266)	$320,559

Net income per common share:
Basic:
Income (loss) before discontinued operations	$.33	$.19	$.56	$.44	N.A.	$.51	$(61.50)	$.46
Discontinued operations	1.29	.02	.01	.04	N.A.	.06	(.01)	.19

Net income (loss)	$1.62	$.21	$.57	$.48	N.A.	$.57	$(61.51)	$.65

Diluted:
Income (loss) before discontinued operations	$.32	$.19	$.56	$.44	N.A.	$.51	$(61.50)	$.46
Discontinued operations	1.29	.02	.01	.04	N.A.	.05	(.01)	.19

Net income (loss)	$1.61	$.21	$.57	$.48	N.A.	$.56	$(61.51)	$.65

Dividends declared per share	$—	$.1875	$—	$.1875	$—	$.1875	$—	$.1875
The Company’s Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol CCMO.

(1)	The third quarter results of operations contain two months of post-merger and one month of pre-merger results, which relate to the period succeeding the merger and the periods preceding the merger, respectively. The Company believes that the presentation on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2007. The following table separates the combined results into the post-merger and pre-merger periods:

	Post-merger		Combined
	Period from July 31	Pre-merger	Three Months
	through	Period From July 1	ended
	September 30,	through July 30,	September 30,
(In thousands)	2008	2008	2008
Revenue	$1,128,136	$556,457	$1,684,593
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	473,738	256,667	730,405
Selling, general and administrative expenses (excludes depreciation and amortization)	291,469	150,344	441,813
Depreciation and amortization	108,140	54,323	162,463
Corporate expenses (excludes depreciation and amortization)	33,395	31,392	64,787
Merger expenses	—	79,839	79,839
Gain (loss) on disposition of assets — net	842	(4,624)	(3,782)

Operating income (loss)	222,236	(20,732)	201,504
Interest expense	281,479	31,032	312,511
Equity in earnings of nonconsolidated affiliates	2,097	2,180	4,277
Other income (expense) — net	(10,914)	(10,813)	(21,727)

Income (loss) before income taxes, minority interest and discontinued operations	(68,060)	(60,397)	(128,457)
Income tax benefit	33,209	19,135	52,344
Minority interest expense, net of tax	8,868	1,135	10,003

Income (loss) before discontinued operations	(43,719)	(42,397)	(86,116)
Income (loss) from discontinued operations, net	(1,013)	(3,058)	(4,071)

Net income (loss)	$(44,732)	$(45,455)	$(90,187)

Net income (loss) per common share:
Income (loss) before discontinued operations — Basic	$(.54)	$(.09)
Discontinued operations — Basic	(.01)	—

Net income (loss) — Basic	$(.55)	$(.09)

Weighted average common shares — basic	81,242	495,465
Income (loss) before discontinued operations — Diluted	$(.54)	$(.09)
Discontinued operations — Diluted	(.01)	—

Net income (loss) — Diluted	$(.55)	$(.09)

Weighted average common shares — diluted	81,242	495,465

Dividends declared per share	$—	$—

NOTE R — CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In connection with the merger, the Company paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was preliminarily allocated between merger expenses, debt issuance costs or included in the overall purchase price of the merger.
The Company has agreements with certain affiliates of the Sponsors pursuant to which such affiliates of the Sponsors will provide management and financial advisory services to the Company until 2018. The agreements require the Company to pay management fees to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, with any additional fees subject to approval by the Company’s board of directors. For the post-merger period ended December 31, 2008, the Company recognized Sponsors’ management fees of $6.3 million.

NOTE S — GUARANTOR SUBSIDIARIES
Certain of the Company’s domestic, wholly-owned subsidiaries (the “Guarantors”) have fully and unconditionally guaranteed on a joint and several basis certain of Clear Channel’s outstanding debt obligations. The following consolidating schedules present condensed financial information on a combined basis:

	December 31, 2008
	Company, Clear
	Channel and
Post-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations		Consolidated
Cash and cash equivalents	$139,433	$100,413			$239,846
Accounts receivable, net of allowance	622,255	809,049			1,431,304
Intercompany receivables	15,061	431,641		(446,702)	—
Prepaid expenses	62,752	70,465			133,217
Other current assets	109,347	154,474		(1,633)	262,188

Total Current Assets	948,848	1,566,042		(448,335)	2,066,555
Property, plant and equipment, net	959,555	2,588,604			3,548,159
Definite-lived intangibles, net	1,869,528	1,012,192			2,881,720
Indefinite-lived intangibles — licenses	3,019,803	—			3,019,803
Indefinite-lived intangibles — permits	—	1,529,068			1,529,068
Goodwill	5,809,000	1,281,621			7,090,621
Notes receivable	8,493	3,140			11,633
Intercompany notes receivable (a)	2,500,000	—		(2,500,000)	—
Investments in, and advances to, nonconsolidated affiliates	—	384,137			384,137
Investment in subsidiaries	3,765,342	—		(3,765,342)	—
Other assets	438,909	145,805		(24,454)	560,260
Other investments	10,089	23,418			33,507

Total Assets	$19,329,567	$8,534,027		$(6,738,131)	$21,125,463

Accounts payable	$36,732	$118,508	$		$155,240
Accrued expenses	295,402	497,964			793,366
Accrued interest	182,605	292		(1,633)	181,264
Intercompany payable	432,422	14,280		(446,702)	—
Current portion of long-term debt (b)	493,401	69,522			562,923
Deferred income	40,268	112,885			153,153

Total Current Liabilities	1,480,830	813,451		(448,335)	1,845,946
Long-term debt (b)	18,986,269	32,332		(77,904)	18,940,697
Intercompany long-term debt	—	2,500,000		(2,500,000)	—
Deferred income taxes	1,647,282	1,032,030			2,679,312
Other long-term liabilities	396,680	179,059			575,739
Minority interest	252,103	211,813			463,916
Total shareholders’ equity	(3,433,597)	3,765,342		(3,711,892)	(3,380,147)

Total Liabilities and Shareholders’ Equity	$19,329,567	$8,534,027		$(6,738,131)	$21,125,463

(a)	Clear Channel has a note receivable in the original principal amount of $2.5 billion from Clear Channel Outdoor, Inc. which matures on August 2, 2010 and may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel, calculated on a monthly basis. This note is mandatorily payable upon a change of control of Clear Channel Outdoor, Inc. (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by Clear Channel Outdoor, Inc. must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

(b)	Clear Channel is the issuer of substantially all of the Company’s indebtedness.

	December 31, 2007
	Company, Clear
	Channel and
Pre-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$4,975	$140,173		$145,148
Accounts receivable, net of allowance	762,932	930,286		1,693,218
Intercompany receivables	—	264,365	(264,365)	—
Prepaid expenses	30,869	86,033		116,902
Other current assets	52,987	190,261		243,248
Current assets from discontinued operations	93,257	2,810		96,067

Total Current Assets	945,020	1,613,928	(264,365)	2,294,583
Property, plant and equipment, net	804,670	2,245,694		3,050,364
Property, plant and equipment from discontinued operations, net	164,672	52		164,724
Definite-lived intangibles, net	228,552	257,318		485,870
Indefinite-lived intangibles — licenses	4,201,617	—		4,201,617
Indefinite-lived intangibles — permits	—	251,988		251,988
Goodwill	6,047,037	1,163,079		7,210,116
Intangible assets from discontinued operations, net	218,062	1,660		219,722
Notes receivable	8,962	3,426		12,388
Intercompany notes receivable (a)	2,500,000	—	(2,500,000)	—
Investments in, and advances to, nonconsolidated affiliates	—	346,387		346,387
Investment in subsidiaries	2,263,205	—	(2,263,205)	—
Other assets	186,105	117,686		303,791
Other investments	236,606	992		237,598
Other assets from discontinued operations	26,380	—		26,380

Total Assets	$17,830,888	$6,002,210	$(5,027,570)	$18,805,528

Accounts payable	$25,692	$139,841		$165,533
Accrued expenses	373,429	539,236		912,665
Accrued interest	97,527	1,074		98,601
Accrued income taxes	79,973	—		79,973
Intercompany payables	264,365	—	(264,365)	—
Current portion of long-term debt (b)	1,273,100	87,099		1,360,199
Deferred income	34,391	124,502		158,893
Current liabilities from discontinued operations	37,211	202		37,413

Total Current Liabilities	2,185,688	891,954	(264,365)	2,813,277
Long-term debt (b)	5,120,066	94,922		5,214,988
Intercompany long-term debt	—	2,500,000	(2,500,000)	—
Other long-term obligations	127,384	—		127,384
Deferred income taxes	979,124	(185,274)		793,850
Other long-term liabilities	346,811	221,037		567,848
Long-term liabilities from discontinued operations	53,828	502		54,330
Minority interest	220,496	215,864		436,360
Total shareholders’ equity	8,797,491	2,263,205	(2,263,205)	8,797,491

Total Liabilities and Shareholders’ Equity	$17,830,888	$6,002,210	$(5,027,570)	$18,805,528

(a)	Clear Channel has a note receivable in the original principal amount of $2.5 billion from Clear Channel Outdoor, Inc. which matures on August 2, 2010 and may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel, calculated on a monthly basis. This note is mandatorily payable upon a change of control of Clear Channel, calculated on a monthly basis. This note is mandatorily payable upon a change of control of Clear

Channel Outdoor, Inc. (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by Clear Channel Outdoor, Inc. must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

(b)	Clear Channel is the issuer of substantially all of the Company’s indebtedness.

	Period from July 31 through December 31, 2008
	Company, Clear
	Channel and
Post-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$1,398,926	$1,338,015		$2,736,941
Operating expenses:
Direct operating expenses	438,170	760,175		1,198,345
Selling, general and administrative expenses	532,455	274,332		806,787
Depreciation and amortization	122,807	225,234		348,041
Impairment charge	2,051,209	3,217,649		5,268,858
Corporate expenses	70,595	31,681		102,276
Merger expenses	68,085	—		68,085
Other operating income — net	8,335	4,870		13,205

Operating income (loss)	(1,876,060)	(3,166,186)		(5,042,246)
Interest expense	643,001	72,767		715,768
Gain (loss) on marketable securities	(56,709)	(59,843)		(116,552)
Equity in earnings of nonconsolidated affiliates	(2,999,344)	5,804	2,999,344	5,804
Other income (expense) — net	55,736	22,320	53,449	131,505

Income before income taxes, minority interest and discontinued operations	(5,519,378)	(3,270,672)	3,052,793	(5,737,257)
Income tax benefit (expense)	423,640	272,983		696,623
Minority interest income (expense), net of tax	2,136	(1,655)		481

Income (loss) before discontinued operations	(5,093,602)	(2,999,344)	3,052,793	(5,040,153)
Income (loss) from discontinued operations, net	(1,845)	—		(1,845)

Net income (loss)	$(5,095,447)	$(2,999,344)	$3,052,793	$(5,041,998)

	Period from January 1 through July 30, 2008
	Company, Clear
	Channel and
Pre-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$1,973,478	$1,978,264		$3,951,742
Operating expenses:
Direct operating expenses	579,094	1,127,005		1,706,099
Selling, general and administrative expenses	670,772	351,687		1,022,459
Depreciation and amortization	100,675	248,114		348,789
Corporate expenses	86,305	39,364		125,669
Merger expenses	87,684	—		87,684
Other operating income — net	3,849	10,978		14,827

Operating income (loss)	452,797	223,072		675,869
Interest (income) expense	124,557	88,653		213,210
Gain (loss) on marketable securities	34,262	—		34,262
Equity in earnings of nonconsolidated affiliates	194,072	94,215	(194,072)	94,215
Other income (expense) — net	(17,603)	12,491		(5,112)

Income before income taxes, minority interest and discontinued operations	538,971	241,125	(194,072)	586,024
Income tax benefit (expense)	(120,464)	(52,119)		(172,583)
Minority interest income (expense), net of tax	(19,100)	1,948		(17,152)

Income (loss) before discontinued operations	399,407	190,954	(194,072)	396,289
Income (loss) from discontinued operations, net	637,118	3,118		640,236

Net income (loss)	$1,036,525	$194,072	$(194,072)	$1,036,525

	Year ended December 31, 2007
	Company, Clear
	Channel and
Pre-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$3,614,097	$3,307,105		$6,921,202
Operating expenses:
Direct operating expenses	993,464	1,739,540		2,733,004
Selling, general and administrative expenses	1,206,220	555,719		1,761,939
Depreciation and amortization	166,328	400,299		566,627
Corporate expenses	115,424	66,080		181,504
Merger expenses	6,762	—		6,762
Other operating income — net	2,289	11,824		14,113

Operating income (loss)	1,128,188	557,291		1,685,479
Interest expense	294,170	157,700		451,870
Gain on marketable securities	6,742	—		6,742
Equity in earnings of nonconsolidated affiliates	277,420	35,176	(277,420)	35,176
Other income (expense) — net	(3,222)	8,548		5,326

Income before income taxes, minority interest and discontinued operations	1,114,958	443,315	(277,420)	1,280,853
Income tax benefit (expense)	(293,715)	(147,433)		(441,148)
Minority interest income (expense), net of tax	(27,770)	(19,261)		(47,031)

Income (loss) before discontinued operations	793,473	276,621	(277,420)	792,674
Income (loss) from discontinued operations, net	145,034	799		145,833

Net income (loss)	$938,507	$277,420	$(277,420)	$938,507

	Year ended December 31, 2006
	Company, Clear
	Channel and
Pre-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$3,652,044	$2,915,746		$6,567,790
Operating expenses:
Direct operating expenses	1,013,267	1,519,177		2,532,444
Selling, general and administrative expenses	1,209,928	499,029		1,708,957
Depreciation and amortization	191,945	408,349		600,294
Corporate expenses	130,777	65,542		196,319
Merger expenses	7,633	—		7,633
Other operating income — net	48,752	22,819		71,571

Operating income (loss)	1,147,246	446,468		1,593,714
Interest expense	321,686	162,377		484,063
Gain (loss) on marketable securities	2,306	—		2,306
Equity in earnings of nonconsolidated affiliates	184,449	37,845	(184,449)	37,845
Other income (expense) — net	(9,016)	423		(8,593)

Income before income taxes, minority interest and discontinued operations	1,003,299	322,359	(184,449)	1,141,209
Income tax benefit (expense)	(347,965)	(122,478)		(470,443)
Minority interest income (expense), net of tax	(16,412)	(15,515)		(31,927)

Income (loss) before discontinued operations	638,922	184,366	(184,449)	638,839
Income (loss) from discontinued operations, net	52,595	83		52,678

Net income (loss)	$691,517	$184,449	$(184,449)	$691,517

	Period from July 31 through December 31, 2008
	Company, Clear
	Channel and
Post-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(5,095,447)	$(2,999,344)	$3,052,793	$(5,041,998)
Less: Income (loss) from discontinued operations, net	(1,845)	—	—	(1,845)

	(5,093,602)	(2,999,344)	3,052,793	(5,040,153)

Reconciling items:
Depreciation and amortization	122,807	225,234		348,041
Impairment charge	2,051,209	3,217,649		5,268,858
Deferred taxes	(349,560)	(270,334)		(619,894)
Provision for doubtful accounts	30,363	24,240		54,603
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	102,859	—		102,859
Share-based compensation	11,728	4,183		15,911
(Gain) loss on sale of operating assets	(8,335)	(4,870)		(13,205)
(Gain) loss on forward exchange contract
(Gain) loss on securities	56,709	59,843		116,552
Equity in earnings of nonconsolidated affiliates	2,999,344	(5,804)	(2,999,344)	(5,804)
Minority interest, net of tax	(2,136)	1,655		(481)
(Gain) loss on debt extinguishment	(63,228)	—	(53,449)	(116,677)
Other reconciling items — net	1,590	10,499		12,089
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	106,141	17,186		123,327

Net cash provided by operating activities	(34,111)	280,137		246,026
Cash flows from investing activities:
Decrease (increase) in notes receivable — net	572	169		741
Decrease (increase) in investments in and advances to nonconsolidated affiliates — net	—	3,909		3,909
Purchase of other investments	27,410	(27,436)		(26)
Proceeds from sales of other investments	(788)	788		—
Purchases of property, plant and equipment	(30,536)	(159,717)		(190,253)
Proceeds from disposal of assets	14,038	2,917		16,955
Acquisition of operating assets	(11,551)	(11,677)		(23,228)
Decrease (increase) in other — net	(33,353)	(13,989)		(47,342)
Cash used to purchase equity	(17,468,683)	(3,776)		(17,472,459)

Net cash used in investing activities	(17,502,891)	(208,812)		(17,711,703)

	Period from July 31 through December 31, 2008
	Company, Clear
	Channel and
Post-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	150,000	30,000		180,000
Payments on credit facilities	(127,891)	(660)		(128,551)
Proceeds from long-term debt	527,024	30,496		557,520
Payments on long-term debt	(562,510)	(42,621)	26,042	(579,089)
Intercompany funding	91,891	(91,891)		—
Debt proceeds used to finance the merger	15,382,076	—		15,382,076
Equity proceeds used to finance the merger	2,142,830	26,042	(26,042)	2,142,830
Payments for purchase of common shares	(2)	(45)		(47)

Net cash used in financing activities	17,603,418	(48,679)		17,554,739
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	2,429	—		2,429
Net cash provided by investing activities	—	—		—
Net cash provided by (used in) financing activities	—	—		—

Net cash provided by discontinued operations	2,429	—		2,429

Net (decrease) increase in cash and cash equivalents	68,845	22,646		91,491

Cash and cash equivalents at beginning of period	70,590	77,765		148,355

Cash and cash equivalents at end of period	$139,435	$100,411		$239,846

Pre-merger	Period from January 1 through July 30, 2008
	Company, Clear
	Channel and
	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$1,036,525	$194,072	$(194,072)	$1,036,525
Less: Income (loss) from discontinued operations, net	637,118	3,118	—	640,236

	399,407	190,954	(194,072)	396,289

Reconciling items:
Depreciation and amortization	100,675	248,114		348,789
Deferred taxes	123,898	21,405		145,303
Provision for doubtful accounts	14,601	8,615		23,216
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	3,530	—		3,530
Share-based compensation	56,218	6,505		62,723
(Gain) loss on disposal of assets	(3,849)	(10,978)		(14,827)
(Gain) loss forward exchange contract	2,496	—		2,496
(Gain) loss on trading securities	(36,758)	—		(36,758)
Equity in earnings of nonconsolidated affiliates	(194,072)	(94,215)	194,072	(94,215)
Minority interest, net of tax	19,100	(1,948)		17,152
(Gain) loss on debt extinguishment	13,484	—		13,484
Other reconciling items — net	4,697	4,436		9,133
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	194,605	(35,662)		158,943

Net cash provided by operating activities	698,032	337,226		1,035,258
Cash flows from investing activities:
Decrease (increase) in notes receivable — net	97	239		336
Decrease (increase) in investments in and advances to nonconsolidated affiliates — net	—	25,098		25,098
Cross currency settlement of interest	(198,615)	—		(198,615)
Purchase of other investments	(48,347)	48,249		(98)
Proceeds from sales of other investments	173,467	—		173,467
Purchases of property, plant and equipment	(40,642)	(199,560)		(240,202)
Proceeds from disposal of assets	34,176	38,630		72,806
Acquisition of operating assets	(69,015)	(84,821)		(153,836)
Decrease (increase) in other — net	(93,891)	(1,316)		(95,207)
Cash used to purchase equity	(3,776)	3,776		—

Net cash used in investing activities	(246,546)	(169,705)		(416,251)

Pre-merger	Period from January 1 through July 30, 2008
	Company, Clear
	Channel and
	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	620,464	72,150		692,614
Payments on credit facilities	(715,127)	(157,774)		(872,901)
Proceeds from long term debt	5,476	—		5,476
Payments on long-term debt	(1,283,162)	814		(1,282,348)
Intercompany funding	153,135	(153,135)		—
Payments on forward exchange contract	(110,410)	—		(110,410)
Proceeds from exercise of stock options and other	13,515	4,261		17,776
Dividends paid	(93,367)	—		(93,367)
Payments for purchase of common shares	(3,517)	(264)		(3,781)

Net cash used in financing activities	(1,412,993)	(233,948)		(1,646,941)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(68,770)	1,019		(67,751)
Net cash provided by investing activities	1,095,892	3,000		1,098,892
Net cash provided by (used in) financing activities	—	—		—

Net cash provided by discontinued operations	1,027,122	4,019		1,031,141

Net (decrease) increase in cash and cash equivalents	65,615	(62,408)		3,207

Cash and cash equivalents at beginning of period	4,975	140,173		145,148

Cash and cash equivalents at end of period	$70,590	$77,765		$148,355

Pre-merger	Year ended December 31, 2007
	Company, Clear
	Channel and
	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$938,507	$277,420	$(277,420)	$938,507
Less: Income (loss) from discontinued operations, net	145,034	799	—	145,833

	793,473	276,621	(277,420)	792,674

Reconciling items:
Depreciation and amortization	166,328	400,299		566,627
Deferred taxes	153,323	34,915		188,238
Provision for doubtful accounts	28,017	10,598		38,615
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	7,739	—		7,739
Share-based compensation	34,681	9,370		44,051
(Gain) loss on disposal of assets	(2,289)	(11,824)		(14,113)
(Gain) loss forward exchange contract	3,953	—		3,953
(Gain) loss on trading securities	(10,696)	—		(10,696)
Equity in earnings of nonconsolidated affiliates	(277,420)	(35,176)	277,420	(35,176)
Minority interest, net of tax	27,770	19,261		47,031
Other reconciling items — net	404	(495)		(91)
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(45,702)	(6,722)		(52,424)

Net cash provided by operating activities	879,581	696,847		1,576,428
Cash flows from investing activities:
Decrease (increase) in notes receivable — net	(5,835)	(234)		(6,069)
Decrease (increase) in investments in and advances to nonconsolidated affiliates — net	(2,353)	23,221		20,868
Cross currency settlement of interest	(1,214)	—		(1,214)
Purchase of other investments	(67)	(659)		(726)
Proceeds from sales of other investments	2,409	—		2,409
Purchases of property, plant and equipment	(86,683)	(276,626)		(363,309)
Proceeds from disposal of assets	8,856	17,321		26,177
Acquisition of operating assets	(53,051)	(69,059)		(122,110)
Decrease (increase) in other — net	(9,772)	(28,931)		(38,703)

Net cash used in investing activities	(147,710)	(334,967)		(482,677)

Pre-merger	Year ended December 31, 2007
	Company, Clear
	Channel and
	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	780,138	106,772		886,910
Payments on credit facilities	(1,628,400)	(76,614)		(1,705,014)
Proceeds from long-term debt	—	22,483		22,483
Payments on long-term debt	(276,751)	(66,290)		(343,041)
Intercompany funding	335,508	(335,508)		—
Proceeds from exercise of stock options and other	69,237	10,780		80,017
Dividends paid	(372,369)	—		(372,369)

Net cash used in financing activities	(1,092,637)	(338,377)		(1,431,014)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	33,332	500		33,832
Net cash provided by investing activities	332,579	—		332,579
Net cash provided by (used in) financing activities	—	—		—

Net cash provided by discontinued operations	365,911	500		366,411

Net (decrease) increase in cash and cash equivalents	5,145	24,003		29,148

Cash and cash equivalents at beginning of period	(170)	116,170		116,000

Cash and cash equivalents at end of period	$4,975	$140,173		$145,148

	Year ended December 31, 2006
	Company, Clear
	Channel and
Pre-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$691,517	$184,449	$(184,449)	$691,517
Less: Income (loss) from discontinued operations, net	52,595	83	—	52,678

	638,922	184,366	(184,449)	638,839
Reconciling items:
Depreciation and amortization	191,945	408,349		600,294
Deferred taxes	152,253	39,527		191,780
Provision for doubtful accounts	25,706	8,921		34,627
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	3,462	—		3,462
Share-based compensation	36,734	5,296		42,030
(Gain) loss on disposal of assets	(48,725)	(22,846)		(71,571)
(Gain) loss forward exchange contract	18,161	—		18,161
(Gain) loss on trading securities	(20,467)	—		(20,467)
Equity in earnings of nonconsolidated affiliates	(184,449)	(37,845)	184,449	(37,845)
Minority interest, net of tax	16,412	15,515		31,927
Other reconciling items — net	14,782	(5,755)		9,027
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	359,585	(51,792)		307,793

Net cash provided by operating activities	1,204,321	543,736		1,748,057
Cash flows from investing activities:
Decrease (increase) in notes receivable — net	(1,203)	2,366		1,163
Decrease (increase) in investments in and advances to nonconsolidated affiliates — net	(1,725)	22,170		20,445
Cross currency settlement of interest	1,607	—		1,607
Purchase of other investments	(520)	—		(520)
Proceeds from sales of other investments	—	—		—
Purchases of property, plant and equipment	(102,527)	(234,212)		(336,739)
Proceeds from disposal of assets	84,231	15,451		99,682
Acquisition of operating assets, net of cash acquired	(96,225)	(244,981)		(341,206)
Decrease (increase) in other — net	(13,548)	(37,895)		(51,443)

Net cash used in investing activities	(129,910)	(477,101)		(607,011)

	Year ended December 31, 2006
	Company, Clear
	Channel and
Pre-merger	Guarantor	Non-Guarantor
(In thousands)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	3,264,800	118,867		3,383,667
Payments on credit facilities	(2,599,928)	(100,076)		(2,700,004)
Proceeds from long-term debt	746,762	37,235		783,997
Payments on long-term debt	(750,658)	(115,694)		(866,352)
Intercompany funding	15,287	(15,287)		—
Payments on forward exchange contract	(83,132)	—		(83,132)
Proceeds from exercise of stock options and other	55,276	2,176		57,452
Dividends paid	(382,776)	—		(382,776)
Payments for purchase of common shares	(1,371,462)	—		(1,371,462)

Net cash used in financing activities	(1,105,831)	(72,779)		(1,178,610)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	99,806	(541)		99,265
Net cash provided by investing activities	(30,038)	—		(30,038)
Net cash provided by (used in) financing activities	—	—		—

Net cash provided by discontinued operations	69,768	(541)		69,227

Net (decrease) increase in cash and cash equivalents	38,348	(6,685)		31,663

Cash and cash equivalents at beginning of period	(38,518)	122,855		84,337

Cash and cash equivalents at end of period	$(170)	$116,170		$116,000

NOTE T — SUBSEQUENT EVENTS
On January 15, 2009, the Company made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest. For subsequent interest periods, the Company must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, the PIK Interest election is now the default election for future interest periods unless and until the Company elects otherwise.
Effective January 30, 2009 the Company sold 57% of its remaining interest in Grupo ACIR Comunicaciones for approximately $23.5 million and recorded a loss of approximately $2.2 million. As a result of the sale, the Company will no longer account for the investment under Accounting Principles Board No. 18, The Equity Method of Accounting for Investments in Common Stock.
On February 6, 2009, the Company borrowed the approximately $1.6 billion of remaining availability under the $2.0 billion revolving credit facility. The Company made the borrowing to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions.
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not Applicable

ITEM 9A(T). Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We have established disclosure controls and procedures to ensure that material information relating to CC Media Holdings, Inc. (the “Company”), including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.
Based on their evaluation as of December 31, 2008, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Management’s Report on Internal Control Over Financial Reporting
The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
As of December 31, 2008, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2008, based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”
There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CC Media Holdings, Inc.
We have audited CC Media Holdings, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). CC Media Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, CC Media Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of CC Media Holdings, Inc. (Holdings) as of December 31, 2008, the consolidated balance sheet of Clear Channel Communications, Inc. (Clear Channel) as of December 31, 2007, the related consolidated statements of operations, shareholders’ equity(deficit), and cash flows of Holdings for the period from July 31, 2008 through December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows of Clear Channel for the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007, and our report dated March 2, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
San Antonio, Texas
March 2, 2009
ITEM 9B. Other Information
Not Applicable

PART III
ITEM 10. Directors, Executive Officers and Corporate Governance
     We believe that one of our most important assets is our experienced management team. With respect to our operations, managers are responsible for the day-to-day operation of their respective location. We believe that the autonomy of our management enables us to attract top quality managers capable of implementing our marketing strategy and reacting to competition in the local markets. Most of our managers have options to purchase our common stock or restricted stock. As an additional incentive, a portion of each manager’s compensation is related to the performance of the profit centers for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and operating costs. Combined with the centralized financial functions, this monitoring enables us to control expenses effectively. Corporate management also advises local managers on broad policy matters and is responsible for long-range planning, allocating resources and financial reporting and controls.
     The information required by this item with respect to our code of ethics, the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth in our Definitive Proxy Statement, expected to be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.
     The following information is submitted with respect to our executive officers as of February 26, 2009:

	Age on
	February 26,
Name	2009	Position

L. Lowry Mays	73	Chairman Emeritus
Mark P. Mays	45	Chief Executive Officer
Randall T. Mays	43	President/Chief Financial Officer
Herbert W. Hill, Jr.	50	Senior Vice President/Chief Accounting Officer and Assistant Secretary
Paul Meyer	66	Senior Vice President — CC Media Holdings, Inc
John Hogan	52	Senior Vice President — CC Media Holdings, Inc.
Andrew Levin	46	Executive Vice President/Chief Legal Officer and Secretary
     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders. We expect to retain the individuals named above as our executive officers at such Board of Directors meeting.
     Mr. L. Mays was appointed the Chairman Emeritus of the Company on July 30, 2008. Mr. L. Mays is the founder of Clear Channel, our indirect subsidiary, and was Clear Channel’s Chairman and Chief Executive Officer from February 1997 to October 2004. Since that time, Mr. L. Mays served as Chairman of the Board until July 30, 2008 and is currently Clear Channel’s Chairman Emeritus. He was one of Clear Channel’s directors since its inception. Mr. L. Mays is the father of Mark P. Mays, our Chief Executive Officer, and Randall T. Mays, our President/Chief Financial Officer.
     Mr. M. Mays was appointed Chief Executive Officer and a director of the Company on July 30, 3008. Mr. M. Mays was Clear Channel’s President and Chief Operating Officer from February 1997 until his appointment as President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. He has been one of Clear Channel’s directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman Emeritus and the brother of Randall T. Mays, our President/Chief Financial Officer.
     Mr. R. Mays was appointed President, Chief Financial Officer and a director of the Company on July 30, 2008. Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer of Clear Channel in February 1997 and was appointed as Secretary in April 2003. He relinquished his duties as Secretary in 2004. He was appointed President of Clear Channel in February 2006. Mr. R. Mays is the son of L. Lowry Mays our Chairman Emeritus and the brother of Mark P. Mays, our Chief Executive Officer.

     Mr. Hill was appointed our Senior Vice President/Chief Accounting Officer and Assistant Secretary on July 30, 2008. Mr. Hill was appointed Senior Vice President and Chief Accounting Officer of Clear Channel in February 1997.
     Mr. Meyer was appointed a Senior Vice President of the Company on July 30, 2008. Mr. Meyer has served as the President/ Chief Executive Officer — Clear Channel Americas and Asia Divisions since October 2008. Prior thereto, he was Global President/Chief Operating Officer — Clear Channel Outdoor Holdings, Inc. (formerly Eller Media), our indirect subsidiary, since April 2005. Prior thereto, he was the President/Chief Executive Officer — Clear Channel Outdoor for the remainder of the relevant five-year period.
     Mr. Hogan was appointed a Senior Vice President of the Company on July 30, 2008. He was appointed President/Chief Executive Officer — Clear Channel Broadcasting, Inc., our indirect subsidiary, in August 2002.
     Mr. Levin was appointed our Executive Vice President/Chief Legal Officer and Secretary on July 30, 2008. Mr. Levin was appointed Executive Vice President, Chief Legal Officer and Secretary of Clear Channel in February 2004. Prior thereto he served as Senior Vice President for Government Affairs since he joined Clear Channel in 2002.

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 28, 2009
9:00 a.m.

CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 28, 2009
9:00 a.m.

CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

CC MEDIA HOLDINGS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders
to be held May 28, 2009
     The undersigned hereby appoints L. Lowry Mays, Mark P. Mays, Randall T. Mays and Andrew W. Levin, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CC MEDIA HOLDINGS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 28, 2009 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.
     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
1.	Election of Directors

Nominees:	David C. Abrams	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Steven W. Barnes	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Richard J. Bressler	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Charles A. Brizius	FOR ☐	AGAINST ☐	ABSTAIN ☐
	John P. Connaughton	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Blair E. Hendrix	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Jonathon S. Jacobson	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Ian K. Loring	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Mark P. Mays	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Randall T. Mays	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Scott M. Sperling	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Kent R. Weldon	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
2.	Ratification of the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2009.

FOR ☐ AGAINST ☐ ABSTAIN ☐
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2009.
(Continued and to be dated and signed on the reverse side.)
Change of Address and/or Comments: ☐

     Please sign your name, exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee, or Guardian should indicate full title.

Dated: , 2009

Stockholder’s signature

Stockholder’s signature if stock held jointly
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated (X) in Black or Blue Ink.
     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2009.
The Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/ccmo.